Exhibit 10.1

PURCHASE AGREEMENT

BY AND AMONG

AMÉRICA MÓVIL, S.A.B. de C.V.,

AS PURCHASER,

NII INTERNATIONAL HOLDINGS S.À R.L.,

AS SELLER,

AI BRAZIL HOLDINGS B.V.,

AND

NII HOLDINGS, INC.

Dated March 18, 2019

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v

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”), dated March 18, 2019, is by and among América Móvil, S.A.B. de C.V., a corporation (sociedad anónima bursátil de capital variable) existing under the Laws of Mexico (“Purchaser”), NII International Holdings S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the Laws of the Grand Duchy of Luxembourg having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register under the number B 149229 (“NIIH” or “Seller”), AI Brazil Holdings B.V., a corporation existing under the Laws of The Netherlands (“AI Brazil”) and NII Holdings, Inc., a Delaware corporation (“Parent”).

PRELIMINARY STATEMENTS

A. NIIH is the owner of 15,002 ordinary shares (parts sociales) of NII Brazil Holdings S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the Laws of the Grand Duchy of Luxembourg, having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies’ Register under the number B 230537 (the “Company”, and such shares, together with any shares of the Company issued to NIIH after the date hereof, the “Acquired Equity Interests”). The Acquired Equity Interests shall at all times constitute all of the issued and outstanding equity interests of the Company.

B. As of the date of this Agreement, (i) the Company holds 125,156,369 ordinary shares of Nextel Holdings S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the Laws of the Grand Duchy of Luxembourg, having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register under the number B 214361 (“Nextel Holdings”), which ordinary shares constitute 70.0000003% of the equity interests of Nextel Holdings (such shares, together with any shares of Nextel Holdings issued to the Company after the date hereof, the “Company Shares”), and (ii) AI Brazil holds 3,638,443 ordinary shares of Nextel Holdings and 50,000,000 preferred shares of Nextel Holdings, which, together, constitute 29.9999997% of the equity interests of Nextel Holdings (such shares, together with any shares of Nextel Holdings issued to AI Brazil after the date hereof, the “AI Brazil Shares”). The Company Shares and the AI Brazil Shares shall at all times constitute the only issued and outstanding equity interests of Nextel Holdings. At the Closing, following the Nextel Holdings Transaction (as defined below), the Company shall be the owner of 100% of the issued and outstanding equity interests of Nextel Holdings.

C. Nextel Holdings indirectly owns all of the issued and outstanding equity of Nextel Participações Ltda., a limited liability company organized under the laws of Brazil (“Brazil Parent”), and Brazil Parent and McCaw International (Brazil), LLC, a limited liability company organized under the Laws of Virginia and a direct wholly owned subsidiary of Nextel Holdings (“McCaw”), own all of the issued and outstanding equity of Nextel Telecomunicações Ltda., a limited liability company organized under the Laws of Brazil (“Nextel Brazil”).

D. Concurrent to, and as a condition of, the Closing, AI Brazil will sell and deliver to the Company, and the Company will purchase and accept delivery from AI Brazil of, the AI Brazil Shares (the “Nextel Holdings Transaction”), subject to the terms and conditions of this Agreement and pursuant to the Nextel Holdings Share Transfer Agreement.

E. Purchaser desires to purchase, and NIIH desires to sell, all of the Acquired Equity Interests on the terms set forth in this Agreement.

AGREEMENT

The Parties agree as follows:

ARTICLE 1. DEFINITIONS

1.1. Definitions. For purposes of this Agreement, the following terms and variations on them have the meanings specified below.

“2019 Transaction Budget” means the budget for the Entities for the year 2019 set forth on Section 1.1(a) of the Company Disclosure Schedule.

“2020 Transaction Budget” means the budget for the Entities for the year 2020 agreed to in writing by Purchaser and Parent pursuant to and in accordance with Section 3.4(a).

“Acceptable Confidentiality Agreement” means a confidentiality agreement (i) containing terms no less restrictive to the third party that is party to such agreement and its Affiliates and Representatives than the terms set forth in the Confidentiality Agreements with respect to Purchaser and its Affiliates and Representatives, and (ii) which does not contain any provision that would prevent Parent from complying with its obligations under Section 8.13.

“Accounting Principles” means the accounting principles, methodologies, procedures and classifications set forth on Exhibit A hereto.

“Accrued Tax Contingencies” means, as of any specified date, an amount equal to the aggregate contingent Tax liabilities of the Entities as reflected in (i) Attachment D to Section 6.13 of the Company Disclosure Schedule or (ii) any contingent Tax liability accounts of the Entities (including the accounts 2129-ICMS a Recolher Assinatura, 2614-Contingencies—Tax (Assessed) and 2615-Contingencies—Tax (Unassessed)), in each case of clauses (i) and (ii), only to the extent accrued or required to be accrued in accordance with the Accounting Principles on a consolidated balance sheet of the Entities as of such date.

“Accrued Tax Contingencies Adjustment” means the Dollar Equivalent of an amount equal to the absolute value of the difference between (i) the Target Accrued Tax Contingences and (ii) the Closing Accrued Tax Contingencies; provided that the Accrued Tax Contingencies Adjustment shall not exceed the Accrued Tax Contingencies Adjustment Cap.

“Accrued Tax Contingencies Adjustment Cap” means $20,000,000.

“Acquired Equity Interests” is defined in the Preliminary Statements.

“Acquisition Proposal” means any Brazil Proposal or Parent Takeover Proposal.

“Action” means any claim, action, demand, notice of infraction or breach, audit, litigation, suit, assessment, arbitration, mediation or inquiry, or any Legal Proceeding.

“Adjustment Date” means the day immediately preceding the Closing Date.

“Adjustment Time” means 11:59 p.m., New York City time, on the Adjustment Date.

“Adverse Recommendation Change” is defined in Section 8.13(c).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Agreement” means this Agreement, as it may be amended, modified or supplemented from time to time.

“AI Brazil” is defined in the Preamble.

“AI Brazil Disclosure Schedule” is defined in ARTICLE 5.

“AI Brazil Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Organization of AI Brazil), Section 5.2 (Authorization of Agreement) and Section 5.4 (Title to AI Brazil Shares).

“AI Brazil Payment” means an amount equal to (i) the AI Brazil Preferred Return plus (ii) the product of (A) the AI Brazil Percentage multiplied by (B) the excess of (1) the Purchase Price over (2) the AI Brazil Preferred Return.

“AI Brazil Percentage” means 29.9999997%, unless Purchaser has received a written notice pursuant to Section 2.2(c), executed by each of AI Brazil and NIIH, specifying a different percentage, in which case the “AI Brazil Percentage” shall be the percentage specified in such notice.

“AI Brazil Preferred Return” means the Preferred Share Investment Return (as defined in the Nextel Holdings Articles) required to be paid to AI Brazil pursuant to Sections 8.1 and 8.2 of the Nextel Holdings Articles in respect of the preferred shares of Nextel Holdings held by AI Brazil, determined as of the Adjustment Time.

“AI Brazil Shares” is defined in the Preliminary Statements.

“Alternative Acquisition Agreement” is defined in Section 8.13(c).

“ANATEL” means the Brazilian Telecommunications Agency (Agência Nacional de Telecomunicações).

“ANATEL Financing” means the payment plan entered into between Nextel Brazil and ANATEL in December 2016 for the 1.8GHz Sao Paulo spectrum with a principal balance of R$409,500,000, plus accrued interest of 1% per month and annual inflationary adjustments, amortizing in six annual installment payments beginning in July 2019 and maturing in July 2024.

“Ancillary Agreements” is defined in Section 4.2.

“Anti-Corruption and Anti-Money Laundering Laws” means all anti-corruption, anti-bribery and anti-money laundering Laws of the jurisdictions where the Parties conduct business, including Law No. 12.846/2013 and regulations thereunder (Anti-corruption Law), Decree-Law No. 2.848/1940 (Brazilian Criminal Code), Law No. 9.613/1998 (Anti-Money Laundering Law), Law No. 8429/1992 (Administrative Improbity Law), Law No. 8666/1993 (Public Biddings Law), the US Foreign Corrupt Practices Act of 1977, each as amended, Decree (Decreto) 4,410 of October 7, 2002 (Interamerican Convention Against Corruption) of Brazil, Decree (Decreto) 5,687 of January 31, 2006 (United Nations Convention Against Corruption) of Brazil, or any applicable law of similar effect.

“Antitrust Approval” means the authorization of the transactions contemplated by this Agreement by the Brazilian Antitrust Authority pursuant to the Antitrust Statutes, which shall be deemed to have been obtained upon the earlier to occur of: (i) the expiration of the 15-day period following the publication in the Official Gazette, as set forth in Articles 162 and 172 of Resolution No. 1, dated May 29, 2012 (as updated by Resolution No. 20/2017), of the final opinion approving the transactions contemplated hereby by CADE’s General Superintendence; (ii) the publication in the Official Gazette of a final decision on the transactions contemplated hereby by CADE’s Administrative Tribunal; or (iii) the expiration of all applicable time limitations under the Antitrust Statutes without the objection or issuance of a final decision by the Brazilian Antitrust Authority.

“Antitrust Statutes” means, as applicable, all Brazilian antitrust Laws, including Brazilian Law 12,529/2011, and its related decrees, resolutions and statutes.

“ATC” means American Tower do Brasil – Cessão de Infraestrutura Ltda.

“ATC Agreements” means the (i) Amended and Restated Master Use of Space Agreement, dated as of March 22, 2005 (and effective as of January 1, 2004), entered into by and among Nextel Brazil, ATC and the other grantor and grantee entities thereunder; (ii) Asset Purchase Agreement, dated as of March 22, 2005 (and effective as of January 1, 2004), entered into by and among Nextel Brazil and ATC, (iii) Master Purchase and Sale Agreement, dated as of August 8, 2013, entered into by and among Nextel Brazil, ATC, and ATC II, (iv) Guaranty and Subordination Agreement, dated as of June 26, 2015, entered into by the Company in favor of ATC, and (v) Acordo Comercial sobre o uso de itens de Insfraestructura da ATC pela Nextel, dated as of December 22, 2016, entered into by and between ATC and Nextel Brazil; including all of their schedules, ancillary documents and agreements, and related guaranties.

“ATC Guaranty” means the Guaranty and Subordination Agreement, dated as of June 26, 2015, by NII International Telecom S.C.A. in favor of ATC.

“ATC II” means America Tower do Brasil II – Cessão Infraestruturas Ltda. (formerly Nextel Torres e Equipamentos Ltda.).

“Audited Brazil Financial Statements” is defined in Section 6.4(a)(iii).

“BACEN” means the Central Bank of Brazil (Banco Central do Brasil).

“Balance Sheet Date” means September 30, 2018.

“Basket Amount” is defined in Section 10.5(a).

“BdB” means Banco do Brasil S.A.

“BdB Credit Facility” means the R$400,000,000 credit agreement n. 307.0001.181 (Cédula de Crédito Bancário n. 307.0001.181) dated as of October 31, 2012, as amended by that certain Amendment No. 1, dated as of February 13, 2015, that certain Amendment No. 2, dated as of June 25, 2015, that certain Amendment No. 3, dated as of February 24, 2017, that certain Amendment No. 4, dated as of July 28, 2017, and that certain Amendments No. 5 and No.6, both dated as of on October 31, 2017, and as may be amended from time to time among Nextel Brazil, the guarantors thereunder and BdB as administrative agent and lender.

“Board of Trade” means the Junta Comercial of each applicable Brazilian State.

“Brazil” means the Federative Republic of Brazil.

“Brazil Credit Facilities” means, collectively, the BdB Credit Facility, the Caixa Credit Facility, the CDB Credit Facility, ANATEL Financing and Sunbird Financing.

“Brazil Entities” means the Brazil Parent and its Subsidiaries.

“Brazil Parent” is defined in the Preliminary Statements.

“Brazil Proposal” means any bona fide proposal or offer from a third party (other than Purchaser or its Affiliates) relating to, in any single transaction or series of related transactions, any (i) merger, consolidation, business combination or other similar transaction with respect to the Company or any Company Subsidiary (ii) acquisition in any manner, directly or indirectly, of any of the Acquired Equity Interests or any other equity interests of the Company or any Company Subsidiary, or (iii) acquisition of any of the assets of Nextel Brazil, other than a disposition of assets permitted in accordance with Section 8.2(b)(viii).

“Brazilian Antitrust Authority” means CADE, or any successor Governmental Authority from which approval of the transactions contemplated by this Agreement is required under the Antitrust Statutes.

“Brazilian GAAP” means generally accepted accounting principles (Princípios Fundamentais de Contabilidade) accepted in Brazil in accordance with the Brazilian Federal Accounting Council (Conselho Federal de Contabilidade), including those adopted by regulations issued by the CVM, BACEN and any other applicable Governmental Authority, as the case may be, applied in the manner and on a basis consistent in all material respects as that applied in Brazil Parent’s and the Brazil Entities’ financial statements.

“BRL Indebtedness” means all Indebtedness denominated in Reais, including Indebtedness under the BdB Credit Facility, the Caixa Credit Facility, ANATEL Financing and Sunbird Financing.

“Burdensome Condition” means any condition, qualification, limitation, restriction or requirement (each, a “Condition”) that, individually or in the aggregate, is or would reasonably be expected to be material to the Entities, taken as a whole (with it being further understood that, for purposes of this definition, (i) if a Governmental Authority has granted approval of the transactions contemplated by this Agreement, which approval is subject to satisfaction of any Condition any terms of which are to be determined after the Closing, then such Condition will be deemed automatically to be material to the Entities, taken as a whole, (ii) any Condition to any Governmental Authority’s approval of the transactions contemplated by this Agreement that is imposed on Purchaser or any of its Affiliates shall be deemed to have been imposed directly on the Entities for purposes of determining whether a Burdensome Condition exists and (iii) any Condition to any Governmental Authority’s approval of the transactions contemplated by this Agreement that is imposed on AI Brazil or any of its Affiliates shall be deemed to have been imposed directly on the Entities for purposes of determining whether a Burdensome Condition exists).

“Business Day” means any day of the year that is not a Saturday, a Sunday or any other day on which commercial banks are authorized or required by Law to be closed in the City of New York, New York or São Paulo, Brazil.

“CADE” means Conselho Administrativo de Defesa Econômica.

“Caixa” means Caixa Econômica Federal.

“Caixa Credit Facility” means the R$640,000,000 credit agreement n. 21.3150.777.0000001-97 (Cédula de Crédito Bancário n. 21.3150.777.0000001-97) dated as of December 8, 2011, as amended by that certain Amendment No. 1, dated as of February 13, 2015, that certain Amendment No. 2, dated as of June 25, 2015, that certain Amendment No. 3, dated as of February 24, 2017, that certain Amendment No. 4, dated as of August 3, 2017, and that certain Amendments No. 5 and No.6, both dated as of on October 31, 2017, and as may be amended from time to time among Nextel Brazil, the guarantors thereunder and Caixa as administrative agent and lender.

“Capex Spend” means, without duplication, the Dollar Equivalent of the aggregate amount of capital expenditures of Nextel Brazil and its Subsidiaries, determined on an accrual basis, during the Transaction Budget Period; provided that in no event shall Capex Spend exceed the Capex Transaction Budget Amount.

“Capex Transaction Budget Amount” means the aggregate amount of capital expenditures contemplated by the 2019 Transaction Budget and, if applicable, the 2020 Transaction Budget to have been incurred through the Transaction Budget Period; provided that, for any partial month included in the Transaction Budget Period, the Capex Transaction Budget Amount shall include a prorated amount for such month equal to (i) the total amount of capital expenditures budgeted for such month multiplied by (ii) a fraction, the numerator of which is the number of days in such month included in the Transaction Budget Period, and the denominator of which is the total number of days in such month.

“Cash” means, with respect to the Entities, as of any time, the aggregate amount of cash on hand in any of the Entities’ bank accounts, plus the fair market value of marketable securities owned by any of the Entities with maturities within 90 days and classified as cash and cash equivalents pursuant to U.S. GAAP and the Accounting Principles; provided that “Cash” (i) shall not include: deposits in escrow with third parties (including Governmental Authorities); cash, cash equivalents or marketable securities securing letters of credit or other payment obligations; deposits or sureties held by third parties (including Governmental Authorities) for the benefit of or as security for any obligation of any of the Entities; or other restricted cash (as determined in accordance with paragraphs (b) and (c) of the Accounting Principles); (ii) shall be calculated net of all issued but un-cleared checks (but if any such issued but un-cleared checks relate to an account payable included in the calculation of Net Working Capital or Indebtedness, only to the extent such corresponding account payable has been relieved for purposes of calculating Net Working Capital or Indebtedness), drafts, wires or transfers as of such time; and (iii) shall include the investments listed in Section 1.1(b) of the Company Disclosure Schedule (including such investments with maturities greater than 90 days), less the aggregate amount of all fees and costs, if any, required to be paid in order to convert such investments into cash (assuming such conversion occurred on the Closing Date).

“CDB” means the China Development Bank Corporation.

“CDB Credit Facility” means, collectively: (i) the $250,000,000 Amended and Restated Sinosure Credit Agreement, dated as of October 31, 2017, and as may be amended from time to time among Nextel Brazil, the guarantors thereunder and CDB, as administrative agent, arranger and lender; and (ii) the $250,000,000 Amended and Restated Non-Sinosure Credit Agreement, dated as of October 31, 2017, and as may be amended from time to time, among Nextel Brazil, the guarantors thereunder and CDB, as administrative agent, arranger and lender (including the Parent Guaranty).

“Cell Site Standards” is defined in Section 6.14(f).

“Closing” is defined in Section 3.1.

“Closing Accrued Tax Contingencies” means the Accrued Tax Contingencies, as of the Adjustment Time.

“Closing AI Brazil Payment” means an amount equal to (i) the AI Brazil Preferred Return plus (ii) the product of (A) the AI Brazil Percentage multiplied by (B) the excess of (1) the Estimated Purchase Price over (2) the AI Brazil Preferred Return.

“Closing BRL Cash” means, as of the Adjustment Time, the aggregate amount of all Cash in Reais of the Entities, determined on a consolidated basis.

“Closing BRL Indebtedness” means, as of the Adjustment Time, the aggregate amount of all BRL Indebtedness of the Entities, determined on a consolidated basis.

“Closing Cash Adjustment” means an amount equal to (i) Closing USD Cash plus (ii) the Dollar Equivalent of Closing BRL Cash.

“Closing Date” means the date on which the Closing occurs.

“Closing Indebtedness Adjustment” means an amount equal to (i) Closing USD Indebtedness plus (ii) the Dollar Equivalent of Closing BRL Indebtedness, subject to adjustment in accordance with Section 8.15.

“Closing Net Working Capital” means the Dollar Equivalent of Net Working Capital, as of the Adjustment Time.

“Closing NIIH Payment” means an amount equal to (i) the Estimated Purchase Price, (ii) minus the Closing AI Brazil Payment, (iii) minus the Escrow Amount, (iv) minus the Estimated Unpaid Transaction Expenses, (v) minus the Estimated Accrued Tax Contingencies Adjustment (if Estimated Closing Accrued Tax Contingencies exceed the Target Accrued Tax Contingencies) or plus the Estimated Accrued Tax Contingencies Adjustment (if the Target Accrued Tax Contingencies exceed the Estimated Closing Accrued Tax Contingencies), (vi) minus the Convertible Notes Escrow Amount, if such amount is required to be deposited at Closing in accordance with the Indenture and such amount has not been previously deposited by Parent in accordance with Section 8.20(b).

“Closing Statement” is defined in Section 2.4(a).

“Closing Statement Dispute Notice” is defined in Section 2.4(b).

“Closing USD Cash” means, as of the Adjustment Time, the aggregate amount of all Cash in Dollars of the Entities, determined on a consolidated basis.

“Closing USD Indebtedness” means an amount in Dollars equal to the aggregate amount, as of the Adjustment Time, of all USD Indebtedness of the Entities, determined on a consolidated basis.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“COFINS” means the Brazilian Contribution for the Financing of Social Security (Contribuição para o Financiamento da Seguridade Social).

“Company” is defined in the Preliminary Statements.

“Company Break-Up Fee” is defined in Section 3.6(b).

“Company Disclosure Schedule” is defined in ARTICLE 4.

“Company Employee Plan” means any Employee Plan sponsored or maintained by any Entity exclusively for the benefit of the current or former employees of any Entity.

“Company Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by the Entities.

“Company Percentage” means 70.0000003%, unless Purchaser has received a written notice pursuant to Section 2.2(c), executed by each of AI Brazil and NIIH, specifying a different percentage, in which case the “Company Percentage” shall be the percentage specified in such notice.

“Company Shares” is defined in the Preliminary Statements.

“Company Share Transfer Agreement” means a share transfer agreement between Purchaser and Seller, in the presence of the Company, to effect the transfer of the Acquired Equity Interests to Purchaser substantially in the form of Exhibit C hereto.

“Company Subsidiaries” means each of the direct and indirect Subsidiaries of the Company, including Nextel Holdings and its Subsidiaries.

“Company Telecommunication Licenses” is defined in Section 6.14(c).

“Condition” is defined in the definition of “Burdensome Condition.”

“Confidentiality Agreements” means, collectively, (i) the confidentiality agreement between Parent and América Móvil, S.A.B. de C.V., dated December 3, 2018 and (ii) the confidentiality agreement between Parent and Claro S.A. dated April 23, 2018.

“Contract” means any legally binding contract, license, indenture, note, bond, lease, commitment or other agreement or arrangement.

“Convertible Notes Escrow Amount” means the “Escrow Amount” as defined in the Indenture, together with any corresponding fees of the applicable escrow agent.

“CSLL” means the Brazilian Social Contribution on Net Profits (Contribuição Social Sobre o Lucro Líquido).

“CVM” means the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários).

“Damages” is defined in Section 10.2.

“De Minimis” is defined in Section 10.5(a).

“DGCL” means the General Corporation Law of the State of Delaware.

“Direct Claim” is defined in Section 10.4(f).

“Direct Claim Notice” is defined in Section 10.4(f).

“Discharge Tax Decision” is defined in Section 8.15.

“Disputed Item” is defined in Section 2.4(b).

“Dollar Equivalent” means, for any amount denominated in Reais, such amount converted into Dollars using the arithmetic average of the last-published PTAX Rate for each Business Day during the 30 calendar day period ending on and including the day immediately prior to the Estimated Closing Statement Delivery Date (or such other date as Parent and Purchaser may mutually agree).

“Effect” is defined in the definition of “Seller Material Adverse Effect.”

“Employee Plan” means any employee benefit plan, program, policy, agreement, commitment or arrangement, and any incentive, equity or equity based, severance, termination, employment, individual consulting, pension, retirement, profit sharing, medical (including retiree medical), savings, life, accident, disability, health, dental, and vision insurance, welfare, loan, vacation, fringe benefit, bonus and/or profit sharing plans, retention, change in control or deferred compensation plan, program, policy, agreement, commitment or arrangement, in each case, whether or not in writing and whether or not funded.

“Enterprise Value” means $905,000,000.

“Entities” means the Company and the Company Subsidiaries.

“Entity-Employee Parent Employee Plan” is defined in Section 6.12(a).

“Environmental Laws” means any Laws that (a) relate to pollution, the protection or cleanup of the environment, natural resources, radioactive emission, occupational safety and health, land use or the management, manufacture, generation, labeling, registration, use, treatment, storage, transportation, handling, disposal or release of or exposure to hazardous substances and solid waste, or (b) regulate, impose liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage), or establish standards of care with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” means the deposit account of the Escrow Agent that is governed by the Escrow Agreement and into which the Escrow Amount is deposited.

“Escrow Agent” means an escrow agent mutually acceptable to Parent and Purchaser.

“Escrow Agreement” means an escrow agreement, in form and substance reasonably satisfactory to Parent, NIIH and Purchaser, entered into on the Closing Date among Parent, NIIH, Purchaser and the Escrow Agent.

“Escrow Amount” means an amount in Dollars equal to $30,000,000.

“Escrow Election” is defined in Section 8.20(b).

“Estimated Accrued Tax Contingencies Adjustment” means the Dollar Equivalent of an amount equal to the absolute value of the difference between (i) Target Accrued Tax Contingencies and (ii) Estimated Closing Accrued Tax Contingencies; provided that the Estimated Accrued Tax Contingencies Adjustment shall not exceed the Accrued Tax Contingencies Adjustment Cap; provided that, if Target Accrued Tax Contingencies exceed the Estimated Closing Accrued Tax Contingencies, then (A) if the Net Working Capital Adjustment Cap exceeds Estimated Net Working Capital Adjustment, the Estimated Accrued Tax Contingencies Adjustment shall not exceed an amount equal to the lesser of (1) the difference between the Net Working Capital Adjustment Cap and the Estimated Net Working Capital Adjustment and (2) the Accrued Tax Contingencies Adjustment Cap or (B) if the Estimated Net Working Capital Adjustment exceeds the Net Working Capital Adjustment Cap, then the Estimated Accrued Tax Contingencies Adjustment shall be $0.

“Estimated Capex Spend” is defined in Section 2.2(c).

“Estimated Closing Accrued Tax Contingencies” is defined in Section 2.2(c).

“Estimated Closing BRL Cash” is defined in Section 2.2(c).

“Estimated Closing BRL Indebtedness” is defined in Section 2.2(c).

“Estimated Closing Cash Adjustment” means an amount equal to (i) Estimated Closing USD Cash plus (ii) the Dollar Equivalent of Estimated Closing BRL Cash.

“Estimated Closing Indebtedness Adjustment” means an amount equal to (i) Estimated Closing USD Indebtedness plus (ii) the Dollar Equivalent of Estimated Closing BRL Indebtedness, subject to adjustment in accordance with Section 8.15.

“Estimated Closing Net Working Capital” is defined in Section 2.2(c).

“Estimated Closing Statement” is defined in Section 2.2(c).

“Estimated Closing Statement Delivery Date” means the date that the Estimated Closing Statement is delivered to Purchaser.

“Estimated Closing USD Cash” is defined in Section 2.2(c).

“Estimated Closing USD Indebtedness” is defined in Section 2.2(c).

“Estimated Net Working Capital Adjustment” means the Dollar Equivalent of an amount equal to the absolute value of the difference between (i) Estimated Closing Net Working Capital and (ii) Target Net Working Capital; provided that, if Estimated Closing Net Working Capital exceeds Target Net Working Capital, the Estimated Net Working Capital Adjustment shall not exceed the Net Working Capital Adjustment Cap.

“Estimated Purchase Price” means an amount in Dollars equal to (i) the Enterprise Value, (ii) plus the Estimated Capex Spend, (iii) minus the Estimated Selling and Marketing Cost Adjustment Amount, (iv) plus the Estimated Net Working Capital Adjustment (if Estimated Closing Net Working Capital exceeds Target Net Working Capital) or minus the Estimated Net Working Capital Adjustment (if Estimated Closing Net Working Capital is less than Target Net Working Capital), (v) minus the Estimated Closing Indebtedness Adjustment, (vi) plus the Estimated Closing Cash Adjustment.

“Estimated Selling and Marketing Cost Adjustment Amount” is defined in Section 2.2(c).

“Estimated Unpaid Transaction Expenses” is defined in Section 2.2(c).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“FGTS” means the Employee’s Severance Guarantee Fund of Brazil (Fundo de Garantia por Tempo de Serviço).

“Final Accrued Tax Contingencies Adjustment” is defined in Section 2.4(d).

“Final AI Brazil Payment” means an amount equal to (i) the AI Brazil Preferred Return plus (ii) the product of (A) the AI Brazil Percentage multiplied by (B) the excess of (1) the Final Purchase Price over (2) the AI Brazil Preferred Return.

“Final Closing Statement” means the Closing Statement, as (i) mutually agreed in writing by Purchaser and NIIH (whether during the Resolution Period or otherwise), (ii) made final, binding and conclusive due to the failure of Seller to timely deliver a Closing Statement Dispute Notice pursuant to Section 2.4(b), or (iii) made final by the Independent Accountant pursuant to Section 2.4(d).

“Final Purchase Price” is defined in Section 2.4(d).

“Final Unpaid Transaction Expenses” is defined in Section 2.4(d).

“Financial Statements” is defined in Section 6.4(a)(iv).

“General Claim” is defined in Section 10.5(b).

“Governmental Authority” means any government, any political subdivision thereof, or any governmental or quasi-governmental authority of any nature, including any administrative, judicial, legislative, executive or regulatory body, agency, department, instrumentality, court, tribunal or other authority, whether supranational, international, national, federal, state, regional or local, and whether U.S. or non-U.S.

“Guaranteed Obligations” is defined in Section 13.11.

“Holding Companies” means the following Entities: Airfone Holdings, LLC; Brazil Parent; Nextel Holdings; NII International Mobile S.à r.l.; NII International Mobile S.à r.l., Inc. (Virginia Branch); and McCaw.

“ICC” is defined in Section 13.2(b).

“ICC Rules” is defined in Section 13.2(b).

“Indebtedness” means, with respect to the Entities, as of any time, without duplication: (i) all liabilities for borrowed money, whether current or funded, secured or unsecured (including, for the avoidance of doubt, under the Brazil Credit Facilities and all annual payments under the ANATEL Financing and Sunbird Financing), (ii) all obligations evidenced by bonds, debentures, notes or similar instruments or securities, (iii) all net payment obligations under swap, derivative, hedging or similar arrangements (including any interest rate or foreign exchange hedging arrangements) that would be payable upon termination, prepayment, novation, assignment or assumption thereof (assuming they were terminated on the date of determination); (iv) all due and unpaid liabilities in respect of any Tower Leases of the Entities relating to leases that would have been classified or accounted for as capital leases or tower financing obligations, in each case, under U.S. GAAP as in effect on December 31, 2018; (v) all liabilities for the deferred purchase price for assets, equity, goods, property, services or other rights, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the Ordinary Course of Business that are included in the calculation of Closing Net Working Capital), purchase price adjustments or other contingent consideration; (vi) all liabilities for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction to the extent drawn upon or payable or to the extent an event has occurred that, with or without notice or lapse of time or both, would result in a draw thereon or thereunder or any amount being due and payable thereunder as of the Closing Date, in each case calculated net of any cash or cash equivalents specifically set aside by the Entities to secure such payment obligations to the extent such cash or cash equivalents can be used to pay for such payment obligations and are not otherwise included in the calculation of Cash; (vii) all obligations in respect of any leases entered into on or after January 1, 2019 that, if such leases had been entered into on or prior to December 31, 2018, would have been classified or accounted for as capital leases or tower financing obligations, in each case, under U.S. GAAP as in effect on December 31, 2018; (viii) all obligations reflected, or required to be reflected in accordance with U.S. GAAP, as indebtedness on a consolidated balance sheet of the Entities (other than (A) Tower Leases and (B) leases that would not be classified or accounted for as capital leases or tower financing obligations, in each case, under U.S. GAAP as in effect on December 31, 2018); (ix) all indebtedness referred to above which is directly or indirectly guaranteed by the Company or any of its Subsidiaries or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire, or in respect of which it has otherwise assured a creditor against loss; (x) all interest, penalties, fees, expenses, breakage costs, prepayment premiums and other payment obligations owed with respect to the indebtedness referred to above (assuming the repayment in full of such indebtedness as of the Closing Date) or payable with respect to such indebtedness upon the consummation of the transactions contemplated by this Agreement, as applicable; (xi) any Taxes (including any withholding Tax gross up) reimbursable to or payable for the benefit of the creditor in respect of the indebtedness referred to above or otherwise directly related to such indebtedness; and (xii) to the extent not included in the calculation of Net Working Capital, the aggregate unpaid amount of all Liabilities of the Entities, on a consolidated basis, to directors, officers or employees under FGTS or any severance, retirement or pensions plans (including any penalties for termination without cause), or for other termination, retirement, post-

employment or post-retirement indemnities, payments or benefits, in each case to the extent (A) incurred prior to the Closing and (B) such amount exceeds any cash deposited in accounts with respect to such plans that are utilized by the Entities to satisfy such Liabilities. Notwithstanding the foregoing, “Indebtedness” will not include intercompany indebtedness, obligations or liabilities exclusively between or among the Company and any wholly owned Company Subsidiary.

“Indemnifying Party” is defined in Section 10.4(a).

“Indenture” means that certain Indenture (including form of notes) with respect to the Parent Convertible Notes, dated as of August 14, 2018, between Parent and Wilmington Trust, National Association, as trustee.

“Independent Accountant” is defined in Section 2.4(d).

“Independent Tax Professional” is defined in Section 12.8.

“INSS” means the National Institute of Social Security of Brazil (Instituto Nacional de Seguridade Social).

“Insurance Policies” is defined in Section 6.17.

“Intellectual Property” means, collectively, all intellectual property rights and other similar proprietary rights, whether registered or unregistered, protected, created or arising under the Laws of any jurisdiction or under any international convention, including such rights in and to the following: (i) patents and patent applications, including continuations, divisions, divisionals, continuations-in-part, provisionals, and patents issuing on any of the foregoing, and all reissues, reexaminations, substitutions, renewals and extensions of any of the foregoing, (ii) Trademarks, (iii) copyrights, works of authorship, all registrations, applications, renewals, extensions and reversions of any of, and all moral rights in, the foregoing, (iv) trade secrets, proprietary know-how, other proprietary information (including inventions) and any other information or data protectable in any jurisdiction by the statutory or contractual right to limit the disclosure thereof by any Person (“Trade Secrets”), (v) social media accounts and (vi) Software.

“Intentional Breach” means, with respect to any representation, warranty, covenant or agreement, an action or omission (including a failure to cure circumstances) taken or omitted to be taken that the breaching Party intentionally takes (or intentionally fails to take) and knows (or reasonably should have known) would, or would reasonably be expected to, cause a material breach of such representation, warranty, agreement or covenant.

“Intercompany Notes” is defined in Section 8.15.

“Intercompany Notes Modification” is defined in Section 8.2(b)(xxvi).

“Intercompany Obligations” means, as of any specified time, any Liabilities (i) owed by any Entity to Seller or AI Brazil or any of their respective Affiliates (other than the Entities) or by Seller or AI Brazil or any of their respective Affiliates (other than the Entities) to any of the Entities, or (ii) between any of the Entities, in each case at such specified time.

“Intervening Event” means any Effect that has not arisen as a result of an Intentional Breach of this Agreement by Parent or any of its Affiliates, that (i) is material to Parent and its Subsidiaries, taken as a whole, (ii) that was not known or reasonably foreseeable to the Parent Board on or prior to the date of this Agreement, and (iii) becomes known to the Parent Board prior to the Parent Stockholder Approval; provided that in no event shall any Effect arising from or relating to any of the following give rise to an Intervening Event: (i) an Acquisition Proposal or (ii) any of the Effects described in clauses (A) through (G) of the definition of Seller Material Adverse Effect.

“IOF” means the Brazilian tax on financial transactions (Imposto sobre Operações Financeiras).

“IT Systems” is defined in Section 6.8(f).

“Key Employment Agreement” means the employment agreement, dated as of April 24, 2017, by and between Nextel Brazil and Roberto Rittes de Oliveira Silva, as amended from time to time.

“Knowledge of the Company” means (i) the actual knowledge of the Persons listed on Section 1.1(c) of the Company Disclosure Schedule and (ii) the actual knowledge the Persons listed on Section 1.1(c) of the Company Disclosure Schedule would have had after reasonable inquiry in such Person’s functional area of responsibility.

“Labor Laws” is defined in Section 6.10(d).

“Law” means any U.S. or non-U.S. federal, state or local law, statute, treaty, code, ordinance, common law, rule or regulation, as applicable.

“Leased Property” means all real property leased or subleased by the Entities.

“Legal Proceeding” means any judicial, administrative or arbitral action, suit, investigation or proceeding commenced, conducted or heard by or before a Governmental Authority or arbitrator.

“Liabilities” means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, whether or not required to be reflected as such in a balance sheet of a Person prepared in accordance with U.S. GAAP, known or unknown, determined or determinable, whenever or however arising.

“Licenses” is defined in Section 6.8(a).

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, voting trust or agreement, transfer restriction (including under any shareholder or similar Contract) or other encumbrance.

“Limitation Date” is defined in Section 10.1(b).

“Liquidation Certificate Date” is defined in Section 13.2(b).

“Luxembourg GAAP” means Luxembourg accounting standards for private enterprises (Normes comptables internationales pour les entreprises).

“Material Contracts” is defined in Section 6.9(a).

“McCaw” is defined in the Preliminary Statements.

“Monthly Management Report” is defined in Section 8.1(b).

“Net Working Capital” means, as of any specified date and without duplication, an amount equal to (i) the aggregate amount of (a) the accounts receivable (net of allowance for doubtful accounts), inventory and other current assets of the Entities reflected in the asset accounts included in the illustrative calculation of Net Working Capital set forth in Exhibit A, plus (b) the noncurrent assets identified in the asset accounts under the subheading “Other Noncurrent Assets” in the illustrative calculation of Net Working Capital set forth in Exhibit A, minus (ii) the aggregate amount of (a) the accounts payable, accrued expenses and other current liabilities of the Entities reflected in the liability accounts included in the illustrative calculation of Net Working Capital set forth in Exhibit A plus (b) the noncurrent liabilities identified in the liability accounts under the subheading “Other Noncurrent Liabilities” in the illustrative calculation of Net Working Capital set forth in Exhibit A, in each case calculated on a consolidated basis in accordance with the Accounting Principles; provided that, for the avoidance of doubt, for purposes of calculating Net Working Capital: (A) Net Working Capital shall exclude (1) any tax assets other than the tax assets identified in the asset accounts included in the illustrative calculation of Net Working Capital set forth in Exhibit A, and (2) deferred income tax liabilities and any Accrued Tax Contingencies; (B) current liabilities shall include (1) any amounts required to be paid in respect of accrued vacation for any period prior to the Closing, (2) the unpaid amount of any annual bonuses or 13th salary payments for any period prior to the Closing, whether or not accrued, earned or payable and (3) all current Tax liabilities (including all employment, payroll or similar Taxes in respect of the amounts described in the foregoing clauses (B)(1) and (B)(2)) other than those described in clause (A)(2) above; (C) current liabilities shall exclude any balances to the extent included in the calculation of Transaction Expenses; (D) Net Working Capital shall be adjusted pursuant to and in accordance with Section 8.15, if applicable, to account for current liabilities for Taxes payable as a result of any Requested Notes Modification; and (E) current liabilities shall exclude any amounts payable under the Retention Plan. Exhibit A also sets forth, for illustrative purposes only, an illustrative calculation of Net Working Capital and Purchase Price as if it were calculated as of February 28, 2018.

“Net Working Capital Adjustment” means the Dollar Equivalent of an amount equal to the absolute value of the difference between (i) Closing Net Working Capital and (ii) Target Net Working Capital; provided that, if Closing Net Working Capital exceeds Target Net Working Capital, the Net Working Capital Adjustment shall not exceed the Net Working Capital Adjustment Cap.

“Net Working Capital Adjustment Cap” means the Dollar Equivalent of the amount in Reais under the line item “Net Working Capital Adjustment Cap” set forth in Section 1.1(a) of the Company Disclosure Schedule that corresponds to the last full calendar month ended immediately prior to the Closing Date; provided that, for any partial month included in the Transaction Budget Period, the Net Working Capital Adjustment Cap shall also include a prorated amount for such month equal to (i) the difference between (A) the Dollar Equivalent of the amount in Reais under the line item “Net Working Capital Adjustment Cap” set forth in Section 1.1(a) of the Company Disclosure Schedule that corresponds to the calendar month in which the Closing occurs and (B) the Dollar Equivalent of the amount in Reais under the line item “Net Working Capital Adjustment Cap” set forth in Section 1.1(a) of the Company Disclosure Schedule that corresponds to the last full calendar month ended immediately prior to the Closing Date multiplied by (ii) a fraction, the numerator of which is the number of days in such month that are prior to the Closing Date, and the denominator of which is the total number of days in such month; provided, further, that, for purposes of this definition, if the Closing Occurs after December 31, 2019, the Net Working Capital Adjustment Cap shall be deemed to be the Dollar Equivalent of the amount in Reais under the line item “Net Working Capital Adjustment Cap” set forth in in Section 1.1(a) of the Company Disclosure Schedule that corresponds to December 2019.

“Nextel Brazil” is defined in the Preliminary Statements.

“Nextel Holdings” is defined in the Preliminary Statements.

“Nextel Holdings Articles” means the consolidated articles of association (statuts coordonnés) of Nextel Holdings dated as of November 15, 2018.

“Nextel Holdings Financial Statements” is defined in Section 6.4(a)(i).

“Nextel Holdings SHA” means the Shareholders Agreement, dated as of June 5, 2017, by and among Nextel Holdings, AI Brazil, the Company, AI Brazil Holdings AB and Parent.

“Nextel Holdings Share Transfer Agreement” means a share transfer agreement between the Company and AI Brazil, in the presence of Nextel Holdings, to effect the transfer of the AI Brazil Shares to the Company substantially in the form of Exhibit B hereto.

“Nextel Holdings Transactions” is defined in the Preliminary Statements.

“NII Internal Reorganization” is defined in Section 6.2(c).

“NIIH” is defined in the Preamble.

“NIIM Financial Statements” is defined in Section 6.4(a)(ii).

“Non-Paying Party” is defined in Section 12.3.

“Order” means any temporary, preliminary or permanent order, injunction, restraining order, executive order, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority or arbitrator.

“Ordinary Course of Business” means the ordinary course of business consistent with past practice.

“Owned Property” means all real property owned by the Entities.

“Parent” is defined in the Preamble.

“Parent Board” means the board of directors of Parent.

“Parent Board Recommendation” is defined in Section 4.2.

“Parent Common Stock” means the shares of common stock, par value $0.001 per share, of Parent.

“Parent Convertible Notes” means Parent’s 4.25% Convertible Senior Notes due 2023.

“Parent Employee Plan” means any Employee Plan (i) entered into, contributed to, sponsored or maintained by Parent or any of its Subsidiaries and under which any current or former director, officer, employee, individual consultant or other individual service provider of Parent or any of its Subsidiaries or of any Person to which Parent or any of its Subsidiaries is a successor (or any dependent or beneficiary of any such former director, officer, employee, individual consultant or other individual service provider) has any right to any payment or benefit or (ii) with respect to which Parent or any of its Subsidiaries has or may have any liability or obligation, in each case excluding any Company Employee Plan.

“Parent Guaranty” means that certain Parent Guaranty, dated as of October 31, 2017, among Next Holdings, as parent guarantor, and CDB, as administrative agent under the CDB Credit Facility.

“Parent Liquidation Event” is defined in Section 10.1(b).

“Parent SEC Reports” means any Report on Form 8-K, Form 10-Q or Form 10-K filed by Parent with the SEC since December 31, 2017.

“Parent Stockholder” means each holder of Parent Common Stock.

“Parent Stockholder Approval” means the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding voting power of Parent at the Parent Stockholders Meeting in favor of authorizing this Agreement and the transactions contemplated hereby.

“Parent Stockholders Meeting” is defined in Section 8.12(c).

“Parent Takeover Proposal” means any bona fide proposal or offer from a third party (other than Purchaser or its Affiliates) relating to, in a single transaction or series of related transactions, any (i) merger, consolidation, business combination or other similar transaction involving Parent that, if consummated, would result in such third party owning, directly or indirectly, 20% or more of the consolidated assets, net revenues or net income of Parent and its Subsidiaries, taken as a whole, (ii) acquisition in any manner, directly or indirectly, of more than 20% of the outstanding equity interests of Parent or any resulting parent company of Parent, or (iii) acquisition in any manner, directly or indirectly, of assets of Parent or its Subsidiaries representing more than 20% of the consolidated assets of Parent.

“Parties” means, collectively, Purchaser, Seller, AI Brazil and Parent.

“Pay-Off Amount” means the aggregate amount specified in the Pay-Off Letters as required to pay in full all principal and interest outstanding and all other amounts owed under each of the Brazil Credit Facilities (including any penalties, fees, prepayment premiums or other amounts due upon a prepayment of all principal and interest outstanding at the Closing), calculated as of the Closing Date.

“Pay-Off Letters” is defined in Section 3.2(a)(vi).

“Paying Party” is defined in Section 12.3.

“Payout Schedule” is defined in Section 2.2(c).

“Permits” means any approvals, authorizations, homologations, accreditations, consents, licenses, permits or certificates issued by a Governmental Authority, but excluding Telecommunication Licenses.

“Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Purchaser, (ii) statutory liens for any Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with U.S. GAAP, (iii) mechanics’, carriers’, workers’, repairmen’s and similar Liens arising or incurred in the Ordinary Course of Business, (iv) zoning, entitlement and other land use and environmental regulations, (v) liens securing debt as disclosed in the Financial Statements and that will be released at Closing, (vi) title of a lessor under a capital or operating lease, (vii) the items listed on Section 1.1(d) of the Company Disclosure Schedule and (viii) such other imperfections in title, charges, easements, restrictions and encumbrances that are not material in amount or effect on the business of Nextel Brazil and its Subsidiaries.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“PII” is defined in Section 6.8(h).

“PIS/COFINS Credits Claims” means one or more lawsuits and/or administrative proceedings filed or initiated by a Brazilian Entity to obtain from applicable Governmental Authorities and/or Tax Authorities a final and non-appealable recognition of such Brazilian Entity’s right to credits of PIS/COFINS arising from the exclusion of ICMS Tax from the basis of calculation of PIS/COFINS in previous tax periods, such as lawsuit (Mandado de Segurança) 2007.61.00.031047-1 filed by Nextel Telecomunicações S.A. before the Federal Courts of Sao Paulo.

“PIS/PASEP” means the Brazilian Social Contributions (Contribuição para o Programa de Integração Social and Programa de Formação do Patrimônio do Servidor Público).

“Postpay Subscribers” means the aggregate number of Subscribers that are in active service, excluding Prepaid Subscribers.

“Pre-Closing Straddle Period” means the portion of the Straddle Period ending on the Closing Date.

“Pre-Closing Straddle Period Taxes” means Taxes of any Entity (or for which any Entity is liable), allocable to the Pre-Closing Straddle Period pursuant to Section 11.2.

“Pre-Closing Tax Period” means any taxable period (or a portion thereof) ending on or prior to the Closing Date and shall include the Pre-Closing Straddle Period.

“Pre-Closing Taxes” means any Taxes of any Entity (or for which any Entity is liable) relating or attributable to any Pre-Closing Tax Period and shall include any Pre-Closing Straddle Period Taxes.

“Prepaid Subscribers” means the aggregate number of Subscribers that are in active service with telephone numbers assigned pursuant to prepaid Contracts.

“Proxy Statement” is defined in Section 8.12(a).

“PTAX Rate” means the Reais/Dollar exchange rate, expressed as the amount of Reais per one Dollar, as reported by BACEN on its website (which, as of the date of this Agreement, is located at https://www.bcb.gov.br/?TXCOTACAO) or, if such source is unavailable, its equivalent successor source or any other authoritative source as may be mutually agreed between Parent and Purchaser.

“Purchase Price” is defined in Section 2.2(a).

“Purchaser” is defined in the Preamble.

“Purchaser Indemnitees” is defined in Section 10.2.

“Purchaser Material Adverse Effect” means any Effect that would prevent, materially delay or materially impair the ability of Purchaser to consummate the transactions contemplated by this Agreement on a timely basis.

“Purchaser Released Persons” is defined in Section 13.12.

“Radiofrequencies Licenses” means any authorizations issued by ANATEL for the granting of the right of use of radiofrequency spectrum necessary for the provision of telecommunication services in Brazil, subject to the terms and conditions set forth under the relevant Brazilian laws and regulations.

“Regulatory Approval” means the approval of ANATEL and any other Governmental Authority (excluding the Antitrust Approval) for the change of control of the Entities that is required to be received for the consummation of the transactions contemplated by this Agreement, which shall be deemed to have been obtained upon the later to occur of: (i) the publication of such approval in the Official Gazette and (ii) the fulfillment of all conditions or obligations that may be imposed by ANATEL for such approval to come into effect.

“Related Party Contract” is defined in Section 6.21.

“Related Person” means, with respect to any Person: (i) each Affiliate of such Person; and (ii) any director or executive officer of such Person or any of its Affiliates.

“Representatives” means, with respect to any Person, such Person’s and each of its respective Subsidiaries’ directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

“Requested Notes Modification” is defined in Section 8.15.

“Resolution Period” is defined in Section 2.4(c).

“Retention Plan” means the retention plan described on Section 1.1(e) of the Company Disclosure Schedule.

“RFB” means Brazilian Federal Revenue Service (Receita Federal do Brasil).

“SEC” means the U.S. Securities and Exchange Commission.

“Seller” is defined in the Preamble.

“Seller Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization of NIIH and Parent), Section 4.2 (Authorization of Agreement), Section 4.4 (Title to Acquired Equity Interests), the first sentence of Section 6.1 (Organization of the Entities), Section 6.2 (Capitalization of the Entities) and Section 6.22 (Holding Companies).

“Seller Material Adverse Effect” means (i) any fact, circumstance, event, development, change, occurrence or effect (each, an “Effect”) that has a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Entities, taken as a whole, or (ii) any Effect that would prevent, materially delay or materially impair the ability of Seller, AI Brazil or Parent to consummate the transactions contemplated by this Agreement; provided, however, that for purposes of the foregoing clause (i) only, no Effect will be taken into account in determining whether there has been, or would reasonably be expected to be, a Seller Material Adverse Effect to the extent resulting from: (A) changes in conditions generally affecting the industry in which the Entities operate, (B) changes in Brazilian GAAP (or official interpretations thereof) or changes in the regulatory or accounting requirements applicable to the industry in which the Entities operate, (C) any failure by the Entities to meet any projections of revenues, earnings or other operational or financial measures for any period ending on or after the date of this Agreement (provided, however, that the exception in this clause (C) will not prevent or otherwise affect a determination that any underlying cause of such failure has resulted in, or contributed to, a Seller Material Adverse Effect), (D) changes in the financial or securities markets (including the cost or availability of debt or equity financing), applicable Law, or general economic, regulatory or political conditions, in each case, globally, in Brazil or in any other jurisdiction, (E) acts of war (whether or not declared), armed hostilities, acts of terrorism or any natural disasters, (F) any change directly resulting from the announcement or consummation of the transactions contemplated by this Agreement, including any employee departures and any actions taken by customers or suppliers of the Entities to terminate, discontinue or not renew their Contracts with the Entities or otherwise withhold any consent necessary in respect of such Contracts (provided, however, that the exception in this clause (F) will not apply to the representations set forth in Sections 4.3, 5.3, 6.3, 6.10(b) and 6.12(f) and, to the extent related thereto, the condition set forth in Section 9.1(a)) and (G) any matter to the extent disclosed in the Company Disclosure Schedule or the AI Brazil Disclosure Schedule; provided, further, that with respect to clauses (A), (B), (D), or (E), such matters will be considered to the extent that they disproportionately affect the Entities as compared to similarly situated businesses operating in the telecommunications industry in Brazil.

“Seller Releasing Persons” is defined in Section 13.12.

“Selling and Marketing Budget Amount” means the aggregate amount of selling and marketing expenses contemplated by the 2019 Transaction Budget to have been incurred during the Transaction Budget Period; provided that if the Closing occurs after December 31, 2019, the Selling and Marketing Budget Amount shall be increased for each month between January 1, 2020 and the Closing Date by the budgeted amount for the corresponding month(s) in the 2019 Transaction Budget; provided, further, that for any partial month included in the Transaction Budget Period, the Selling and Marketing Expense Budget Amount shall include a prorated amount for such month equal to (i) the total amount of selling and marketing expenses budgeted for such month multiplied by (ii) a fraction, the numerator of which is the number of days in such month included in the Transaction Budget Period, and the denominator of which is the total number of days in such month.

“Selling and Marketing Cost Adjustment Amount” means the Dollar Equivalent of the amount, if any, by which the Selling and Marketing Budget Amount exceeds Selling and Marketing Costs.

“Selling and Marketing Costs” means, without duplication, the Dollar Equivalent of the aggregate amount of selling and marketing expenses of Nextel Brazil and its Subsidiaries, determined on an accrual basis, during the period from March 1, 2019 to the Closing Date.

“Software” means any and all (i) software and computer programs and applications, including any and all software implementations of algorithms, models and methodologies, and application programming interfaces, whether in source code or object code, (ii) databases and compilations, including any and all data, data files and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (v) all documentation including user manuals and other training documentation related to any of the foregoing.

“Solvent” means, when used with respect to any Person, as of any date of determination: (i) the amount of the “fair saleable value” of the assets of such Person shall, as of such date, exceed: (A) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors; and (B) the amount that shall be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured; (ii) such Person shall not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date; and (iii) such Person shall be able to pay its liabilities, including contingent and other liabilities, as they mature. For the purpose of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person shall be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

“Straddle Period” means a taxable period beginning on or before, and ending after, the Closing Date.

“Subscriber” means a mobile telephone number maintained by any Entity and assigned to an end user of the Entities’ mobile wireless voice or data services that is paying any Entity for such service (regardless of whether such end user is current or delinquent in the payment at any given date of calculation).

“Subsidiary” of any Person means another Person, with respect to which the first Person owns an amount of voting securities, other voting ownership or voting partnership interests that is sufficient to elect at least a majority of the board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests) of such other Person, whether directly or indirectly.

“Sunbird Financing” means the payment plan entered into between Sunbird Telecomunicações Ltda. and ANATEL in October 2013 for the use of radiofrequency channels in the cities of Porto Alegre, Florianópolis, Campinas, São José dos Campos, Niterói and Rio de Janeiro until October 6, 2024.

“Superior Proposal” means (i) a Brazil Proposal that would result in the third party making such proposal owning (A) 100% of the equity interests or assets of NIIH or the Company, (B) all of the equity interests of Nextel Holdings that are owned by the Company, (C) all of the assets of Nextel Holdings or (D) 100% of the equity interests or assets of Brazil Parent or Nextel Brazil or (ii) a Parent Takeover Proposal that would result in the third party making such proposal owning 80% or more of the equity interests or assets of Parent or NIIH, in each case, that Parent’s Board determines in good faith, after consultation with Parent’s outside legal counsel and its financial advisor, (A) is more favorable to the Parent Stockholders than the transactions contemplated by this Agreement (after taking into account the Company Break-Up Fee and any revised proposal offered by Purchaser pursuant to Section 8.13(d)), (B) is not conditioned on the receipt of financing and (C) is reasonably likely to be consummated on the terms proposed.

“Target Accrued Tax Contingencies” means $15,808,720.

“Target Net Working Capital” means –$28,465,308.

“Tax” or “Taxes” means (i) any and all taxes, however denominated, including any deficiencies, assessments, governmental charges, duties (including custom duties), fees, imposts, levies, interest, additions to tax or, fines, penalties or additional amounts that may become payable in respect thereof, imposed by any U.S. or non-U.S. national, state, federal, provincial, county or local Governmental Authority responsible for the imposition of any such tax (each, a “Tax Authority”), which taxes will include, without limiting the generality of the foregoing, all income taxes, alternative or add-on minimum, escheat, capital, ad valorem, profits, license, privilege, inventory, capital stock, capital gain taxes, IOF, PIS/PASEP, COFINS, CSLL, social contribution taxes, payroll taxes and employee withholding taxes (INSS), FGTS, value added customs, unemployment insurance, social security, service taxes, sales and use taxes, excise taxes, environmental taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, estimated taxes, stamp taxes, documentary taxes, transfer taxes, withholding taxes, and other obligations of the same or of a similar nature, and (ii) any liability in respect of any item described in clause (i) payable by reason of contract, transferee liability, operation of Law or otherwise.

“Tax Authority” is defined within the definition of “Tax”.

“Tax Claim” is defined in Section 12.4(a).

“Tax Return” means all returns, declarations, reports, estimates, claims for refunds, information returns, elections and statements required to be filed with any Governmental Authority in respect of any Taxes, including any amendments thereto and requests for the extension of time in which to file any such return, declaration, report, estimate, information return, election or statement.

“Telecommunication Licenses” means any concession, permit, authorization or registration granted by ANATEL for the operation of any kind of telecommunications services, exploitation of satellite or satellite capacity, numbering resources, equipment, stations, network (or any element thereof), band-width, as well as Radiofrequencies Licenses.

“Telefônica” means Telefônica Brasil S.A.

“Telefônica Agreements” means the (i) Contrato de Exploração Industrial de Rede Móvel, dated as of December 26, 2013, by and between Telefônica and Nextel Brazil, as amended, including all its schedules and ancillary documents, and (ii) the Contrato de Compartilhamento de Rede – Ran Sharing, dated as of May 22, 2016, by and between Telefônica and Nextel Brazil, as amended, including all its schedules and ancillary documents.

“Termination Date” is defined in Section 3.4(a).

“Third Party Claim” is defined in Section 10.4(a).

“Third Party Claim Notice” is defined in Section 10.4(a).

“Tower Leases” means any leases of (and other arrangements conveying the right to use) real or personal property, or a combination thereof, in respect of or related to transmission tower sites.

“Trade Secrets” is defined in the definition of “Intellectual Property”.

“Trademark License Agreement” means the Fourth Amended and Restated Trademark License Agreement, dated July 27, 2011, by and between the Trademark Licensor and Parent, as amended on July 9, 2013, as further amended on September 15, 2014 and as further amended on June 1, 2015.

“Trademark Licensor” means Nextel Communications, Inc.

“Trademark Sublicense Agreement” means the Trademark License Agreement, effective as of January 1, 2012, by and between Parent and Nextel Brazil, as amended on October 12, 2012 and as further amended on October 28, 2013.

“Trademarks” means trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, internet domain names, corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions of the foregoing.

“Transaction Budget Period” means (i) the period of full calendar months beginning March 1, 2019 and ending on or prior to the Closing Date plus (ii) if applicable, the part of the calendar month in which the Closing Date occurs that is prior to the Closing Date.

“Transaction Expenses” means, without duplication, all fees, costs and expenses incurred by or on behalf of Seller, AI Brazil or any of their respective Affiliates or the Company or any of its Subsidiaries in connection with any sales process involving Nextel Brazil or Parent or any of its other Subsidiaries, the negotiation and execution of this Agreement, and the performance and consummation of the transactions contemplated by this Agreement, in each case solely to the extent required to be paid or reimbursed by, or an obligation of, any of the Entities at or following the Closing, including: (i) the fees and expenses of outside counsel; (ii) accounting, investment banking, professional advisory or consulting fees and expenses; (iii) all change of control, closing or signing bonuses, transaction bonuses and/or severance or retention or similar payments payable or benefits provided to any employee, officer or director of the Company or other independent consultant employed by the Company or any other Entity, including, for the avoidance of doubt, the amount (if any) of any transaction bonuses that become payable prior to the Closing under the Retention Plan (provided that this clause (iii) shall not include any amounts payable as a result of actions taken by Purchaser or its Affiliates after the Closing); (iv) any Taxes due in respect of (A) any Transaction Expenses referred to in the foregoing clause (iii) or (B) any equity or equity-based awards held by any employee, officer, director or other individual service provider of the Company or any other Entity under any Parent Employee Plan or Company Employee Plan; and (v) any amounts payable to Seller or its Related Persons in connection with this Agreement or the transactions contemplated hereby, including any amounts payable under the Related Party Contracts; provided, however, that, for the avoidance of doubt, Transaction Expenses shall not include (A) any amounts included in the calculation of Net Working Capital, Closing BRL Indebtedness or Closing USD Indebtedness or (B) amounts that become payable following the Closing in accordance with the Retention Plan.

“Transaction Litigation” is defined in Section 8.8(a).

“Transfer Taxes” means any and all transfer Taxes (excluding Taxes measured in whole or in part by net income) and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges payable to a Governmental Authority by reason of the purchase and sale of the Entities.

“Transmission Tower Standards” is defined in Section 6.14(g).

“Unaudited Financial Statements” is defined in Section 6.4(a)(iv).

“Unpaid Transaction Expenses” means Transaction Expenses that are unpaid as of immediately prior to the Closing.

“Unresolved Items” is defined in Section 2.4(d).

“U.S.” means the United States of America.

“U.S. GAAP” means United States Generally Accepted Accounting Principles.

“USD Indebtedness” means all Indebtedness denominated in Dollars, including Indebtedness under the CDB Credit Facility.

1.2. Construction Rules and Interpretative Matters. The following rules of construction and interpretation will apply:

(a) when calculating the period of time in which any act is to be performed pursuant to this Agreement, (i) the date that is the reference date in calculating the beginning of such period will be excluded and (ii) if the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day (provided that, for the avoidance of doubt, this Section 1.2(a) shall not be construed to modify the definition of Transaction Budget Period);

(b) any reference to a “day” means a calendar day unless specified as a Business Day;

(c) any reference in this Agreement to “$” or “Dollars” will mean U.S. dollars and any reference to “Reais” or “R$” means Brazilian Reais;

(d) the Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement;

(e) any reference in this Agreement to gender will include all genders, and words imparting the singular number only will include the plural and vice versa;

(f) the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and will not affect or be utilized in construing or interpreting this Agreement;

(g) all references in this Agreement to any “Section” or “Article” are to the corresponding Section or Article of this Agreement unless otherwise specified;

(h) words such as “herein”, “hereinafter”, “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires;

(i) the word “including” or any variation thereof means “including, without limitation” and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it;

(j) any reference to the “date hereof” means the date of this Agreement;

(k) references to Laws mean a reference to (i) such Laws as the same may be amended, modified, supplemented from time to time and (ii) all rules and regulations promulgated thereunder, unless the context requires otherwise;

(l) the word “or” is not exclusive and the words “will”, “will not”, “shall” and “shall not” are expressions of command and not merely expressions of future intent or expectation, in each case, unless the context otherwise requires;

(m) covenants that require the Entities (or the officers, employees, consultants, agents, accountants, attorneys and other Representatives of the Entities) to take or not take an action mean that NIIH shall cause the Entities to take or not take such action and NIIH shall cause the Brazil Entities (or the officers, employees, consultants, agents, accountants, attorneys and other Representatives of the Brazil Entities) to take or not take such action; and

(n) the Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as jointly drafted by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE 2. SALE AND PURCHASE OF ACQUIRED EQUITY INTERESTS

2.1. Sale and Purchase of Acquired Equity Interests. Subject to the terms and conditions contained herein, at the Closing, (a) NIIH will sell and deliver to Purchaser, and Purchaser will purchase and accept delivery from NIIH of, all of the Acquired Equity Interests, free and clear of all Liens, and (b) AI Brazil will sell and deliver to the Company, and the Company will purchase and accept delivery from AI Brazil of, all of the AI Brazil Shares, free and clear of all Liens.

2.2. Consideration. (a) The aggregate consideration for the Acquired Equity Interests shall be an amount in Dollars (the “Purchase Price”) equal to the following, as finally adjusted pursuant to Section 2.4:

(i) Enterprise Value,

(ii) plus the Capex Spend,

(iii) minus the Selling and Marketing Cost Adjustment Amount,

(iv) plus the Net Working Capital Adjustment (if Closing Net Working Capital exceeds Target Net Working Capital) or minus the Net Working Capital Adjustment (if Closing Net Working Capital is less than Target Net Working Capital),

(v) minus the Closing Indebtedness Adjustment,

(vi) plus the Closing Cash Adjustment.

(b) The aggregate consideration for the AI Brazil Shares is an amount in cash equal to the AI Brazil Payment, as finally adjusted pursuant to Section 2.4.

(c) At least five and no more than ten Business Days prior to the Closing Date, Parent will prepare and deliver to Purchaser and AI Brazil a certificate executed by an executive officer of Parent setting forth: (i) a statement (the “Estimated Closing Statement”) specifying in reasonable detail Parent’s good faith estimates of Closing Net Working Capital (the “Estimated Closing Net Working Capital”) and the Estimated Net Working Capital Adjustment resulting therefrom and Parent’s good faith estimates of Capex Spend (the “Estimated Capex Spend”), the Selling and Marketing Cost Adjustment Amount (the “Estimated Selling and Marketing Cost Adjustment Amount”), Closing USD Indebtedness (“Estimated Closing USD Indebtedness”), Closing BRL Indebtedness (“Estimated Closing BRL Indebtedness”), Estimated Closing Indebtedness Adjustment, Closing USD Cash (“Estimated Closing USD Cash”), Closing BRL Cash (“Estimated Closing BRL Cash”) and the Estimated Closing Cash Adjustment, together with the calculation of the Estimated Purchase Price resulting therefrom, and specifying in reasonable detail Parent’s good faith estimate of Unpaid Transaction Expenses (the “Estimated Unpaid Transaction Expenses”) and Parent’s good faith estimate of Closing Accrued Tax Contingencies (the “Estimated Closing Accrued Tax Contingencies”) and the Estimated Accrued Tax Contingencies Adjustment resulting therefrom; and (ii) a schedule (the “Payout Schedule”) showing the AI Brazil Percentage, the Company Percentage, the Closing AI Brazil Payment and Closing NIIH Payment resulting therefrom. For the avoidance of doubt, each of Seller and AI Brazil acknowledges and agrees that, unless the Payout Schedule is accompanied by a written notice executed by each of NIIH and AI Brazil specifying different percentages (which percentages shall aggregate to 100%), the AI Brazil Percentage shall be deemed to be 29.9999997% and the Company Percentage shall be deemed to be 70.0000003% for all purposes under this Agreement. The Estimated Closing Statement and the Payout Schedule shall be prepared in good faith and the Estimated Closing Statement shall be prepared in accordance with the Accounting Principles. Parent shall consider in good faith any objections of Purchaser to the Estimated Closing Statement and, if Parent has determined in good faith that any revisions are required in order to cause the Estimated Closing Statement to comply with the terms of this Agreement, Parent will reissue an Estimated Closing Statement no later than 5:00 p.m., New York City time, on the last Business Day immediately prior to the Closing Date, reflecting such revisions. Each of Parent, Seller and AI Brazil acknowledges and agrees that, in making the payments required to be made by

Purchaser pursuant to this ARTICLE 2, Purchaser shall be entitled to rely on the accuracy of the AI Brazil Percentage, the Company Percentage, the Closing AI Brazil Payment and Closing NIIH Payment set forth in the Payout Schedule, and neither Purchaser nor, following the Closing, the Company shall have any liability to Seller or AI Brazil with respect to any claim that the amounts payable to Seller or AI Brazil, as the case may be, as set forth on the Payout Schedule are incomplete or inaccurate or that Seller or AI Brazil, as the case may be, was entitled to receive payment of any different amount, in each case with respect to the Acquired Equity Interests or AI Brazil Shares transferred by Seller or AI Brazil, as the case may be, subject to any adjustment thereto in accordance with Section 2.4(g) and to the actual payment of the amounts set forth in the Payout Schedule to Seller or AI Brazil, as the case may be. For the avoidance of doubt, none of the Estimated Closing Statement, the Payout Schedule or any constituent part thereof shall include and in no event shall the Closing AI Brazil Payment be reduced as a result of, any reserve, set aside, deduction or similar amount in respect of any potential claim by Purchaser of any breach or purported breach by Parent, Seller or the Entities of any of their respective representations and warranties or obligations under this Agreement, in the understanding that any reduction in the Final Purchase Price made pursuant to the third sentence of Section 2.4(a) shall be entirely allocated to, and borne by, Seller.

2.3. Payment of Purchase Price. On the Closing Date, Purchaser will:

(a) pay the Closing NIIH Payment to NIIH, by wire transfer of immediately available funds to the account designated by NIIH in writing no later than two Business Days prior to the Closing Date;

(b) on behalf of the Company, pay the Closing AI Brazil Payment to AI Brazil by wire transfer of immediately available funds to an account designated in writing by AI Brazil no later than two Business Days prior to the Closing Date;

(c) deposit the Escrow Amount with the Escrow Agent, by wire transfer of immediately available funds, to be held in the Escrow Account in accordance with the Escrow Agreement;

(d) deposit the Convertible Notes Escrow Amount with the escrow agent for the Parent Convertible Notes, by wire transfer of immediately available funds, in the event that the Indenture has not been amended in accordance with Section 8.20(a) or Parent has not made the escrow deposit contemplated by Section 8.20(b); and

(e) on behalf of Nextel Brazil, pay the Pay-Off Amount to each of the recipients specified in each of the Pay-Off Letters by wire transfer of immediately available funds to the accounts specified in such Pay-Off Letters.

2.4. Purchase Price Adjustment.

(a) As promptly as practicable following the Closing Date (but in any event within 45 days thereafter), Purchaser will prepare, or cause to be prepared, and deliver to Parent and AI Brazil a certificate executed by a duly authorized representative of Purchaser (the “Closing Statement”) consisting of Purchaser’s calculation of Closing Net Working Capital, Net Working Capital Adjustment, Capex Spend, the Selling and Marketing Cost Adjustment Amount, Closing USD Indebtedness, Closing BRL Indebtedness, Closing Indebtedness Adjustment, Closing USD Cash, Closing BRL Cash and Closing Cash Adjustment, together with the calculation of the Final Purchase Price and Final AI Brazil Payment resulting therefrom, and Purchaser’s calculation of Unpaid Transaction Expenses, Closing Accrued Tax Contingencies and the Accrued Tax Contingencies Adjustment resulting therefrom. The Closing Statement will be prepared in good faith and in accordance with the Accounting Principles. For the avoidance of doubt, if the Final Purchase Price would be lower but for the breach by Seller of any of its obligations hereunder, Purchaser may present such lower Final Purchase Price in the Closing Statement, in the understanding that any resulting reduction in the Final Purchase Price shall be entirely allocated to, and borne by, Seller. Parent and NIIH represent and warrant that Parent or its applicable Subsidiary has classified contingent Tax liabilities of the Entities as “probable”, “possible” or “remote” in accordance with the Accounting Principles for purposes of determining Target Accrued Tax Contingencies, and each of Parent and Purchaser agrees that it shall not change such classifications for purposes of determining Estimated Closing Accrued Tax Contingencies or Closing Accrued Tax Contingencies, respectively, except as expressly set forth in the Accounting Principles.

(b) The Closing Statement will become final, binding and conclusive upon Parent, Seller, AI Brazil and Purchaser on the 45th day following Purchaser’s delivery of the Closing Statement unless, prior to such 45th day, Parent (on behalf of Seller and AI Brazil) delivers to Purchaser a written notice (a “Closing Statement Dispute Notice”) stating that Parent disputes one or more items contained in the Closing Statement (a “Disputed Item”) and describing in reasonable detail each Disputed Item based on information then available to Parent.

(c) If Parent delivers a Closing Statement Dispute Notice, then Purchaser and Parent, on behalf of Seller and AI Brazil, will seek in good faith to resolve the Disputed Items during the 30-day period beginning on the date Purchaser receives the Closing Statement Dispute Notice (the “Resolution Period”). If Purchaser and Parent reach agreement with respect to any Disputed Items, Purchaser will revise the Closing Statement to reflect such agreement.

(d) If Purchaser and Parent are unable to resolve all Disputed Items during the Resolution Period, then Purchaser and Parent will jointly engage and submit the unresolved Disputed Items (the “Unresolved Items”) to PricewaterhouseCoopers or, if such firm is unwilling or unable to serve, to Deloitte & Touche LLP (any such Person, the “Independent Accountant”). Purchaser and Parent will use their respective reasonable best efforts to cause the Independent Accountant to issue its written determination regarding the Unresolved Items within 30 days after such items are submitted for review. The scope of the disputes to be resolved by the Independent Accountant will be to make a determination with respect to the Unresolved Items in accordance with the Accounting Principles and this Section 2.4(d), and the Independent

Accountant is not to make any other determination. The Independent Accountant’s decision will be based solely on written submissions by Purchaser and Parent. Each of Purchaser’s and Parent’s written submission to the Independent Accountant will also be provided to the other Party. For each Unresolved Item, the Independent Accountant shall assign a value equal to either the value for such item claimed by Purchaser or the value claimed by Parent, and no other value, as the resolution of such item. Purchaser and Parent each will be afforded the opportunity to present to the Independent Accountant any material such Party deems relevant to the Independent Accountant’s determination. Each of Purchaser and Parent will use its commercially reasonable efforts to furnish to the Independent Accountant such work papers and other documents and information pertaining to the Unresolved Items as the Independent Accountant may request. The determination of the Independent Accountant will be final, binding and conclusive on the Parties absent manifest error. The “Final Purchase Price” means the Purchase Price as calculated based upon the Closing Net Working Capital, Net Working Capital Adjustment, Capex Spend, the Selling and Marketing Cost Adjustment Amount, Closing USD Indebtedness, Closing BRL Indebtedness, Closing USD Cash, Closing BRL Cash, in each case, as and when finally determined in accordance with Section 2.4(b), Section 2.4(c) or this Section 2.4(d), as the case may be; the “Final Unpaid Transaction Expenses” means Unpaid Transaction Expenses as and when finally determined in accordance with Section 2.4(b), Section 2.4(c) or this Section 2.4(d); and the “Final Accrued Tax Contingencies Adjustment” means the Accrued Tax Contingencies Adjustment as calculated based upon the Closing Accrued Tax Contingencies as and when finally determined in accordance with Section 2.4(b), Section 2.4(c) or this Section 2.4(d); provided that, if Target Accrued Tax Contingencies exceed the Closing Accrued Tax Contingencies (as and when finally determined in accordance with Section 2.4(b), Section 2.4(c) or this Section 2.4(d)), then (A) if the Net Working Capital Adjustment Cap exceeds Net Working Capital Adjustment (as and when finally determined in accordance with Section 2.4(b), Section 2.4(c) or this Section 2.4(d)), the Final Accrued Tax Contingencies Adjustment shall not exceed an amount equal to the lesser of (1) the difference between the Net Working Capital Adjustment Cap and the Net Working Capital Adjustment (as and when finally determined in accordance with Section 2.4(b), Section 2.4(c) or this Section 2.4(d)) and (2) the Accrued Tax Contingencies Adjustment Cap or (B) if the Net Working Capital Adjustment (as and when finally determined in accordance with Section 2.4(b), Section 2.4(c) or this Section 2.4(d)) exceeds the Net Working Capital Adjustment Cap, then the Final Accrued Tax Contingencies Adjustment shall be $0.

(e) The fees, expenses and costs of the Independent Accountant will be borne by Purchaser, on the one hand, and Parent, on the other hand, in the same proportion as the aggregate amount of the Unresolved Items that is unsuccessfully disputed by each of Purchaser and Parent (as finally determined by the Independent Accountant) bears to the total amount of the Unresolved Items submitted to the Independent Accountant.

(f) Seller will provide Purchaser and its Representatives, upon reasonable advance notice and during normal business hours, such access to the books and records of Seller (and, prior to the Closing, the Entities) and the employees and other service providers (including accountants and other advisors) to Seller (and, prior to the Closing, the Entities), including work papers, schedules, memoranda and other documents, as may be reasonably requested by Purchaser in connection with the review of the Estimated Closing Statement; provided that such access will be subject to the limitations described in the penultimate sentence of Section 8.1(a). From and after Closing, Purchaser will provide AI Brazil, Parent and Seller and their respective Representatives, upon reasonable advance notice and during normal business hours, such access to the books and records of the Entities and the employees and other service providers (including accountants and other advisors) to the Entities, including work papers, schedules, memoranda and other documents, as may be reasonably requested by Parent in connection with Parent’s or Seller’s review of the Closing Statement; provided that such access will be subject to the limitations described in the penultimate sentence of Section 8.1(a) (it being understood that, for purposes of this proviso, all references to Parent and Seller in such sentence shall be deemed to refer to Purchaser).

(g) Following the determination of the Final Closing Statement:

(i) (A) if the Final Purchase Price exceeds the Estimated Purchase Price, then Purchaser will pay (1) to AI Brazil an amount equal to such excess multiplied by the AI Brazil Percentage, and (2) to NIIH an amount equal to the remaining amount of such excess, or (B) if the Estimated Purchase Price exceeds the Final Purchase Price, then (1) AI Brazil will pay to Purchaser an amount equal to such excess multiplied by the AI Brazil Percentage, and (2) NIIH will pay to Purchaser the remaining amount of such excess;

(ii) (A) if the Estimated Unpaid Transaction Expenses exceed the Final Unpaid Transaction Expenses, then Purchaser shall pay to NIIH the amount of such excess, or (B) if the Final Unpaid Transaction Expenses exceed the Estimated Unpaid Transaction Expenses, then NIIH shall pay to Purchaser the amount of such excess; and

(iii) (A) if the Final Accrued Tax Contingencies Adjustment exceeds the Estimated Accrued Tax Contingencies Adjustment, then Purchaser shall pay to NIIH the amount of such excess, or (B) if the Estimated Accrued Tax Contingencies Adjustment exceeds the Final Accrued Tax Contingencies Adjustment, then NIIH shall pay to Purchaser the amount of such excess.

The Party that is required to make a payment pursuant to this Section 2.4(g) will make such payment within two Business Days after the determination of the Final Closing Statement. Any payment under this Section 2.4(g) will be made in cash in Dollars, by wire transfer of immediately available funds to an account of the recipient designated in advance. At Purchaser’s option and in its sole discretion, any amount owed to Purchaser by NIIH pursuant to this Section 2.4(g) may be recovered from the Escrow Amount.

(h) Any amount paid pursuant to Section 2.4(g) will be treated as an adjustment to the Final Purchase Price for Tax reporting purposes.

(i) Notwithstanding anything to the contrary contained in this Agreement, in no event shall the calculation of the Final AI Brazil Payment be reduced for, or by reason of, any claim by Purchaser of any breach or purported breach by Parent, Seller or the Entities of any of their respective representations and warranties or obligations under this Agreement, in the understanding that any reduction in the Final Purchase Price made pursuant to the third sentence of Section 2.4(a) shall be entirely allocated to, and borne by, Seller.

ARTICLE 3. CLOSING AND TERMINATION

3.1. Closing Date. Subject to the satisfaction of the conditions set forth in Section 9.1, Section 9.2 and Section 9.3 or the waiver thereof by the Party entitled to waive that condition, the closing of the purchase and sale of the Acquired Equity Interests and the AI Brazil Shares (the “Closing”) will take place at, or be directed from, the offices of Jones Day located at 250 Vesey Street, New York, New York 10281, or at such other place as Seller may designate in writing, at 10:00 a.m. New York City time, on the date that is two Business Days following the satisfaction or waiver of the conditions set forth in ARTICLE 9, other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions, unless another time or date, or both, are agreed to in writing by the Parties. The Parties agree that the closing of the purchase and sale of the Acquired Equity Interests shall not take place hereunder unless the closing of the Nextel Holdings Transaction occurs prior thereto or substantially simultaneously therewith, unless the condition set forth in Section 9.1(f) with respect to the consummation of the Nextel Holdings Transaction has been waived by Purchaser; provided that Purchaser shall not waive such condition unless AI Brazil shall have breached or failed to perform any of its respective covenants or other agreements set forth in this Agreement which inaccuracy, breach or failure to perform would give rise to the failure of any of the conditions set forth in Section 9.1(b) or Section 9.1(d) to be satisfied or AI Brazil is in breach of its obligations to make or is incapable of making the closing deliveries required of AI Brazil under Section 3.2(b).

3.2. Closing Deliveries by Seller and AI Brazil.

(a) At the Closing, NIIH will deliver, or cause to be delivered, to Purchaser the following:

(i) the Acquired Equity Interests and all such necessary documentation, duly executed by NIIH (and the Company, where applicable), required under Luxembourg Law to sell and transfer the Acquired Equity Interests to Purchaser and to register such transfer in the shareholder register of the Company, including a counterpart to the Company Share Transfer Agreement, duly executed by NIIH and the Company and a counterpart to the Nextel Holdings Share Transfer Agreement, duly executed by the Company and Nextel Holdings;

(ii) the officer’s certificate required to be delivered pursuant to Section 9.1(a), Section 9.1(c) and Section 9.1(e);

(iii) executed resignation letters, in form and substance reasonably acceptable to Purchaser, of the managers and officers (or individuals in similar positions, such as gérants) of the Entities (other than any managers and officers described in Section 3.2(b)(iii)) designated in writing by Purchaser at least five Business Days prior to the Closing, solely in their capacity as officers or gérants of each Entity, in which the corresponding Entity and the officers shall grant a mutual release in respect of their obligations and duties in relation to each other;

(iv) executed shareholder resolutions of each of the Company, Nextel Holdings and NII International Mobile S.à r.l. (A) acknowledging the resignations of the managers or officers (or individuals in similar positions) designated in writing by Purchaser pursuant to Sections 3.2(a)(iii) or 3.2(b)(iii), (B) granting the discharge (quitus) of the obligations and duties of such managers or officers, (C) appointing new managers or officers nominated by the Purchaser and (D) approving the change of the registered office, in each case in relation to each of the Company, Nextel Holdings and NII International Mobile S.à r.l.;

(v) the original shareholder register of the Company duly updated as of Closing;

(vi) customary pay-off letters, in form and substance reasonably satisfactory to Purchaser and duly executed by each of BdB, Caixa, CDB and ANATEL, respectively (the “Pay-Off Letters”), confirming that, upon receipt by the party or parties identified therein of the Pay-Off Amounts, the Brazil Credit Facilities shall have been paid in full and all Liens provided thereunder shall have been released;

(vii) evidence of termination of the Nextel Holdings SHA; and

(viii) a counterpart to the Escrow Agreement, duly executed by Parent and NIIH.

(b) At the Closing, AI Brazil will deliver, or cause to be delivered, to the Company and Purchaser:

(i) the AI Brazil Shares and all such necessary documentation, duly executed by AI Brazil, required under Luxembourg Law to sell and transfer the AI Brazil Shares to the Company and to register such transfer in the shareholder register of Nextel Holdings, including a counterpart to the Nextel Holdings Share Transfer Agreement, duly executed by AI Brazil ;

(ii) the officer’s certificate required to be delivered pursuant to Section 9.1(b) and Section 9.1(d);

(iii) executed resignation letters, in form and substance reasonably acceptable to Purchaser, of any managers or officers (or individuals in similar positions, such as gérants) of the Entities who were appointed by AI Brazil to serve in such capacity, as designated in writing by Purchaser at least five Business Days prior to the Closing, solely in their capacity as officers or gérants of each Entity, in which the corresponding Entity and the officers shall grant a mutual release in respect of their obligations and duties in relation to each other; and

(iv) evidence of termination of the Nextel Holdings SHA.

3.3. Closing Deliveries by Purchaser. At the Closing, Purchaser will deliver, or cause to be delivered, to Seller and AI Brazil the following:

(a) the officer’s certificate required to be delivered pursuant to Section 9.2(a) and Section 9.2(b);

(b) the consideration specified in Section 2.3;

(c) a counterpart to the Escrow Agreement, duly executed by Purchaser; and

(d) a counterpart to the Company Share Transfer Agreement, duly executed by Purchaser.

3.4. Termination of Agreement. This Agreement may be terminated before the Closing as follows:

(a) (i) by Purchaser or Parent, if the Closing has not occurred by 5:00 p.m., New York City time, on December 31, 2019 (such date, as it may be extended pursuant to this Section 3.4(a), the “Termination Date”); provided that if, as of 5:00 p.m., New York City time, on December 31, 2019, (A) any of the conditions to Closing set forth in Section 9.1(h), Section 9.3(a) (in the case of Section 9.3(a), if the failure of such condition to be satisfied is the result of an action by a Governmental Authority charged with jurisdiction over granting the Regulatory Approval or the Antitrust Approval), Section 9.3(b) or Section 9.3(c) has not been satisfied or waived by all Parties entitled to the benefit of such condition or Purchaser has determined to contest or resist such action as contemplated in Section 8.4(c) or Section 8.5(c), as applicable, (B) all conditions to the respective obligations of the Parties to close set forth in ARTICLE 9 (other than (1) those conditions that by their nature are to be satisfied at the Closing, but which conditions are then capable of being satisfied if the Closing were to occur and (2) any condition described in the foregoing clause (A), subject to the terms of such clause) have been satisfied or waived by all Parties entitled to the benefit of such condition and (C) Purchaser and Parent shall have agreed in writing to the 2020 Transaction Budget, whereupon the CapEx Transaction Budget Amount shall include the capital expenditures contemplated by the 2020 Transaction Budget to have been incurred through the Transaction Budget Period (inclusive of any prorated amount for a partial month as contemplated in the definition “Capex Transaction Budget Amount”), then the Termination Date shall be automatically extended to March 31, 2020; provided, further, that if the Closing has not occurred and Purchaser and Parent shall not have agreed in writing to the 2020 Transaction Budget prior to 5:00 p.m., New York City time, on December 31, 2019, then this Agreement shall terminate automatically as of such time; or (ii) by Purchaser, AI Brazil or Parent, if the Closing has not occurred by 5:00 p.m., New York City time, on March 31, 2020;

(b) by mutual written consent of the Parties;

(c) by Purchaser, if any condition to the obligations of Purchaser set forth in Section 9.1 or Section 9.3 has become incapable of being satisfied by the Termination Date, other than as a result of a breach by Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, and such condition is not waived by Purchaser;

(d) by Parent, if any condition to the obligations of Seller set forth in Section 9.2 or Section 9.3 has become incapable of being satisfied by the Termination Date, other than as a result of a breach by Seller of any of its representations, warranties, covenants or agreements contained in this Agreement, and such condition is not waived by Seller;

(e) by Purchaser, if (i) there has been an inaccuracy in, or breach of, any representation, warranty, covenant or agreement of AI Brazil, Seller or Parent contained in this Agreement, which breach would result in a failure of a condition set forth in Sections 9.1(a) through 9.1(d) to be satisfied, and (ii) such inaccuracy or breach has not been cured by the earlier of (A) 10 Business Days after the giving of written notice by Purchaser to Parent of such breach and (B) the Termination Date;

(f) by Parent, if (i) there has been an inaccuracy in, or breach of, any representation, warranty, covenant or agreement of Purchaser contained in this Agreement, which breach would result in a failure of a condition set forth in Section 9.2(a) or Section 9.2(b) to be satisfied, and (ii) such inaccuracy or breach has not been cured by the earlier of (A) 10 Business Days after the giving of written notice by Parent to Purchaser of such breach and (B) the Termination Date;

(g) by Parent or Purchaser, if there is in effect any Law or final non-appealable Order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(h) by Parent or Purchaser, if the authorization of this Agreement in accordance with Section 271 of the DGCL has been submitted to a vote of the Parent Stockholders at a duly convened Parent Stockholders Meeting (including any adjournment or postponement thereof) and the Parent Stockholder Approval was not obtained at such meeting (including any adjournment or postponement thereof);

(i) by Parent, at any time after the date of this Agreement and prior to the receipt of the Parent Stockholder Approval, if (i) the Parent Board, in compliance with and subject to the terms and conditions of Section 8.13, shall have authorized Parent or any of its Subsidiaries to enter into a definitive agreement with respect to a Superior Proposal, and, (ii) concurrently with such termination, Parent pays or causes to be paid to Purchaser the Company Break-Up Fee pursuant to Section 3.6(b) and Parent enters into such definitive agreement providing for the implementation of the transactions contemplated by such Superior Proposal; or

(j) by Purchaser, at any time after the date of this Agreement and prior to the receipt of the Parent Stockholder Approval, if (i) an Adverse Recommendation Change shall have occurred or (ii) Parent or NIIH shall have committed an Intentional Breach of their obligations contained in Section 8.13.

3.5. Procedure Upon Termination. If either Purchaser or Parent desires to terminate this Agreement pursuant to Section 3.4 (other than pursuant to Section 3.4(b)), such termination shall be effective upon delivery of written notice thereof by Purchaser to Parent and AI Brazil or by Parent to Purchaser and AI Brazil, as applicable, and this Agreement will terminate without further action by Purchaser, Parent, Seller or AI Brazil. Termination pursuant to Section 3.4(b) shall be effective upon the effectiveness of such mutual written consent.

3.6. Effect of Termination. (a) If termination pursuant to Section 3.4 occurs, (i) each of the Parties will be relieved of its duties and obligations arising under this Agreement after the date of such termination, and (ii) subject to Section 3.6(b) such termination will be without liability to Purchaser, Parent, Seller or AI Brazil; provided, however, that the provisions of Section 3.5, this Section 3.6, Section 8.9 and ARTICLE 13 (other than Section 13.2) and, to the extent necessary to effectuate the foregoing enumerated provisions, ARTICLE 1, will survive any such termination and will be enforceable hereunder; provided, further, that nothing in this Section 3.6 will be deemed to release any Party from liability for any Intentional Breach of its obligations under this Agreement arising prior to such termination; provided, further, that all confidential information received by Purchaser with respect to Parent, Seller, AI Brazil and the Entities or any of their Affiliates, and any of their respective businesses, will be treated in accordance with the Confidentiality Agreements, which will remain in full force and effect in accordance with their terms notwithstanding the termination of this Agreement. Notwithstanding anything in this Agreement to the contrary, AI Brazil will be relieved of its duties and obligations arising under this Agreement after the date of such termination, without liability to Purchaser, Parent or Seller, other than any liability for any Intentional Breach of its obligations under this Agreement arising prior to such termination.

(b) Parent will pay, or cause to be paid, to Purchaser by wire transfer of immediately available funds an amount equal to $25,000,000 (the “Company Break-Up Fee”) if this Agreement is terminated:

(i) by Parent pursuant to Section 3.4(i) (such payment to be made before or concurrently with such termination and, in the absence of such payment, any such purported termination will be invalid);

(ii) by Purchaser pursuant to Section 3.4(j) (such payment to be made within two Business Days of such termination); or

(iii) pursuant to Section 3.4(a), Section 3.4(e) or Section 3.4(h) and, (A) after the date of this Agreement and prior to such termination any Person makes an Acquisition Proposal and (B) at any time on or prior to the twelve-month anniversary of such termination, Parent or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, a transaction contemplated by an Acquisition Proposal (provided that, solely for purposes of this Section 3.6(b)(iii), 50% shall replace 20% in the definition of Parent Takeover Proposal) (such payment to be made on the same day as the earlier of the entry into a definitive agreement and consummation of such a transaction).

(c) If this Agreement is terminated by Parent pursuant to Section 3.4(h), then Parent shall pay or cause to be paid to Purchaser an amount equal to the documented out-of-pocket expenses of Purchaser and its Affiliates incurred in connection with this Agreement and the transactions contemplated hereby (such payment to be made within five Business Days of such termination), up to $2,000,000. The amount of any expenses reimbursed to Purchaser pursuant to this Section 3.6(c) shall be credited against any future payment of the Company Break-Up Fee, if payable, pursuant to Section 3.6(b)(iii).

(d) Notwithstanding anything in this Agreement to the contrary, Parent will not be required to pay the other Party the amount due pursuant to Section 3.6(b) more than once. The Parties acknowledge and agree that the Company Break-Up Fee constitutes liquidated damages and is not a penalty and will be the sole and exclusive remedy, including on account of punitive damages, for recovery by Purchaser, in the event of the termination of this Agreement by Parent pursuant to Section 3.4(i) or by Purchaser pursuant to Section 3.4(j) (in the case where Purchaser is paid the Company Break-Up Fee pursuant to Section 3.6(b)). Upon payment of the Company Break-Up Fee, Parent, Seller, the Company and AI Brazil and each of their respective Representatives and Affiliates will be fully released and discharged from any liability under or resulting from this Agreement, and neither Purchaser, nor Parent, as applicable, nor any other Person will have any other remedy or cause of action under or relating to this Agreement or any applicable Law, including for reimbursement of expenses or otherwise; provided that payment of the Company Break-Up Fee shall not release Seller, Parent or AI Brazil from liability for any Intentional Breach of its obligations hereunder arising prior to such payment. For the avoidance of doubt, termination of this Agreement shall not relieve Parent, Seller or their respective Affiliates from any liability or obligation under the Nextel Holdings SHA.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF NIIH AND PARENT

Except as set forth in the disclosure schedule delivered by NIIH and Parent to Purchaser concurrently with the execution of this Agreement (each section of which qualifies the correspondingly numbered and lettered Section of this ARTICLE 4 or ARTICLE 6, as applicable, and any other Section of this ARTICLE 4 or ARTICLE 6 to the extent the responsiveness of the relevant disclosure to such other Section is reasonably apparent on its face) (the “Company Disclosure Schedule”), each of NIIH and Parent hereby represents and warrants to AI Brazil and Purchaser, as of the date of this Agreement and as of the Closing Date, that:

4.1. Organization of NIIH and Parent. Each of NIIH and Parent is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite power and authority to hold directly and indirectly stakes in Luxembourg and/or foreign undertakings or, as the case may be, own, lease and operate its properties and to carry on its businesses as now conducted.

4.2. Authorization of Agreement. Each of NIIH and Parent has the requisite power and authority to execute and deliver this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party (the “Ancillary Agreements”) and, subject to the receipt of the Parent Stockholder Approval, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of NIIH and Parent, subject to receipt of the Parent Stockholder Approval. The Parent Board, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Parent and the Parent Stockholders, (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (iii) resolved to recommend that the Parent Stockholders vote in favor of authorizing the transactions contemplated by this Agreement (such recommendation, the “Parent Board Recommendation”), and directed that such matter be submitted for consideration by the Parent Stockholders at the Parent Stockholders Meeting. This Agreement and each Ancillary Agreement has been duly and validly executed and delivered by NIIH and Parent and (assuming the due authorization, execution and delivery by Purchaser) this Agreement and each Ancillary Agreement constitute legal, valid and binding obligations of NIIH and Parent, enforceable against them in accordance with its respective terms, subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3. Conflicts; Consents of Third Parties. (a) The execution and delivery by NIIH and Parent of this Agreement and each Ancillary Agreement, the consummation of the transactions contemplated hereby and thereby and compliance by NIIH and Parent with any of the provisions hereof or thereof do not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the articles of association, certificate of incorporation and by-laws or any comparable organizational documents of NIIH or Parent, (ii) any Contract or Permit to which NIIH or Parent is a party or by which any of the properties or assets of NIIH or Parent are bound, (iii) any Order of any Governmental Authority applicable to NIIH or Parent or any of the properties or assets of NIIH or Parent, or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of NIIH, Parent or any Entity in connection with the execution and delivery of this Agreement or any Ancillary Agreement, the compliance by NIIH and Parent with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by NIIH or Parent of any other action contemplated hereby or thereby, except for (i) the Regulatory Approval, (ii) the Antitrust Approval, (iii) the filing with the SEC of the Proxy Statement relating to the Parent Stockholders Meeting, and (iv) such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notifications the failure of which to obtain or make would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect.

4.4. Title to Acquired Equity Interests. NIIH is (or will be, when issued) the sole record, legal and beneficial owner of, and has (or will have, when issued) good, valid and marketable title to, all of the Acquired Equity Interests, free and clear of all Liens.

4.5. Opinion of Financial Advisors. The Parent Board has received the written opinions of each of Rothschild & Co. US Inc. and Greenhill & Co., LLC, on or prior to the date of this Agreement, to the effect that, as of the date of such opinion, and subject to the limitations, qualifications and assumptions set forth therein, the consideration payable in the transactions contemplated by this Agreement is fair, from a financial point of view, to Parent. Complete and executed copies of such opinions will be delivered to Purchaser solely for informational purposes promptly after the execution of this Agreement. Such opinions have not been withdrawn or materially modified.

4.6. Solvency. Each of Parent and NIIH is Solvent and, immediately after giving effect to all of the transactions contemplated by this Agreement, including payment of any and all fees and expenses relating to the transactions contemplated by this Agreement, each of Parent and NIIH will be Solvent. Neither Parent nor NIIH is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent, NIIH or any of their respective Subsidiaries.

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF AI BRAZIL

Except as set forth in the Company Disclosure Schedule or in the disclosure schedule delivered by AI Brazil to Purchaser concurrently with the execution of this Agreement (each section of which qualifies the correspondingly numbered and lettered Section of this ARTICLE 5 and any other Section of this ARTICLE 5 to the extent the responsiveness of the relevant disclosure to such other Section is reasonably apparent on its face) (the “AI Brazil Disclosure Schedule”), AI Brazil hereby represents and warrants to Purchaser, as of the date of this Agreement and as of the Closing Date, that:

5.1. Organization of AI Brazil. AI Brazil is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted.

5.2. Authorization of Agreement. AI Brazil has the requisite power and authority to execute and deliver this Agreement and any Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of AI Brazil. This Agreement and each Ancillary Agreement to which it is a party has been duly and validly executed and delivered by AI Brazil and (assuming the due authorization, execution and delivery by the other Parties hereto) this Agreement and each such Ancillary Agreement constitute legal, valid and binding obligations of AI Brazil, enforceable against AI Brazil in accordance with its respective terms, subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3. Conflicts; Consents of Third Parties. (a) The execution and delivery by AI Brazil of this Agreement and each Ancillary Agreement to which it is a party, the consummation of the transactions contemplated hereby and thereby and compliance by AI Brazil with any of the provisions hereof or thereof do not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the articles of association, certificate of incorporation and by-laws or any comparable organizational documents of AI Brazil, (ii) any Contract or Permit to which AI Brazil is a party or by which any of the properties or assets of AI Brazil are bound, (iii) any Order of any Governmental Authority applicable to AI Brazil or any of the properties or assets of AI Brazil, or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of AI Brazil in connection with the execution and delivery of this Agreement or any Ancillary Agreement, the compliance by AI Brazil with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by AI Brazil of any other action contemplated hereby or thereby, except for (i) the Regulatory Approval, (ii) the Antitrust Approval and (iii) such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notifications the failure of which to obtain or make would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect.

5.4. Title to AI Brazil Shares. AI Brazil is, and at all times between the date of this Agreement and prior to the closing of the Nextel Holdings Transaction shall be, the sole record, legal and beneficial owner of the AI Brazil Shares, and has, and at all times between the date of this Agreement and the closing of the Nextel Holdings Transaction shall have, good, valid and marketable title to, the AI Brazil Shares, free and clear of all Liens other than in respect of obligations under the Nextel Holdings Share Transfer Agreement and the Nextel Holdings SHA.

5.5. No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this ARTICLE 5 (as modified by the Company Disclosure Schedule or the AI Brazil Disclosure Schedule), AI Brazil does not make any other express or implied representation or warranty with respect to the Entities, the Entities’ businesses, the Acquired Equity Interests, the AI Brazil Shares, or the transactions contemplated by this Agreement, and AI Brazil disclaims any other representations or warranties, whether made by Parent, Seller, AI Brazil or any Affiliate of Parent, Seller or AI Brazil, or any of Parent’s, Seller’s or AI Brazil’s or their Affiliates’ respective officers, directors, employees, agents or other Representatives. AI Brazil does not make any representations or warranties to Purchaser regarding the probable success or profitability of the Entities. Except for the representations and warranties contained in ARTICLE 5 (as modified by the AI Brazil Disclosure Schedule), AI Brazil (a) expressly disclaims and negates any representation or warranty, expressed or implied, at law, by statute, or otherwise, relating to the condition of the AI Brazil Shares and (b) disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Purchaser or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Purchaser by any director, officer, employee, agent, consultant, or other Representative of Parent, Seller, AI Brazil or any of their Affiliates). The disclosure of any matter or item in any schedule hereto will not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, nothing in this Agreement shall relieve AI Brazil or its Affiliates of any liability for actual fraud.

ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF NIIH AND PARENT IN RESPECT OF THE ENTITIES

Except as set forth in the Company Disclosure Schedule (each section of which qualifies the correspondingly numbered and lettered Section of ARTICLE 4 or this ARTICLE 6, as applicable, and any other Section of ARTICLE 4 or this ARTICLE 6 to the extent the responsiveness of the relevant disclosure to such other Section is reasonably apparent on its face), each of NIIH and Parent hereby represents and warrants to Purchaser, as of the date of this Agreement and as of the Closing Date, that:

6.1. Organization of the Entities. Each Entity is duly qualified or authorized to do business under the Laws of its jurisdiction of organization and has the requisite corporate power and authority to hold directly and indirectly stakes in Luxembourg and/or foreign undertakings or, as the case may be, own, lease and operate its assets and to carry on its business as now conducted, except where the failure to be so qualified or authorized would not reasonably be expected to be, individually or in the aggregate, material to the Entities, taken as a whole. Seller has made available to Purchaser true and complete copies of the constituent documents and operating agreements of each of the Entities, and none of the Entities is in default or in violation in any material respect of any provision set forth therein. Each Entity has complied with all notice periods, corporate formalities and other requirements imposed by applicable Law for calling, calling to order and holding meetings of shareholders or quotaholders and adopting resolutions and all corporate documents of the Entities (including shareholders’ or quotaholders’ meeting minutes, call notices, registries, books, amendments to the articles of association and bylaws, etc.) comply with applicable Law and are duly updated, accurate, complete and registered before the competent Governmental Authority, in each case, except for such non-compliance as would not reasonably be expected to be material to the Entities, taken as a whole.

6.2. Capitalization of the Entities. (a) As of the date of this Agreement, the share capital of the Company consists of 15,002 shares with a nominal value of USD 1 each, of which 15,002 shares are issued and outstanding and constitute the Acquired Equity Interests. The AI Brazil Shares and the Company Shares comprise, and at all times prior to the Closing shall comprise, all of the outstanding share capital of Nextel Holdings. The Acquired Equity Interests and the equity interests of each Company Subsidiary are (or will be, when issued) duly authorized, validly issued, fully paid and non-assessable, and have been (or will be, when issued) issued and granted in compliance with all applicable Law. The Acquired Equity Interests comprise, and at all times prior to the Closing shall comprise, all of the outstanding share capital of the Company. Subject to the issuance of new equity securities pursuant to and in accordance with Section 8.2(c), the number and type of issued and outstanding capital stock of each Company Subsidiary, the record owners thereof and the jurisdiction of organization or formation of each Company Subsidiary are listed in Section 6.2(a) of the Company Disclosure Schedule. All of the equity interests of each Company Subsidiary (other than the AI Brazil Shares) are, and at all times prior to the Closing shall be, owned by the Company or a wholly owned Company Subsidiary, in each case free and clear of all Liens. At the Closing, all of the equity interests of each Company Subsidiary will be owned by the Company or a wholly owned Company Subsidiary, in each case free and clear of all Liens. Except for any consent rights listed in Section 6.2(a) of the Company Disclosure Schedule, there are no bonds, debentures, notes or other Indebtedness of any Entity that entitle holders thereof to vote (or to a veto or any similar type of negative control) on any matters on which holders of the equity interests of any of the Entities may vote.

(b) There is no existing preemptive or other outstanding right, option, warrant, call or Contract of any character to which an Entity is a party requiring, and there are no securities of any Entity outstanding which upon conversion or exchange would require, the issuance of any shares, quotas or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares or quotas of any Entity.

(c) Prior to the date of this Agreement, Parent and certain of its Subsidiaries, including Seller, completed the transactions described on Section 6.2(c) of the Company Disclosure Schedule (the “NII Internal Reorganization”) in accordance with the steps set forth in such description.

(d) No Entity owns any equity interest or investment in any Person other than (i) the Company Subsidiaries identified in Section 6.2(a) of the Company Disclosure Schedule, and (ii) short-term financial investments in marketable securities made in the Ordinary Course of Business. No Entity has agreed or is obligated to directly or indirectly make any future investment in or capital contribution or advance to any other Person.

6.3. Conflicts; Consents of Third Parties. The execution and delivery by Seller or AI Brazil of this Agreement and each Ancillary Agreement, the consummation of the transactions contemplated hereby and thereby and compliance by Seller or AI Brazil with any of the provisions hereof or thereof do not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, acceleration or cancellation under any provision of, or result in the modification of any right or obligation of any Entity under, (a) the articles of association, certificate of incorporation and by-laws or any comparable organizational documents of the Entities, (b) any Contract or Permit to which any Entity is a party or by which any of the properties or assets of the Entities are bound, (c) any Order of any Governmental Authority applicable to any Entity or any of the properties or assets of any Entity, or (d) any applicable Law, other than, in the case of clauses (b), (c) and (d), such conflicts, violations, defaults, terminations, cancellations or modifications of any rights or obligations that would not reasonably be expected to be material to the Entities, taken as a whole.

6.4. Financial Statements. (a) Seller has delivered to Purchaser true, correct and complete copies of:

(i) the unaudited balance sheets of Nextel Holdings as at December 31, 2017, and the related statement of profit and loss for the years then ended, together with the notes thereto (the “Nextel Holdings Financial Statements”);

(ii) the unaudited balance sheets of NII International Mobile S.à r.l. as at December 31, 2016 and December 31, 2017, and the related statements of profit and loss for the years then ended, together with the notes thereto (the “NIIM Financial Statements”);

(iii) the audited balance sheets of each of Brazil Parent and Nextel Brazil, in each case, as at December 31, 2016 and December 31, 2017, and the related statements of profit and loss and of cash flows of each of Brazil Parent and Nextel Brazil for the years then ended, together with the notes thereto (collectively, the “Audited Brazil Financial Statements”); and

(iv) the unaudited balance sheets for each of Nextel Holdings and its Subsidiaries as at December 31, 2016, December 31, 2017 and September 30, 2018, and the related unaudited statements of income of Nextel Holdings and its Subsidiaries for the years then ended (collectively, the “Unaudited Financial Statements” and, together with the Nextel Holdings Financial Statements, the NIIM Financial Statements, and the Audited Brazil Financial Statements, the “Financial Statements”).

(b) Each of the Audited Brazil Financial Statements have been derived from the books of account and other financial records of Brazil Parent and Nextel Brazil, as applicable, have been prepared in accordance with Brazilian GAAP, consistently applied, and present fairly in all material respects the financial position, results of operations and cash flows of the applicable Entities as at the dates and for the periods indicated therein. Each of the Nextel Holdings Financial Statements and the NIIM Financial Statements have been derived from the books of account and other financial records of the applicable Entities, have been prepared in accordance with Luxembourg GAAP, consistently applied, and present fairly in all material respects the financial position of the applicable Entities as at the dates and for the periods indicated therein. Each of the Unaudited Financial Statements have been derived from the books of account and other financial records of the applicable Entities, have been prepared in accordance with U.S. GAAP, consistently applied, and present fairly in all material respects the financial position of the Entities included therein. All registries and publications required by applicable Law have been complied with, in all material respects, in regard to the Audited Brazil Financial Statements.

(c) Each Entity maintains (i) books and records reflecting its assets and liabilities that are accurate in all material respects and (ii) except as disclosed in Parent’s reports filed with the SEC, adequate and effective internal accounting controls which provide reasonable assurance that (A) the control objectives have minimized the risk of material financial misstatement, (B) all material information concerning the Entities is made known on a timely basis to the individuals at the Entities responsible for the preparation of the Financial Statements, (C) all material transactions are executed with management’s authorization and accurately recorded in the correct period as necessary to permit the preparation of the Financial Statements and disclosures in conformity with applicable generally accepted accounting principles, and (D) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any material differences.

(d) All customer accounts receivable of the Entities as set forth in the Audited Brazil Financial Statements or subsequently created through the Closing Date and included within Closing Net Working Capital are, or will be, valid obligations arising from bona fide sale transactions in the Ordinary Course of Business on terms consistent with the past practices of Nextel Brazil and its Subsidiaries relating to their customers.

6.5. Undisclosed Liabilities. The Entities do not have any Liabilities except for (a) Liabilities reflected or reserved against on the balance sheet included in the Audited Financial Statements or on the latest balance sheets included in the Unaudited Financial Statements and not heretofore paid or discharged or (b) Liabilities incurred since the date of the Audited Financial Statements in the Ordinary Course of Business that would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect.

6.6. Taxes.

(a) Except as otherwise provisioned in the Financial Statements: (i) neither the Company nor any other Entity is currently subject to any collection or pending legal action, procedure or claim for Taxes that could result in a material liability to the Company or such other respective Entity; (ii) neither the Company nor any other Entity has been notified in writing of any Tax delinquency notice, proceedings, claim of levy, collection or court or administrative pending matter with regard to Taxes against the Company or such Entity; (iii) neither the Company nor any other Entity has adhered to any program for payment of Tax debts in installments; and (iv) no income Tax Return of the Company or of any other Entity is under current examination by any Taxing Authority.

(b) (i) Each Entity has timely filed all material Tax Returns required to be filed by it under applicable Law or requests for extensions to file such Tax Returns have been timely filed, granted and have not expired, and all material Taxes required to be paid by it have been paid by it, except for those that are being contested in good faith by appropriate proceedings and which are reflected as a contingency for Taxes on the most recent balance sheet of such Entity included in the Financial Statements; (ii) all such Tax Returns are true, correct and complete in all material respects; and (iii) none of the Entities has waived any statute of limitations in respect of a material amount of Taxes, which waiver is currently in effect.

(c) All material Taxes required to be collected or withheld by an Entity with respect to its employees, independent contractors, creditors, stockholders or other third parties have been collected or withheld and have been (or will be) duly and timely paid to the proper Governmental Authority.

(d) No written claim has ever been made by a Governmental Authority in any jurisdiction where the Company or an Entity does not file Tax Returns that the Company or such Entity is or may be subject to taxation by such jurisdiction.

(e) There are no Liens for Taxes upon any assets of any of the Entities other than Permitted Liens.

(f) No deficiencies for any Taxes have been proposed, asserted or assessed against any Entity that are still pending and no requests for waivers of the time to assess any such Taxes have been made that are still pending.

(g) None of the Company or any other Entity is a party to any Tax indemnification, Tax allocation or Tax sharing agreements pursuant to which such Entity will have any obligation to make any payments after the Closing Date, except for any agreement the primary purpose of which is not Tax.

(h) There are no Tax rulings, requests for rulings or closing agreements relating to or with respect to the income and/or assets of any of the Entities that could affect the liability for Taxes of any of the Entities for any period (or portion thereof) ending on or after the Closing Date.

(i) None of the Company or any other Entity is or will be required to include a material item of income, or exclude a material item of deduction, for any period (or portion thereof) ending on or after the Closing Date, as a result of, on or before the Closing Date, any (i) transaction treated as an installment sale or open transaction for any Tax purpose, (ii) receipt of a prepaid amount or deposit, (iii) change in method of accounting or similar adjustment that any of the Company or any other Entity has agreed to, requested, or was required to make or (iv) agreement entered into with any Governmental Authority.

(j) None of the Company or any other Entity has made any entity classification election for U.S. federal income tax purposes or any other U.S. federal income tax election.

(k) None of the Company or any other Entity has been a member of a consolidated, joint, unitary or combined group for any U.S. or non-U.S. Tax purposes (other than such group the common parent of which was the Company).

(l) Section 6.6(l) of the Company Disclosure Schedule sets forth, as of February 28, 2019, the amount of accrued liabilities of the Entities related to contingent Tax liabilities. Parent or its applicable Subsidiary has classified all contingent Tax liabilities of the Entities as “probable”, “possible” or “remote” in accordance with U.S. GAAP, including the Financial Accounting Standards Board’s authoritative guidance on accounting for contingencies.

6.7. Real Property. (a) Section 6.7(a) of the Company Disclosure Schedule contains a complete and correct list and description (including registration and title number, address, area, and owner’s name) of each Owned Property. The Entities lawfully acquired and have duly registered the Owned Property, and have good, valid and marketable title to all Owned Property, free and clear of Liens except for Liens set forth in Section 6.7 of the Company Disclosure Schedule and Permitted Liens. All Owned Property is duly reflected in the Financial Statements, except for those properties and assets sold since the Balance Sheet Date in the Ordinary Course of Business. Seller has made available to Purchaser true and complete copies of (i) each deed for each Owned Property and all title insurance policies and surveys, if any, relating to the Owned Property and (ii) all documents evidencing all Liens upon the Owned Property.

(b) The Entities have valid leasehold interests in all Leased Property and all other leased property and assets (whether real, personal, tangible or intangible), and are not in material default under the leases of any such property and assets, each of which is in full force and effect. To the Knowledge of the Company, no circumstance, event, condition, or act has occurred that would, by notice or the lapse of time, or both, constitute a breach of the terms and conditions of any of such leases, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Entities, taken as a whole.

(c) To the Knowledge of the Company, as of the date of this Agreement, except as would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect: (i) there are no special assessments or any planned public improvements that may result in a special assessment with respect to any Owned Property, (ii) there is no special proceeding pending or threatened in writing in which any Governmental Authority having jurisdiction over any of the Owned Property is seeking to increase the assessed value thereof and (iii) there is no expropriation proceeding with regards to any Owned Property. To the Knowledge of the Company, there is no pending or threatened in writing condemnation proceeding with respect to any of the Owned Property or Leased Property that would reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect.

(d) All building, structures, and improvements located on the Owned Property and Leased Property are in good state of repair and use, subject to normal wear and tear, and are adequate and appropriate for their intended present use in accordance with the Ordinary Course of Business of each Entity, except as would not reasonably be expected to materially impair the ability of the Entities to conduct their business as presently conducted.

(e) There are no debts or obligations owed in connection with any of the Owned Property to any Government Authority or any third party, including debts related to urban property tax (IPTU), immovable property transmission tax (ITBI), emphyteutic fees and rents (foros e laudêmios), applicable contributions, and applicable condominium obligations and charges, except for immaterial debts and obligations.

(f) All Tower Leases to which any Entity is a party provide solely for monthly payments. Other than Tower Leases, none of the Entities are parties to any leases (or other similar arrangements) with respect to real or personal property that would be classified as capital leases under U.S. GAAP as in effect as of December 31, 2018.

6.8. Intellectual Property. (a) Section 6.8(a) of the Company Disclosure Schedule sets forth a true and complete list of all Intellectual Property owned by the Entities as of the date of this Agreement for which a patent, trademark, copyright or other registration exists or has been applied for by or on behalf of the Entities and all material licenses or other covenants or rights under Intellectual Property which the Company or any of the other Entities has been granted from any Person (other than commercially available off-the-shelf Software with aggregate fees of less than $250,000 per year) or which the Entities have granted to any Person (“Licenses”). Each item of material Company Intellectual Property is subsisting, in full force and effect, valid and, to the Knowledge of the Company, enforceable.

(b) An Entity is the sole and exclusive owner of all right, title and interest in and to each item of Company Intellectual Property material to the operation of the businesses of the Entities, free and clear of any Liens other than Permitted Liens. The Entities own or have the right to use all Intellectual Property used in or necessary to conduct the businesses of the Entities as presently conducted. Seller, AI Brazil and their Affiliates (other than the Entities) do not own any material Intellectual Property that is used in the businesses of the Entities.

(c) (i) The material Intellectual Property owned or used by the Company or any of the other Entities is not the subject of any Legal Proceeding or any challenge received by the Company in writing, including with respect to its ownership, validity or enforceability and (ii) the Company has not received since the Balance Sheet Date any written notice of any default or breach under any material Intellectual Property license to which the Company or any other Entity is a party or by which it is bound.

(d) The conduct and operation of the businesses of the Entities, including their products or services, do not, and have not in the previous five years, infringe(d), misappropriate(d), dilute(d) or otherwise violate(d) any Intellectual Property of any third Person. No Legal Proceeding is currently pending or, to the Knowledge of the Company, threatened (including through any “cease and desist” letters, indemnification claims or invitations to license) by any Person that alleges the Entities infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any third Person. To the Knowledge of the Company, no Person is infringing, misappropriating, diluting or otherwise violating any Company Intellectual Property.

(e) The Entities have taken commercially reasonable steps to protect the confidentiality of all Trade Secrets owned or held by the Entities. The Entities require all of their employees to, upon their hiring, execute a customary written non-disclosure agreement and to acknowledge that they have received the relevant Entity’s Code of Conduct. There has been no unauthorized disclosure, misappropriation or loss of any Trade Secret owned or held by the Entities that would reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect or in the loss of ownership, validity or enforceability of any Trade Secrets. All Persons who have contributed to the creation or development of any material Intellectual Property for or on behalf of the Entities have validly assigned their entire right, title and interest in such contributions to an Entity.

(f) The Entities own or have rights to use all items of hardware (including computers, servers, databases, peripheral devices and telecommunications devices and related systems) and Software that are necessary to operate their businesses as currently conducted (such hardware and Software, the “IT Systems”), except where the failure to do so would not reasonably be expected to be material to the business of any Entity. To the Knowledge of the Company, the IT Systems operate and function in accordance with their applicable specifications in all material respects and perform the functions necessary to effectively carry on the Entities’ businesses as currently conducted. There have been (i) in the previous five years, no failures, defects, bugs, viruses or other causes for substandard performance of any IT Systems which have caused any material disruption to the business of any Entity, and (ii) no material unauthorized intrusions or breaches of the security of the IT Systems. The Entities have a disaster recovery plan, procedures and facilities in place for network elements, and have taken all reasonable steps to safeguard the IT Systems.

(g) No material Software owned or distributed by the Entities is subject to any agreement that requires making available source code, prohibits or limits the ability to charge fees or other consideration, grants any right to any Person to decompile or otherwise reverse-engineer such Software or requires the licensing of any Software for the purpose of making derivative works.

(h) (i) The Entities have complied and are in compliance with, in all material respects, all Laws, privacy policies, terms of use, other public statements of the Entities, authorizations given by relevant individual natural Persons, when such authorizations are required by Law, and contractual obligations applicable to the collection, storage, processing, use, transfer, disposal and disclosure of personally identifiable information (“PII”) by or on behalf of the Entities; (ii) the Entities have provided all necessary disclosures and information to the applicable natural Persons prior to and during the processing of PII as required by Law; (iii) the Entities have taken commercially reasonable measures appropriate for the nature of the applicable PII to ensure the confidentiality, privacy and security thereof and (iv) there have been no losses, thefts, misuses or inadvertent disclosures thereof or any unauthorized access thereto that would reasonably be expected to be material to the business of any Entity or result in an obligation to notify any Person or Governmental Authority. No Entity has made or been required to make any notification with respect to the foregoing to any Person or Governmental Authority. Except for disclosures of information required or permitted by applicable Law or authorized by the individual who is the subject of the PII (when such authorization is a valid legal basis for disclosure), the Entities have not shared, sold, rented or otherwise made available to any third Person any PII. As of the date of this Agreement, there is not and has not been any written complaint to, or Legal Proceeding against, the Entities by any Person or Governmental Authority with respect to the collection, storage, processing, use, transfer, disposal or disclosure of PII, or any other Action related to PII or privacy, and, to the Knowledge of the Company there are no facts or events that could cause any such Action or challenges to be expected.

6.9. Material Contracts. (a) Section 6.9(a) of the Company Disclosure Schedule sets forth a list of the following Contracts (other than any statements of work, purchase, project, change or similar orders issued pursuant to any such Contracts to the extent consistent with the terms and conditions, and not constituting an amendment, of the applicable Contract) to which, as of the date of this Agreement, the Entities are party and under which the Entities have any remaining rights or obligations (collectively, the “Material Contracts”):

(i) Contracts for the sale of any assets of an Entity, other than in the Ordinary Course of Business, or the sale of any equity interest in any Entity;

(ii) any Contract that relates to the acquisition or disposition of any business or a material amount of the equity or assets of any Person (whether by merger, sale of stock, sale of assets or otherwise);

(iii) any Contract evidencing Indebtedness for borrowed money having an aggregate principal amount outstanding in excess of $1,000,000, including the Brazil Credit Facilities;

(iv) the ATC Agreements;

(v) the Telefônica Agreements;

(vi) the Key Employment Agreement;

(vii) Contracts relating to research and/or development or establishing any joint venture, partnership or similar arrangement;

(viii) Contracts that waive any material rights, grant any material release, or settle any material Legal Proceeding with (A) any Governmental Authority or (B) any Person (other than a Governmental Authority) involving an aggregate amount in excess of $2,000,000 and, in each case, have not been terminated or expired by their terms;

(ix) all Licenses;

(x) any Contract related to the formation, operation, management or control of any joint venture, partnership or similar arrangement or any profit-sharing, management services, strategic alliance or similar Contract;

(xi) any lease (whether of real or personal property, including tower site leases and leases for ports, links, leased lines and leased capacity) providing for annual rentals of $2,000,000 or more, in each case that cannot be terminated by an Entity on 60 days’ notice or less without payment of any material penalty;

(xii) any Contract for the purchase of materials, supplies, goods, services (including operational maintenance services), equipment or other assets involving an aggregate spend by the Entities of $2,000,000 or more on an annual basis, in each case that cannot be terminated by an Entity on 60 days’ notice or less without payment of any material penalty;

(xiii) any sales, distribution (including airtime re-charge distribution agreements) or other similar Contract providing for the sale by any Entity of materials, supplies, goods, services, equipment or other assets that provides for annual payments to the Entities of $2,000,000 or more, in each case that cannot be terminated by an Entity on 60 days’ notice or less without payment of any material penalty;

(xiv) any agency, dealer, sales representative, marketing, sponsorship or other similar Contract providing for aggregate payments by the Entities of $2,000,000 or more on an annual basis, in each case that cannot be terminated by an Entity on 60 days’ notice or less without payment of any material penalty;

(xv) any Contract involving the payment or receipt of royalties or other amounts calculated based upon the revenues or income of the Entities or income or revenues related to any product or service of the Entities;

(xvi) any Contract that contains any material commitment to (A) provide wireless services coverage in a particular geographic area, (B) build out tower sites in a particular geographic area, (C) pay for a specified number of minutes of voice service, or (D) acquire video content to be placed on or accessed over a mobile wireless device or otherwise;

(xvii) any Contracts to resell bulk air time with any Person;

(xviii) any Contracts which relate to the provision of any interconnection or other material telecommunications services, but excluding any Contracts with aggregate fees of less than $1,000,000 per year;

(xix) any Contract that (A) purports to restrict an Entity from engaging in any line of business or competing with any Person or in any geographical area or to create any exclusive relationship restricting the business or operations of any Entity, (B) could require the disposition of any material assets or line of business of any Entity; or (C) contains a “most-favored-nation” clause or similar term that grants preferential pricing or treatment;

(xx) any other Contracts which involve the expenditure of more than $5,000,000 in the aggregate by any party for more than one year; and

(xxi) any other Contract not made in the Ordinary Course of Business that is material to the Entities, taken as a whole.

(b) Seller has made available to Purchaser true and correct copies of each of the Material Contracts and all amendments, exhibits, annexes and schedules thereto and, other than Material Contracts that have terminated at their scheduled termination date in accordance with their terms, each of the Material Contracts, as amended, is in full force and effect and is a legal, valid and binding obligation of the Entity party thereto, enforceable against such Entity in accordance with its terms. None of the Entities is in breach or violation of, or default under, any Material Contract in any material respect. To the Knowledge of the Company, as of the date of this Agreement, no event has occurred that is reasonably likely to result in a breach or default by any Person under, require any consent or other action by any Person under, or give rise to any penalty or right of termination, cancellation, acceleration or other change of any right or obligation of any Entity or a loss of any benefit that any Entity is entitled under (in each case, with or without notice or lapse of time, or both) any Material Contract, except as would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect. Since the Balance Sheet Date, the Entities have not received any written notice of any default or breach by such Entities under any Material Contract, except for defaults or breaches that would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect.

6.10. Labor. (a) Section 6.10(a) of the Company Disclosure Schedule lists each labor or collective bargaining convention or agreement to which an Entity is a party or otherwise bound by as of the date of this Agreement. For the five years prior to the date hereof, neither Parent nor any of its Subsidiaries has, with respect to any current or former employee of any Entity, materially violated any such labor or collective bargaining convention or agreement.

(b) Prior to the Closing Date, Parent and its Subsidiaries shall have (i) fulfilled all consultation, bargaining and notification requirements to any union, works councils or other similar labor organization if required in connection with the negotiation and consummation of the transactions contemplated by this Agreement and (ii) obtained all approvals from such unions, works councils or other labor organizations, as applicable, as are required for the consummation of the transactions contemplated by this Agreement, except in each case as would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect.

(c) There is no, and has been no, labor strike, slowdown, picketing or work stoppage affecting any Entity or any employees of any Entity, except in each case as would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect.

(d) The Entities and, with respect to the current and former employees of any Entity, Parent and its other Subsidiaries are, and in the past five years have been, in compliance in all material respects with all applicable Laws relating to labor and employment, including provisions (individual, collective or otherwise) relating to terms and conditions of employment, wages, labor remuneration and charges on the due dates, profit sharing, benefits, pension plans, commissions, bonus, 13th salaries, vacation, FGTS, social security contributions, taxes, hours and control of workday, overtime payments, remunerated weekly day off, employee and worker classifications and registrations, employment of minors, intern and apprentices, employment of disabled employees, mass layoffs, plant closings, collective bargaining, unions, labor relations, harassment, sexual harassment, equal pay, retaliation, contingent workers, discrimination, safety and health, and immigration (collectively, “Labor Laws”). There is no material Legal Proceeding pending or, to the Knowledge of the Company, threatened, against the Entities or with respect to any current or former employee or other individual service provider of any Entity brought by or on behalf of any current or former employee or other individual service provider relating to any Labor Laws. To the Knowledge of the Company, there are no audits, inquiries or investigations existing, pending or threatened by any Governmental Authority relating to any Labor Laws against the Entities or, with respect to any current, former or prospective employee or other individual service provider of any Entity.

(e) Each employment agreement between any employee of any Entity, on the one hand, and any Entity, on the other hand, may be terminated unilaterally by such Entity without cause and without incurring any penalty or liability other than the mandatory labor and employment obligations established by applicable Law.

6.11. Employees. Section 6.11 of the Company Disclosure Schedule lists the names and titles of all officers of the Entities and all employees who are the direct reports of the Chief Executive Officer of Nextel Brazil. No individual service providers of Parent and its Subsidiaries other than the individual service providers of the Entities are necessary to independently conduct and operate the business of the Entities in the manner as it is currently conducted.

6.12. Employee Benefit Plans.

(a) Section 6.12(a) of the Company Disclosure Schedule sets forth a true and complete list of each material Parent Employee Plan in which any current or former employee of any Entity participates (each of such plans an “Entity-Employee Parent Employee Plan”) and each Company Employee Plan.

(b) With respect to each Entity-Employee Parent Employee Plan and each Company Employee Plan, Seller has made available to Purchaser copies of (i) such Employee Plan, and (ii) the most recent summary plan description for such Employee Plan for which such summary plan description is required. None of Parent or any of its Subsidiaries has announced any intention to adopt, enter into, amend, modify, suspend or terminate any Employee Plan, in each case in a manner that, if implemented, would reasonably be expected to result in any material liability or obligation of the Entities or the Purchaser.

(c) Except as would not reasonably be expected to be material to the Entities, taken as a whole: (i) each Company Employee Plan and each Entity-Employee Parent Employee Plan has been maintained, contributed to, funded, operated and administered in accordance with its terms and all applicable Laws; (ii) all contributions, expenses and premiums required to be made with respect to any Company Employee Plan or Entity-Employee Parent Employee Plan on or before the date hereof have been made or, to the extent not yet required to be made, have been adequately accrued under applicable accounting standards in the Financial Statements; and (iii) each Company Employee Plan and Entity-Employee Parent Employee Plan has been maintained in good standing with applicable regulatory authorities.

(d) No Company Employee Plan is subject to Title IV of ERISA, and no Entity has or may have any direct or indirect liability (whether contingent or otherwise) with respect to any plan subject to Title IV of ERISA. No Entity has any liability in respect of, or obligation to provide, post-employment or post-retirement health, medical or life insurance benefits, whether under a Company Employee Plan, an Entity-Employee Parent Employee Plan or otherwise, except as required under applicable Law.

(e) With respect to the Company Employee Plans and the Entity-Employee Parent Employee Plans, (i) no Legal Proceedings (other than routine claims for benefits in the ordinary course) is pending or threatened in writing, and (ii) no facts or circumstances exist that would reasonably be expected to give rise to any such Legal Proceeding.

(f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement, either alone or in combination with any other event (whether contingent or otherwise), will (i) entitle any current or former employee or other individual service provider of any Entity to any payment or benefit other than any payments or benefits accruing to any such current or former employee under applicable Brazilian Law, (ii) accelerate the time of payment, funding or vesting, or trigger any payment of, compensation or benefits to any such individual under, or increase the amount payable to any such individual or trigger any other material obligation with respect to any such individual pursuant to, any Company Employee Plan or Entity-Employee Parent Employee Plan or (iii) result in the payment of any amount that would, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code. No Entity is a party to, or is otherwise obligated under, any plan, policy, or Contract that provides for, and no current or former employee or other individual service provider of any Entity has any right to receive, a gross-up or reimbursement of Taxes.

(g) None of the Entities has or, as of the Closing, is reasonably expected to have incurred or assumed, and none of the Purchaser or any of the Entities will incur or assume, by reason of the transactions contemplated by this Agreement, any Liability in respect of any Employee Plan other than the Company Employee Plans.

(h) To the Knowledge of the Company, all the employees and Persons who provide services to and/or work for the Entities are paid by each respective Entity, as applicable, and their remuneration is appropriately reflected in the consolidated Financial Statements from time to time. Since December 31, 2017, the Entities have not made any material change in their employment policies, including those related to salary, compensation, workday, severance payments or retirement plans for employees, directors and/or officers, except for those cases in which such a change was made in order to comply with applicable Law and/or applicable collective bargaining conventions or agreements. To the Knowledge of the Company, since December 31, 2017, the Entities have not entered into any Employee Plan.

6.13. Litigation. There are no Actions pending or, to the Knowledge of the Company, threatened against any Entity other than (i) those that, if adversely determined, would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect, and (ii) those that arise in the Ordinary Course of Business after the date hereof.

6.14. Compliance with Laws; Permits. (a) Each Entity is in compliance with all Laws applicable to its business or operations, except where the failure to be in compliance would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect. No Entity has received any written notice of or been charged with the violation of any Laws, except where such violation would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect.

(b) Each Entity currently has all Permits that are required for the operation of its business as presently conducted, except where the failure to have such Permits would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect. No Entity is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which it is a party, except where such default or violation would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect.

(c) Section 6.14(c) of the Company Disclosure Schedule sets forth a true and complete list of (i) all Telecommunication Licenses held by the Entities (the “Company Telecommunication Licenses”) and the holder of each such Company Telecommunication License, (ii) all pending applications for Telecommunication Licenses that would be Company Telecommunication Licenses if issued or granted, and (iii) all pending applications by the Entities for modification, extension or renewal of any Company Telecommunication License.

(d) None of the Entities is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation), in any material respects, of any term, condition or provision of any Company Telecommunication License granted to any Entity. There is no pending or, to the Knowledge of the Company, threatened before ANATEL or any other Governmental Authority any proceeding, notice of violation, order of forfeiture or complaint or investigation, requisition, confiscation, revocation, nullification, rescue and/or seizure against any Entity relating to any of the Permits or Company Telecommunication Licenses that would, individually or in the aggregate, reasonably be expected to result in the suspension, revocation, cancellation, termination, forfeiture, or adverse modification of any material Company Telecommunication License or any material Permit. ANATEL’s actions granting all Company Telecommunication Licenses, together with all underlying construction permits, have not been reversed, stayed, enjoined, annulled or suspended, and, as of the date hereof, there is not pending or, to the Knowledge of the Company, threatened any application, petition, objection or other pleading with ANATEL or any other Governmental Authority that challenges or questions the validity of any rights of the holder under any such Company Telecommunication License or Permit, in each case, except as would not reasonably be expected, individually or in the aggregate, to be material to the Entities, taken as a whole.

(e) The Entities have valid, binding and enforceable rights to the Company Telecommunication Licenses. The Company Telecommunication Licenses have not been sold, transferred, alienated, leased or encumbered in any other manner. The right of the Entities to use and enjoy ownership or possession of the Company Telecommunication Licenses has not been restricted, transferred or surrendered since the initial award thereof, and the Entities’ title to all the Company Telecommunication Licenses is free and clear of any Liens. The Entities have complied with all applicable Law in connection with obtaining each Company Telecommunication License and each Company Telecommunication License (i) has been legally and duly granted by the appropriate granting authority, (ii) is fully and unconditionally vested in an Entity (except to the extent vesting is conditioned upon payment in full for such license), and (iii) is in full force and effect and paid for in full (other than payments being made in installments). None of the Entities owes any material fees or duties in connection with, or arising from, any Company Telecommunication Licenses, in each case, that are due and payable, other than fees paid in installments. The Entities do not own or use any license of the Federal Communications Commission of the U.S. No Entity holds any Telecommunications Licenses through a partnership, joint venture or other Person that is not an Entity.

(f) All of the currently operating cell sites and microwave paths owned by the Entities in respect of which a filing with ANATEL was required have been constructed and are currently operated as represented to ANATEL in currently effective filings, and modifications to such cell sites and microwave paths have been preceded by the submission to ANATEL of all required filings (the “Cell Site Standards”), in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Entities, taken as a whole.

(g) All transmission towers owned by the Entities are obstruction-marked and lighted by an Entity to the extent required by, and in accordance with, the rules and regulations of ANATEL, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Entities, taken as a whole. Appropriate notification to ANATEL has been made for each transmission tower owned or leased by the Entities to the extent required to be made by an Entity by, and in accordance with, the rules and regulations of ANATEL (the “Transmission Tower Standards”), in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Entities, taken as a whole.

(h) All of the currently operating cell sites and microwave paths and transmission towers leased by the Entities (i) are subject to contractual arrangements with the lessor requiring compliance by such lessor with all aspects of the Cell Site Standards and the Transmission Tower Standards, (ii) if operated or maintained by the Entities, are so operated or maintained, as the case may be, in compliance with the Cell Site Standards, the Transmission Tower Standards and all municipality requirements, and (iii) to the Knowledge of the Company, each such lessor is in compliance with the Cell Site Standards and the Transmission Tower Standards, except as would not reasonably be expected to be, individually or in the aggregate, material to the Entities, taken as a whole.

(i) The Entities do not hold any Permit or Telecommunication License to offer, and do not offer, any material services or material features other than fixed telephony, fixed broadband, wireless voice and data services and features, and any ancillary services or features related thereto. The Entities do not conduct any business other than the business of marketing, selling and providing fixed telephony and wireless telecommunication services (including voice and data services), and all services ancillary thereto, in Brazil.

6.15. Environmental Laws. The Company and the other Entities have obtained from the proper federal, state or local Governmental Authorities in Brazil all material environmental Permits and have observed in all material respects the limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, terms and schedules set forth in the Environmental Laws, except where such default or violation would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect. All Permits obtained under applicable Law are valid and in full effect with regard to the conduct of the business of the Company and the other Entities as currently conducted. There are no terms or conditions under any such environmental Permit that will require material changes or limitations on the activities and operations of the Company and the other Entities. All applications as necessary for renewal have been timely filed, and, to the Knowledge of the Company, there is no act, fact or reason that might compromise such registrations, enrollments, and authorizations. Except as would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect, (a) the Company and the other Entities have not violated any Environmental Law; (b) the Company and the other Entities do not own, nor do they operate on or with, any property that is contaminated or suspected of contamination with any substance or waste that could reasonably be expected to require remediation pursuant to any Environmental Laws; (c) the Company and the other Entities are not liable under any Environmental Law for any contamination of, or disposal of waste on, land owned by third parties; (d) the Company and the other Entities are not subject to any Claim or Legal Proceeding related to Environmental Law, and, to the Knowledge of the Company, there is no investigation in course that might lead to any such Claim or Legal Proceeding; (e) to the Knowledge of the Company, there is no environmental problem or risk that affects or could materially affect, in any way, the Company and the other Entities’ businesses or any of them; and (f) the Company and the other Entities have not assumed by Contract any liabilities or obligations pursuant to Environmental Law.

6.16. Broker’s or Finder’s Fee. None of NIIH nor any of the Entities has any liability or obligation to pay any fees or commissions to any broker, finder or other agent with respect to the transactions contemplated by this Agreement for which Purchaser or any of its Affiliates (including, after Closing, the Entities) could become liable or obligated.

6.17. Insurance. Section 6.17 of the Company Disclosure Schedule sets forth all insurance policies owned or held by any Entity on the date of this Agreement and that cover the corresponding Entity, its assets, properties or personnel with respect to risks arising in connection with the operation or conduct of its business (collectively, the

“Insurance Policies”), and all judicial guarantees and ANATEL’s mandatory performance bonds covering any Entity. The Insurance Policies and such judicial guarantees and performance bonds, as applicable, are in full force and effect in accordance with their terms and conditions, and/or are renewable in the Ordinary Course of Business, except as would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect. All premiums that have become due and payable under the Insurance Policies have been paid, all claims of loss under any such Insurance Policies have been timely delivered and no Entity has received any notice in writing, or, to the Knowledge of the Company, orally, of cancellation of any such policies. The Insurance Policies that are maintained by Parent or its Affiliates (other than any Entity) for the benefit of any Entity will be discontinued as of the Closing.

6.18. Sufficiency of Assets. The property and assets owned by the Entities, together with their respective rights under existing Contracts that survive the Closing constitute all the assets, properties and rights (a) necessary to conduct the business of Nextel Brazil and its Subsidiaries in all material respects as presently conducted and (b) used to generate the results of the Entities set forth in the Financial Statements. All of the wireless telecommunication services business of Parent and its Affiliates in Brazil is operated by the Entities.

6.19. Subscribers; Transmission Towers. (a) Section 6.19(a) of the Company Disclosure Schedule sets forth as of the Balance Sheet Date (i) the total number of Subscribers, (ii) the total number of Postpay Subscribers, and (iii) the total number of Prepaid Subscribers.

(b) Section 6.19(b) of the Company Disclosure Schedule lists, as of the date of this Agreement, each transmission tower and tower structure on which transmitters used in the network of Nextel Brazil’s and its Subsidiaries’ business are located, whether owned or leased by Nextel Brazil or any of its Subsidiaries and its location by street address and global positioning service coordinates, and with respect to owned towers, whether there are any other operators or co-location tenants on such towers.

6.20. Absence of Certain Changes.

(a) Between December 31, 2017 and the date of this Agreement, the Entities have conducted their respective businesses only in, and have not engaged in any material transaction other than in accordance with, the Ordinary Course of Business, except as disclosed in the Parent SEC Reports.

(b) Between December 31, 2017 and the date of this Agreement, no Seller Material Adverse Effect has occurred, and there has not been any Effect that would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(c) Between the Balance Sheet Date and the date of this Agreement, (i) the Entities have conducted their respective businesses only in, and have not engaged in any material transaction other than in accordance with, the Ordinary Course of Business, except as disclosed in the Parent SEC Reports, and (ii) none of Parent, the Seller or any Entity has taken any action which, if taken after the date hereof, would require Purchaser’s consent pursuant to Section 8.2(b)(v), (vi), (viii), (x), (xii), (xiii), (xiv), (xv), (xvi), (xviii), (xx), (xxii), (xxiii) or, to the extent relating to the foregoing, Section 8.2(b)(xxvii).

6.21. Related Party Contracts. Section 6.21 of the Company Disclosure Schedule contains a list of all Contracts between any Entity, on the one hand, and Seller, AI Brazil or any Related Person (other than another Entity) of any Entity, Seller or AI Brazil, on the other hand, except for Employee Plans and the Nextel Holding Share Transfer Agreement (any Contract set forth on such Schedule, or required to be set forth on such Schedule, a “Related Party Contract”). None of Seller, AI Brazil or any of their respective Related Persons (other than an Entity) owns any assets, properties or rights, tangible or intangible, used in the business of the Entities, or has any present claim or, to the Knowledge of the Company, has any basis for any future claim against any Entity (other than under any Employee Plan).

6.22. Holding Companies. (a) The Company is a newly-formed entity formed solely for the purpose of holding the Company Shares and engaging in the transactions contemplated by this Agreement and, prior to and as of the Closing, will have engaged in no other business activities or operations, will not have any assets of any kind other than equity interests in Nextel Holdings and sufficient cash to pay out-of-pocket expenses resulting from the transactions set forth herein, and will have incurred no liabilities or obligations of any kind other than as expressly contemplated by this Agreement.

(b) Each of the Holding Companies is a holding company formed for the sole purpose of holding (i) a direct or indirect equity interest in Nextel Brazil or (ii) Intercompany Obligations solely between such Holding Company and another Entity.

(c) No Holding Company (i) has directly or indirectly engaged in any of the business activities conducted by Nextel Brazil or any other business activities, or (ii) has any assets or liabilities of any kind other than an equity interest in one or more Entities or Intercompany Obligations that will be settled at or prior to the Closing pursuant to Section 8.15.

6.23. Anti-Corruption and Anti-Money Laundering. None of the Company or its Subsidiaries or, to the Knowledge of the Company, any director, officer, employee, or other Representative of the Company or any of its Subsidiaries, in each case, acting on behalf of the Company or any of its Subsidiaries, has, directly or indirectly, (a) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (b) authorized, made or promised to make any unlawful payment in cash or valuable item to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns using funds of the Company or any of its Subsidiaries; (c) violated or is in violation of any Anti-Corruption and Anti-Money Laundering Laws; (d)

established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries; (e) made, promised or authorized any fraudulent entry on the books or records of the Company or any of its Subsidiaries; or (f) made any unlawful bribe, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to or obtain special concessions for the Company or any of its Subsidiaries; in each case other than as would not be material to the Entities, taken as a whole. There are no Claims pending (or threatened, to the Knowledge of the Company) involving any alleged violations of any Anti-Corruption or Anti-Money Laundering Laws by Seller, AI Brazil, the Entities and their respective Subsidiaries and/or Representatives.

6.24. Powers of Attorney. Section 6.24 of the Company Disclosure Schedule contains a list of written instruments of general and special powers of attorney in effect executed by or on behalf of any of the Entities outstanding as of the date of this Agreement.

6.25. Solvency. Each of the Entities is Solvent and, immediately after giving effect to all of the transactions contemplated by this Agreement, including payment of any and all fees and expenses relating to the transactions contemplated by this Agreement, each of the Entities will be Solvent. Neither Parent nor NIIH is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of any Entity.

6.26. Information in Proxy Statement. The Proxy Statement relating to the Parent Stockholders Meeting will not, at the date it is first mailed to the Parent Stockholders and at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

6.27. Voting. The Parent Stockholder Approval is the only vote of the holders of any class or series of the capital stock of Parent necessary (under the certificate of incorporation and by-laws of Parent, other applicable Laws or otherwise) to approve and authorize the transactions contemplated by this Agreement and the Ancillary Agreements.

6.28. Intercompany Notes. Section 8.15 of the Company Disclosure Schedule sets forth, with respect to each Intercompany Note, the principal amount, issuance date, holder, interest rate, interest payment dates and maturity date of such Intercompany Note. No amendment has been made to any term of any of the Intercompany Notes since December 31, 2017. No amounts are due and payable under any of the Intercompany Notes. Seller has made available to Purchaser true, correct and complete copies of each of the Intercompany Notes and all amendments, exhibits, annexes and schedules thereto and each of the Intercompany Notes, as amended, is in full force and effect and is a legal, valid and binding obligation of the Entity party thereto, enforceable against such Entity in accordance with its terms. None of the Entities is in breach or violation of, or default under, any Intercompany Notes.

6.29. No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in ARTICLES 4 and 6 (as modified by the Company Disclosure Schedule), neither Parent nor Seller makes any other express or implied representation or warranty with respect to the Entities, the Entities’ businesses, the Acquired Equity Interests, the AI Brazil Shares, or the transactions contemplated by this Agreement, and each of Parent and Seller disclaims any other representations or warranties, whether made by Parent, Seller, AI Brazil or any Affiliate of Parent, Seller or AI Brazil, or any of Parent’s, Seller’s or AI Brazil’s or their Affiliates’ respective officers, directors, employees, agents or other Representatives. Neither Parent or Seller make any representations or warranties to Purchaser regarding the probable success or profitability of the Entities. Except for the representations and warranties contained in ARTICLES 4 and 6 (as modified by the Company Disclosure Schedule), each of Parent and Seller (a) expressly disclaims and negates any representation or warranty, expressed or implied, at law, by statute, or otherwise, relating to the condition of the Acquired Equity Interests and (b) disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Purchaser or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Purchaser by any director, officer, employee, agent, consultant, or other Representative of Parent, Seller, AI Brazil or any of their Affiliates). The disclosure of any matter or item in any schedule hereto will not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, nothing in this Agreement shall relieve Parent or Seller or their Affiliates of any liability for actual fraud.

ARTICLE 7. REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller and AI Brazil, as of the date of this Agreement and as of the Closing Date, that:

7.1. Organization. Purchaser is an entity duly organized, validly existing and in good standing under the Laws of the state of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

7.2. Authorization of Agreement. Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement and each Ancillary Agreement has been duly and validly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other Parties hereto) this Agreement and each Ancillary Agreement constitute legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its respective terms.

7.3. Conflicts; Consents of Third Parties. (a) The execution and delivery by Purchaser of this Agreement and each Ancillary Agreement, the consummation of the transactions contemplated hereby and thereby, or compliance by Purchaser with any of the provisions hereof or thereof do not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of Purchaser, (ii) any Contract or Permit to which Purchaser is a party or by which any of the properties or assets of Purchaser are bound, (iii) any Order of any Governmental Authority applicable to Purchaser or any of the properties or assets of Purchaser, or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not reasonably be expected to result, individually or in the aggregate, in a Purchaser Material Adverse Effect.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of Purchaser in connection with the execution and delivery of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which Purchaser is a party, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby, or the taking by Purchaser of any other action contemplated hereby or thereby, except for (i) the Regulatory Approval, (ii) the Antitrust Approval, and (iii) such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notifications, the failure of which to obtain or make would not reasonably be expected to result, individually or in the aggregate, in a Purchaser Material Adverse Effect.

7.4. Litigation. As of the date hereof, there are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser, or to which Purchaser is otherwise a party before any Governmental Authority, which, if adversely determined, would reasonably be expected to result, individually or in the aggregate, in a Purchaser Material Adverse Effect. As of the date hereof, Purchaser is not subject to any Order of any Governmental Authority except to the extent the same would not reasonably be expected to result, individually or in the aggregate, in a Purchaser Material Adverse Effect.

7.5. Broker’s or Finder’s Fee. Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder or other agent with respect to the transactions contemplated by this Agreement for which Seller, AI Brazil or any of their respective Affiliates could become liable or obligated.

7.6. Financial Capability. Purchaser has and will have at the Closing sufficient funds available to pay the Purchase Price and any expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement. Purchaser’s obligations to complete the transactions contemplated hereby are not dependent upon or conditioned on receipt of financing.

7.7. Information Supplied. None of the information supplied or to be supplied by Purchaser expressly for inclusion in the Proxy Statement will, at the date it is first mailed to the Parent Stockholders and at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

7.8. Investigation. Purchaser acknowledges and agrees that it (a) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning the Entities, the Acquired Equity Interests, the AI Brazil Shares, the business and the assets and liabilities of the Entities, the transactions contemplated by this Agreement and any other rights or obligations to be transferred, directly or indirectly, pursuant to this Agreement, and (b) has been furnished with, or given adequate access to, such projections, forecasts, estimates, appraisals, statements, promises, advice, data or information about Seller, AI Brazil, the Entities, the Acquired Equity Interests, the AI Brazil Shares, the business and the assets and liabilities of the Entities, and any other rights or obligations to be transferred, directly or indirectly, pursuant to this Agreement, as Purchaser has requested. Purchaser further acknowledges and agrees that (i) the only representations and warranties made by Seller or any of its Affiliates are the representations and warranties expressly set forth in ARTICLE 4 and 6, and the only representations and warranties made by AI Brazil or any of its Affiliates are the representations and warranties expressly set forth in ARTICLE 5, and Purchaser has not relied upon any other express or implied representations, warranties or other projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished by or on behalf of any Entity, Seller, AI Brazil or any of their respective Affiliates, any Representatives of any Entity, of Seller, AI Brazil or any of their respective Affiliates or any other Person, including any projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished by or through any Entity’s, Seller’s or AI Brazil’s banking Representatives, or management presentations, data room or other due diligence information, and that Purchaser will not have any right or remedy arising out of any such representation, warranty or other projections, forecasts, estimates, appraisals, statements, promises, advice, data or information and (ii) any claims that Purchaser may have for breach of any representation or warranty will be based solely on the representations and warranties expressly set forth in ARTICLE 4, 5 and 6. Purchaser acknowledges that, except for the representations and warranties expressly set forth in ARTICLE 4, 5 and 6, the assets and businesses of the Entities, as a result of the purchase and sale of the Acquired Equity Interests, are being transferred on a “where is” and, as to condition, “as is” basis.

ARTICLE 8. COVENANTS

8.1. Access to Information. (a) From the date of this Agreement until the Closing Date or earlier termination of this Agreement, Purchaser will be entitled, through its officers, employees and other Representatives (including its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Entities and such examination of the books and records of the Entities as it reasonably requests and to make extracts and copies of such books and records. Any such investigation or examination, and all communications with any Entity and their respective Representatives pursuant to this Section 8.1, will be coordinated through representatives designated by Seller. NIIH will cause the officers, employees, consultants, agents, accountants, attorneys and other Representatives of the Entities to cooperate with the reasonable requests of Purchaser and its Representatives in connection with such investigation and examination, and Purchaser and its Representatives will cooperate with the Entities and their respective Representatives and will use its reasonable efforts to minimize any disruption to the Entities’ business. No such investigation or examination will be permitted to the extent that it would require any Entity to disclose information regarding any bids, the identity of any bidder, confidentiality or non-disclosure agreements, letters of intent, expressions of interest or other proposals received, in each case prior to the date of this Agreement, in connection with transactions comparable to those contemplated by this Agreement or any information or analysis relating to any such communications. Notwithstanding anything to the contrary in this Section 8.1, (i) any such investigation and examination will be conducted upon reasonable notice and under reasonable circumstances during regular business hours and will be subject to restrictions under applicable Law and (ii) none of Parent, Seller, AI Brazil or any Entity will be required to permit any inspection, or to disclose any information, that in the reasonable judgment of Parent, Seller, AI Brazil or the Entities, as applicable, would (A) waive the protection of an attorney-client privilege or (B) would violate any confidentiality obligations to which Parent, Seller, AI Brazil or any Entity is bound; provided that Parent, Seller, the applicable Entity or, to the extent related to AI Brazil’s interest in the Entities, AI Brazil, shall use commercially reasonable efforts to permit such inspection or provide such information in a manner that would not result in the waiver of such privilege or violate such confidentiality obligations, including, in the case of clause (B), by obtaining the consent of such third party if so requested by Purchaser. Nothing contained herein is intended to modify or terminate the Confidentiality Agreements, which will remain in full force and effect and applicable to Evaluation Material (as defined in the Confidentiality Agreements) provided to Purchaser and its Representatives hereunder or in connection herewith.

(b) Parent shall cause the Brazil Entities to prepare and deliver to Purchaser true, complete and correct (i) unaudited consolidated financial statements for the Brazil Entities for each calendar quarter ending after the date hereof promptly after each calendar quarter (and in any event within 40 days of the end of such calendar quarter) and (ii) monthly management reports in a form consistent with the example set forth in Section 8.1(b) of the Company Disclosure Schedule (“Monthly Management Reports”) within 20 days after the end of each month ending after the date hereof. Together with each of the unaudited consolidated financial statements and Monthly

Management Reports, Parent shall also deliver a reconciliation of such statements to the 2019 Transaction Budget (or the 2020 Transaction Budget, if applicable), and meet with Representatives of Purchaser, upon written request of Purchaser, during normal business hours, to discuss any questions they may have regarding such statements and such reconciliation. Parent shall deliver to AI Brazil all documents, reports and other information provided to Purchaser or its Affiliates pursuant to this Section 8.1 simultaneously with (or, if not practicable, promptly following) the delivery of such documents, reports and other information to Purchaser or its Affiliates.

8.2. Conduct of the Business Pending the Closing. (a) From the date of this Agreement until the Closing Date or earlier termination of this Agreement, except (w) as required by applicable Law or any Governmental Authority, (x) as expressly required by this Agreement or (y) with the prior written consent of Purchaser, Seller shall cause each Entity to (and shall provide necessary funding to permit such Entity to):

(i) conduct its business in the Ordinary Course of Business;

(ii) use its reasonable best efforts to operate its business in accordance with the 2019 Transaction Budget (and, if applicable, the 2020 Transaction Budget); and

(iii) use its commercially reasonable efforts to preserve its present business operations, organization and goodwill and maintain existing relations with Governmental Authorities, customers, suppliers and other persons with whom they have material commercial relationships and keep available the services of their employees, in each case, in all material respects. The 2020 Transaction Budget, if applicable, shall be prepared by Parent in good faith, shall be consistent with the 2019 Transaction Budget (to the extent applicable) and shall be delivered to Purchaser not less than 15 Business Days prior to December 31, 2019.

(b) From the date of this Agreement until the Closing Date or earlier termination of this Agreement, except (w) as set forth on Section 8.2(b) of the Company Disclosure Schedule, (x) as required by applicable Law or any Governmental Authority, (y) as expressly required by Section 8.2(c) and Section 8.15 or (z) with the prior written consent of Purchaser, Seller shall cause each Entity not to, and, with respect to clauses (v) and (vi) below, Parent shall not:

(i) (A) declare, set aside, make or pay any dividend or other distribution in respect of shares, quotas or other securities of, or other ownership interests in, any Entity (B) repurchase, redeem or otherwise acquire any outstanding shares, quotas or other securities of, or other ownership interests in, any Entity or (C) make any payment to or for the benefit of (or transfer assets to or assume, indemnify or incur Liabilities for the benefit of) Seller, AI Brazil or any of their respective Affiliates other than another Entity (including with respect to any share capital or other securities of any Entity);

(ii) directly or indirectly transfer, issue, sell, encumber or dispose of any shares, quotas or other securities of any Entity or grant options, warrants, calls or other rights to purchase or otherwise acquire shares, quotas or other securities of any Entity;

(iii) effect any recapitalization, reclassification or like change in its capitalization or voluntarily adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Entity;

(iv) amend its certificate of incorporation, by-laws or articles of association, as applicable;

(v) except as required by the terms of any Company Employee Plan or Parent Employee Plan, in each case, as in effect on the date hereof or by applicable Law from time to time in effect: (A) increase the compensation or benefits of any current or former employee of any Entity or (B) grant or pay, or commit to grant or pay, any bonus or other incentive compensation, benefit or other compensation to any current employee of any Entity;

(vi) except as required by the terms of any Company Employee Plan or Parent Employee Plan, in each case, as in effect on the date hereof or by applicable Law from time to time in effect: (A) enter into, adopt, establish, modify, amend or terminate, or commence any off-cycle enrollment period under, any Company Employee Plan or, as it relates to any current or former employee of any Entity, any Parent Employee Plan, (B) fund any rabbi trust or similar arrangement or otherwise accelerate the time of funding, vesting or payment of any payments or benefits due to any current or former employee of any Entity, (C) enter into, modify, amend or terminate any labor or collective bargaining agreement that covers any current or former employee of any Entity, (D) without prejudice to Sections 3.2(a)(iii) and 3.2(b)(iii), hire (other than to replace any vacancy existing on the date of this Agreement or resulting from a permitted termination under this Agreement or a termination initiated by an employee, in each case where filling such vacancy is essential, as reasonably determined by the Company, to the operation of the business) or terminate (other than for cause, as determined by the Company in good faith) any officer of the Entities or employees who are the direct reports of the Chief Executive Officer of Nextel Brazil, or (E) transfer any employee of Parent or any of its Subsidiaries into or out of the Entities;

(vii) subject any of its properties or assets (whether tangible or intangible) to a Lien, except for Permitted Liens in the Ordinary Course of Business;

(viii) (A) acquire any material properties, rights, spectrum or other assets, other than supplies and inventory in the Ordinary Course of Business or (B) sell, assign, license, transfer, lease or otherwise dispose of (including by abandoning, cancelling, allowing to lapse or failing to renew or continue to prosecute or defend any Intellectual Property) or encumber any of its material properties, rights, Telecommunication Licenses or assets (except sales of inventory to customers in the Ordinary Course of Business or sales of obsolete or worthless inventory);

(ix) other than in the Ordinary Course of Business, cancel or compromise any material Indebtedness or claim or waive or release any material right or economic benefit of any Entity;

(x) enter into or agree to enter into any merger, consolidation, joint venture or strategic partnership;

(xi) other than short-term financial investments in marketable securities made in the Ordinary Course of Business, acquire the securities of any other Person;

(xii) change the accounting methods, practices or procedures applicable to the Entities, except as required by U.S. GAAP, Brazilian GAAP or applicable Law;

(xiii) enter into, amend, modify or grant a waiver under any Related Party Contract;

(xiv) (A) terminate, renew, amend or otherwise modify in any material respect, or waive any material right under, any Material Contract or (B) other than in the Ordinary Course of Business, enter into any Contract that would constitute a Material Contract if in effect as of the date hereof;

(xv) (A) enter into any line of business in any geographic area other than the current lines of business of the Entities and products and services reasonably ancillary thereto, (B) except as currently conducted, engage in the conduct of any business in any state that would require the receipt of a new or transfer of an existing Company Telecommunication License, or (C) conduct any business operations outside of Brazil (excluding pursuant to customary roaming arrangements and procurement of services from Persons outside of Brazil);

(xvi) fail to maintain, allow to lapse, or abandon, including by failure to pay any required fees or expenses of any kind, any Telecommunication License or other license or Permit material to the business or operation of the Entities;

(xvii) make any loans, advances, guarantees or capital contributions to or investments in any Person, other than (A) to the Entities or (B) advances to employees in the Ordinary Course of Business and not in excess of R$10,000 in the aggregate to any single Person;

(xviii) incur any Indebtedness for borrowed money other than third party Indebtedness in an aggregate amount less than R$10,000,000, only to the extent that (A) such Indebtedness is repayable at the option of the borrower without penalty or premium and (B) Seller has provided Purchaser with prior notice specifying the intended use of proceeds;

(xix) become legally committed to make capital expenditures not included in the 2019 Transaction Budget or, if applicable, the 2020 Transaction Budget that, to the extent unpaid as of Closing, will not be specifically reflected as a liability in the calculation of Closing Net Working Capital, Closing BRL Indebtedness or Closing USD Indebtedness and taken into account in determining the Final Purchase Price;

(xx) except as provided on Section 8.2(b)(xx) of the Company Disclosure Schedule, enter into any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, for which liabilities thereunder are required to be classified and accounted for under U.S. GAAP as capital leases;

(xxi) (A) delay or postpone the payment of accounts payable or accrued expenses, or accelerate the collection of accounts receivable, in each case outside the Ordinary Course of Business, (B) change cash management policies, or (C) engage in any discounts or price reductions or alter the extension of credit terms to any customer, in each case outside of the Ordinary Course of Business;

(xxii) settle any Action, other than settlements in the Ordinary Course of Business that impose solely monetary obligations not in excess of R$10,000,000 (it being understood that this clause (xxii) shall not apply to settlement of any Transaction Litigation, which is governed by Section 8.8);

(xxiii) make or change any material Tax election, change any method of Tax accounting, consent to any extension or waiver of the statute of limitations period applicable to any Taxes, agree to any material adjustment of any Tax attribute or use any Tax attribute outside of the Ordinary Course of Business, amend any Tax Return, settle or otherwise finally resolve any dispute with respect to a material amount of Tax or file a claim for any refund of Tax outside the Ordinary Course of Business for claiming such refunds;

(xxiv) settle, enter into any amnesty, installment or equivalent agreement or program with respect to, or assign by any means, any Tax credits or rights of any of the Entities to or with any public or private party and/or Governmental Authority;

(xxv) use, offset or assign by any means any PIS/COFINS credits or rights resulting from any PIS/COFINS Credits Claim, except solely for the purposes and in accordance with the conditions described in Section 8.15 (provided that, for the avoidance of doubt, the Entities may use or offset by any means, in the Ordinary Course of Business, any PIS/COFINS credits or rights not resulting from PIS/COFINS Credits Claims);

(xxvi) amend, cancel, terminate, extinguish, grant any waiver under, forgive or otherwise modify the terms of the Intercompany Notes (any of the actions described in this clause (xxvi), an “Intercompany Notes Modification”); or

(xxvii) agree or commit in writing to do anything prohibited by this Section 8.2.

(c) From the date of this Agreement until the Closing Date or, if earlier, the termination of this Agreement, Seller will, and Parent will cause Seller to, (i) contribute or cause to be contributed cash in Dollars to Nextel Holdings, which shall in turn contribute such cash to Brazil Parent and its Subsidiaries in amounts sufficient for Brazil Parent and its Subsidiaries to conduct their business in the Ordinary Course of Business and in accordance with this Agreement and (ii) will cause Brazil Parent and its Subsidiaries to maintain at least $20,000,000, in cash, in all Brazil-based company cash accounts on the last day of each month. For purposes of the contributions described in clause (i) of the preceding sentence, (A) all such contributions shall be made solely by the existing equity holder or equity holders of the applicable Entity and no other Person, and (B) all new equity interests issued in exchange for such contributions shall be common equity in the form of ordinary shares or quotas, as applicable, of the same type and class as the existing outstanding equity interests of the applicable Entity, without any preferential terms. In no event shall the Entities obtain equity financing or incur any Indebtedness (including Indebtedness between or among the Entities) of any kind prior to the Closing, other than the equity financing described in this Section 8.2(c) or the incurrence of Indebtedness expressly permitted by Section 8.2(b)(xviii). Any contributions by Seller to Nextel Holdings described in this Section 8.2(c) may be accompanied by equity contributions from AI Brazil, provided that such equity contributions by AI Brazil are made solely in accordance with the terms required by this Section 8.2(c).

(d) From the date of this Agreement until the Closing Date or earlier termination of this Agreement, neither Seller nor AI Brazil shall directly or indirectly transfer, sell, encumber or dispose of any shares, quotas or other securities of any Entity.

8.3. Consents.

(a) (i) Purchaser, Parent and Seller will use (and Seller will cause the Entities to use) their respective reasonable best efforts (and AI Brazil will use its reasonable best efforts to cooperate with reasonable requests of Purchaser, Parent and Seller) to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including the consents and approvals referred to in Sections 4.3(b) and 6.3 of the Company Disclosure Schedule, and (ii) AI Brazil will use its reasonable best efforts to obtain at the earliest practicable date all consents and approvals required on the part of AI Brazil to consummate the transactions contemplated by this Agreement, including any consents and approvals referred to in Section 5.3(b) of the AI Brazil Disclosure Schedule; provided, however, that (A) this Section 8.3 shall not apply to the Regulatory Approval and the Antitrust Approval, which are governed by the terms of Section 8.4 and Section 8.5, respectively and (B) none of the Parties, the Company or any of its Subsidiaries will be required to, or (without the prior written consent of Purchaser) shall agree to, pay any amounts, fees, penalties or other consideration or make any other concessions to any third party in order to obtain any third party consents contemplated by this Section 8.3.

(b) Purchaser will (and, following the Closing, will cause the Company and any other Entities to) use reasonable best efforts to secure, and will cooperate with Parent to secure, the unconditional release of Parent and its Affiliates (other than the Entities) from all obligations under the ATC Guaranty from and after the Closing Date by (i) securing the termination of the ATC Guaranty pursuant to its terms or (ii) providing guarantees or other credit support on terms substantially similar to those under the ATC Guaranty and causing Purchaser or one of its Affiliates to be substituted in all respects for Parent or its Affiliates (other than the Entities), so that Purchaser or its applicable Affiliate (including, after the Closing, any of the Entities) shall be solely responsible for the obligations of Parent and its Affiliates under the ATC Guaranty; provided that, for the avoidance of doubt, such replacement guaranty shall only apply to matters accruing from and after the Closing Date.

8.4. Regulatory Approval. (a) Following the date hereof, according to the terms and subject to the conditions set forth in this Agreement, each of the Parties will use their respective reasonable best efforts to (and Seller will cause the Entities to) (i) make or cause to be made all filings or applications required of each of them or their respective Affiliates to obtain the Regulatory Approval (excluding the Antitrust Approval, which is subject to the terms of Section 8.5) and (ii) cooperate with each other in connection with any such filings or applications (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing or non-applying Parties before filing or submitting an application and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any relevant Governmental Authority with respect to any such filing or application; provided that, to the extent a relevant Governmental Authority requests information of AI Brazil or its Affiliates that is more burdensome than the information of AI Brazil or its Affiliates provided in connection with AI Brazil’s investment in Nextel Holdings, the Parties shall reasonably cooperate to limit the scope of such information request such that AI Brazil and its Affiliates are not required to provide more information than they were required to provide in connection with AI Brazil’s investment in Nextel Holdings; provided, further, that if the Parties are unable to limit the scope of such information request in a timely manner, AI Brazil and its Affiliates shall use reasonable best efforts to provide such information in respect of their interests in the Entities as is required to obtain the Regulatory Approval. Purchaser will promptly inform Parent (on behalf of Parent and AI Brazil), and Parent (on behalf of Seller and AI Brazil) will promptly inform Purchaser, of any material oral communication with, and provide copies of material written communications with, any Governmental Authority regarding any such filings or applications. Neither Purchaser, on the one hand, nor any of Parent, Seller or AI Brazil, on the other hand, will participate, or permit any of its Affiliates or advisors to participate, in any formal meeting with any Governmental Authority in respect of any filings, applications, investigation (including any proposed investigation), litigation or other inquiry related to the transactions contemplated by this Agreement, unless it consults with Parent (in the case of Purchaser’s participation in any such meeting) or Purchaser (in the case of Parent’s, Seller’s or AI Brazil’s participation) in advance and, to the extent permitted by such Governmental Authority, gives such other Party or Parties the opportunity to attend and participate in such meeting. Each Party may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Parties under this Section 8.4 as “outside counsel only.” Such materials and the information contained therein will be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient, unless express written permission is obtained in advance from the source of the materials.

(b) Each of Purchaser, Parent, Seller and AI Brazil will use its reasonable best efforts to take such action as may be required to obtain the Regulatory Approval (excluding the Antitrust Approval, which is subject to the terms of Section 8.5), including using their reasonable best efforts to finalize, prior to the Closing, any Condition to a Governmental Authority’s granting of the Regulatory Approval, as promptly as reasonably practicable after the execution of this Agreement, and to avoid the entry of, or to effect the dissolution of, any Order in any Legal Proceeding that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement; provided that nothing in this Section 8.4 or any other provision of this Agreement shall require, or be construed to require, Purchaser or AI Brazil, or any of their respective Affiliates or any of the Entities to (and Parent, Seller and AI Brazil shall not, and Parent and Seller shall cause the Entities not to, without the prior written consent of Purchaser, or AI Brazil in the case of any such limitations applicable to it or its Affiliates), (i) propose, negotiate, offer to commit, effect or accept, by consent decree, hold separate Order or otherwise, (A) the license, sale, divestiture, disposition or transfer of any portion of its capital stock, assets, spectrum, licenses, customers, properties or businesses, (B) the discontinuation or expansion of, or requirement of new offerings with respect to, any product or service offering, (C) the termination of existing relationships, contractual rights or obligations, (D) the licensing or otherwise making available to any Person any technology, software or other intellectual property, (E) any obligation or commitment (to any Governmental Authority or otherwise) regarding its future operations or investments or (F) the imposition of any other limitation on, or prohibition of, its and its Affiliates’ ability to conduct their respective businesses or own any capital stock or assets or license any spectrum, or to acquire, hold, operate or exercise full rights of ownership of any businesses or assets, including those to be acquired pursuant to this Agreement, in the case of this clause (i), to the extent any Condition described in the foregoing sub-clauses (A) through (F) would constitute a Burdensome Condition, (ii) pay any amounts in connection with seeking or obtaining any required actions, approvals or waivers from any Governmental Authority in order to consummate the transactions contemplated by this Agreement (excluding any mandatory filing fees and costs and expenses of counsel and other advisors), or (iii) litigate or participate in the litigation of any Legal Proceeding, whether judicial or administrative, with any Governmental Authority to contest, avoid entry of, or to have vacated, lifted, reversed or overturned any Order that would prohibit, prevent or restrict the consummation of the transactions contemplated by this Agreement.

(c) Without limiting the foregoing including the proviso thereto, the Parties agree that Purchaser shall have the unilateral right to determine whether or not the Parties (other than AI Brazil) litigate with any Governmental Authority to contest or resist any Legal Proceeding challenging any transaction contemplated by this Agreement, or to have vacated, lifted, reversed or overturned any Order that would prohibit, prevent or restrict the consummation of the transactions contemplated by this Agreement.

(d) The Parties agree that Purchaser, on behalf of the Parties, will control and lead all communications, strategy and litigation matters relating to, and the process of obtaining, the Regulatory Approval; provided, that (i) Purchaser will allow Parent reasonable time to review and comment on, and will take into account any reasonable comments from Parent with respect to, any submissions or material communications required in connection with the process of obtaining the Regulatory Approval, (ii) to the extent that any such submissions or material communications include information relating to AI Brazil or its Affiliates, Purchaser will provide AI Brazil reasonable time to review and comment on, and will take into account any reasonable comments from AI Brazil with respect to, such information relating to AI Brazil or its Affiliates in any such submissions or material communications and (iii) this Section 8.4(d) shall not prohibit Parent, Seller or AI Brazil from complying with applicable Law.

(e) Purchaser, on the one hand, and Parent, on the other hand, will each pay 50% of any filing or administrative fees related to the Regulatory Approval.

8.5. Antitrust Approval. (a) Purchaser, Parent and Seller will make or cause to be made all filings required of each of them or any of their respective Affiliates under the Antitrust Statutes with respect to the transactions contemplated hereby (including, as required, the submission of this Agreement, the Ancillary Agreements, or any other document related to the transactions contemplated hereby to the Brazilian Antitrust Authority) as promptly as practicable after the date of this Agreement. Purchaser, Parent and Seller will (i) comply at the earliest practicable date with any request under any Antitrust Statutes for additional information, documents or other materials received by each of them or any of their respective Subsidiaries from the Brazilian Antitrust Authority or any other Governmental Authority in respect of such filings or the transactions contemplated by this Agreement, (ii) cooperate with each other in connection with any such filing and in connection with resolving any investigation or other inquiry of the Brazilian Antitrust Authority or other Governmental Authority under any Antitrust Statutes with respect to any such filing or any such transaction and (iii) use their respective reasonable best efforts to furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. AI Brazil will use reasonable best efforts to cooperate with the reasonable requests of Parent and Seller, at the sole cost and expense of such requesting Party, to provide such information regarding AI Brazil as shall be required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; provided that, to the extent a relevant Governmental Authority requests information of AI Brazil or its Affiliates that is more burdensome than the information of AI Brazil or its Affiliates provided in connection with AI Brazil’s investment in Nextel Holdings, the Parties shall reasonably cooperate to limit the scope of such information request such that AI Brazil and its Affiliates are not required to provide more information than they were required to provide in connection with AI Brazil’s investment in Nextel Holdings;

provided, further, that if the Parties are unable to limit the scope of such information request in a timely manner, AI Brazil and its Affiliates shall use commercially reasonable efforts to provide such information in respect of their interest in the Entities, as is required to obtain the Antitrust Approval. Purchaser will promptly inform Parent, and Parent, Seller and AI Brazil will promptly inform Purchaser, of any material oral communication with, and provide copies of material written communications with, any Governmental Authority regarding any such filing or application. Neither Purchaser, on the one hand, nor any of Parent, Seller or AI Brazil, on the other hand, will independently participate, or permit any of its Affiliates or advisors to participate, in any formal meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving Parent (in the case of Purchaser’s participation in any such meeting) or Purchaser (in the case of Parent’s, Seller’s or AI Brazil’s participation) prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and participate. Subject to applicable Law and Section 8.5(b), the Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to proceedings under the Antitrust Statutes. Each Party may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Parties under this Section 8.5 as “outside counsel only.” Such materials and the information contained therein will be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient, unless express written permission is obtained in advance from the source of the materials.

(b) The Parties agree that Purchaser, on behalf of the Parties, will control and lead all communications, strategy and litigation matters relating to, and the process of obtaining, the Antitrust Approval, and accordingly will be responsible for (i) leading any interaction with the Brazilian Antitrust Authority, (ii) controlling the filing of the Agreement and any other document before the Brazilian Antitrust Authority regarding the Antitrust Approval, and the filling and submission of any other document or information required by the Brazilian Antitrust Authority, and (iii) preparing all drafts of any submissions or material communications with the competent Governmental Authority in connection with the Antitrust Statutes; provided that (A) Purchaser will provide such drafts to Parent in a timely manner, will allow Parent reasonable time to review and comment on such drafts, and will take into account any reasonable comments from Parent in connection with any such submissions or material communications and (B) to the extent that any such drafts include information relating to AI Brazil or its Affiliates, Purchaser will provide such drafts to AI Brazil in a timely manner to allow AI Brazil reasonable time to review and comment on, and will take into account any reasonable comments from AI Brazil with respect to, such information relating to AI Brazil or its Affiliates in any such submissions or material communications.

(c) Each of Purchaser, Parent and Seller will use reasonable best efforts to resolve (and AI Brazil will reasonably cooperate with such efforts to resolve) such objections, if any, as may be asserted by the Brazilian Antitrust Authority or any other Governmental Authority under any Antitrust Statutes with respect to the transactions contemplated by this Agreement, to finalize, prior to the Closing, any Condition to any Governmental Authority’s approval of the transactions contemplated by this Agreement under the Antitrust Statutes, and to take promptly any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Statute that may be asserted by any Governmental Authority so as to enable the Parties to close the transactions contemplated by this Agreement as expeditiously as possible; provided that nothing in this Section 8.5 or any other provision of this Agreement shall require, or be construed to require, Purchaser or AI Brazil, or any of their respective Affiliates or any of the Entities to (and Parent, Seller and AI Brazil shall not, and Parent and Seller shall cause the Entities not to, without the prior written consent of Purchaser, or AI Brazil in the case of any such limitations applicable to it or its Affiliates), (i) propose, negotiate, offer to commit, effect or accept, by consent decree, hold separate Order or otherwise, (A) the license, sale, divestiture, disposition or transfer of any portion of its capital stock, assets, spectrum, licenses, customers, properties or businesses, (B) the discontinuation of any product or service offering, (C) the termination of existing relationships, contractual rights or obligations, (D) the licensing or otherwise making available to any Person any technology, software or other intellectual property, (E) any obligation or commitment (to any Governmental Authority or otherwise) regarding its future operations or investments or (F) the imposition of any other limitation on, or prohibition of, its and its Affiliates’ ability to conduct their respective businesses or own any capital stock or assets or license any spectrum, or to acquire, hold, operate or exercise full rights of ownership of any businesses or assets, including those to be acquired pursuant to this Agreement, in the case of this clause (i), to the extent any Condition described in the foregoing sub-clauses (A) through (F) would constitute a Burdensome Condition, (ii) pay any amounts in connection with seeking or obtaining any required actions, approvals or waivers from any Governmental Authority in order to consummate the transactions contemplated by this Agreement (excluding any mandatory filing fees and costs and expenses of counsel and other advisors), or (iii) litigate or participate in the litigation of any Legal Proceeding, whether judicial or administrative, with any Governmental Authority to contest, avoid entry of, or to have vacated, lifted, reversed or overturned any Order that would prohibit, prevent or restrict the consummation of the transactions contemplated by this Agreement. The Parties agree that Purchaser shall have the unilateral right to determine whether or not Parent, Seller and Purchaser litigate with any Governmental Authority to contest or resist any Legal Proceeding challenging any transaction contemplated by this Agreement, or to have vacated, lifted, reversed or overturned any Order that would prohibit, prevent or restrict the consummation of the transactions contemplated by this Agreement.

(d) Purchaser, on the one hand, and Parent, on the other hand, will each pay 50% of all filing or administrative fees related to the Antitrust Approval.

8.6. Regulatory Compliance. Without limiting Section 8.2(b), during the period from the date of this Agreement until the Closing Date or earlier termination of this Agreement, Parent and Seller shall (and AI Brazil shall reasonably cooperate with Parent’s and Seller’s efforts), and Parent and Seller shall cause each of the Entities to, (a) refrain from taking any action that would reasonably be expected to give any

Governmental Authority with jurisdiction over Parent, Seller, AI Brazil or any of the Entities reasonable grounds to suspend, revoke or modify any Telecommunication License of the Entities in any adverse manner (other than in any de minimis respect) and (b) use reasonable best efforts to renew the material Permits, Telecommunications Licenses of the Entities, including preparing and filing with the applicable Governmental Authority all necessary applications in connection therewith as soon as reasonably practicable after the commencement of the period during which such applications may be made; provided that none of the Entities will apply for any Permit or Telecommunications License (other than renewals or replacements of the existing Telecommunication Licenses of the Entities) the receipt of which would, individually or in the aggregate, reasonably be expected to prevent, materially impair or materially delay consummation of the transactions contemplated by this Agreement.

8.7. Further Assurances. (a) Subject to (and without limiting) the other provisions of this Agreement and any provisos or qualifications therein, each Party will use its reasonable best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) to the extent reasonably within the control of such Party, cause the fulfillment at the earliest practicable date of all of the conditions to its respective obligations to consummate the transactions contemplated by this Agreement.

(b) Purchaser will, and will cause the Company and any other Entities to, following the Closing Date, as the case may be, make all fillings, submissions and registries before any and all Governmental Authorities, including the relevant Board of Trade, RFB or BACEN, as required by applicable Law, in order to reflect the sale and assignment of the Acquired Equity Interests, and change of management of the Entities. Purchaser will ensure that initial filings and submissions are carried out within 10 Business Days from the Closing Date. Evidence of all such fillings, submissions, replacements, and registration will be presented to Seller and AI Brazil promptly after conclusion thereof.

8.8. Notices of Certain Events; Transaction Litigation.

(a) Parent shall notify Purchaser and AI Brazil as promptly as reasonably practicable of (i) any notice or other communication from any Person to Parent, NIIH or the Entities alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other material communication to Parent, Seller, AI Brazil or the Entities from any Governmental Authority in connection with the transactions contemplated by this Agreement, (iii) any Action commenced or, to the Knowledge of the Company, threatened against Parent or its directors or officers that is related to this Agreement or the transactions contemplated by this Agreement (any such Action, “Transaction Litigation”), and (iv) if it becomes aware of any event, change or effect following the date of this Agreement which has resulted or is reasonably likely to result in the failure of any of the conditions set forth in Sections 9.1(a) through 9.1(e). In no event shall the delivery of any notice by a party pursuant to this Section 8.8 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the parties under this Agreement.

(b) Parent shall keep Purchaser and AI Brazil reasonably informed regarding any Transaction Litigation. Parent shall give Purchaser and AI Brazil the opportunity to participate, subject to Purchaser or AI Brazil, as applicable, entering into a customary joint defense agreement with Parent, in the defense, settlement, or entry into any other agreement with respect to such Transaction Litigation, including the opportunity to review and comment on all filings or responses to be made in connection with any Transaction Litigation and Parent shall consider any such comments in good faith. Each of Purchaser, AI Brazil and Parent will cooperate and consult with one another in connection with any Transaction Litigation.

8.9. Publicity. The initial press release concerning this Agreement and the transactions contemplated hereby will be in substantially the form previously agreed by the Parties. None of the Parties will issue any press release concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Parties, which approval will not be unreasonably withheld or delayed, unless disclosure or filing are otherwise required by applicable Law, provided, however, that the Party intending to make such release uses its reasonable best efforts consistent with such applicable Law requirement to consult in advance with the other Parties with respect to the text thereof.

8.10. Preservation of Records. Seller and Purchaser agree that each of them will preserve and keep the records held by it or their Affiliates relating to the Entities and their business for a period of at least seven years from the Closing Date (except as provided below) and will make, upon reasonable notice and during regular business hours, such records and personnel available to the other and AI Brazil as may be reasonably required by such Party in connection with any insurance claims by, Legal Proceedings or Tax audits against or governmental investigations of Seller or Purchaser or any of their Affiliates or in order to enable AI Brazil, Seller or Purchaser to prepare its financial statements and tax reporting or to comply with applicable Law or their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby; provided, however, that (a) the access to such records will not unreasonably interfere with the business or operations of Purchaser or Seller, as applicable, or any of their Affiliates, (b) the access to such records will not be permitted to the extent that it would require Purchaser or Seller, as applicable, or any of their Affiliates, to (i) disclose information subject to attorney-client privilege or (ii) violate any confidentiality obligations to which Purchaser, Seller or AI Brazil, as applicable, or any of their Affiliates, is bound if the applicable Person shall have used commercially reasonable efforts to obtain the consent of the applicable third party to grant access to such records, and (c) Seller or Purchaser, as applicable, will reimburse the other Party or Parties and their Affiliates for any reasonable and documented out-of-pocket expenses incurred in connection with such access. If Seller or Purchaser, as the case may be, wishes to destroy such records before the end of such seven-year period, such Party will first give 60 days prior written notice to the other and AI Brazil and such other Party or Parties will have the right at its or their option and expense, upon prior written notice given to such Party within such 60-day period, to take possession of the records within 90 days after the date of such notice.

8.11. Trademark License Agreement. Prior to Closing, Parent and Nextel Brazil will amend the Trademark Sublicense Agreement to expressly include a sublicense from Parent to Nextel Brazil under the following trademark applications in Brazil owned by the Trademark Licensor: Application Nos. 914688316, 914688340, 914688391, 914688405. For a period of at least 12 months after the Closing Date, Parent and NIIH will (a) maintain the Trademark License Agreement in full force and effect, (b) not amend, modify or otherwise waive any provision of the Trademark License Agreement in any manner that would adversely affect the rights of the Entities under the Trademark Sublicense Agreement and (c) otherwise permit the Entities to continue to use the trademarks licensed pursuant to the Trademark Sublicense Agreement under the terms thereof during such 12-month period. Neither Purchaser nor any of the Entities shall have any obligation to pay any royalties, fees, expenses or any other amounts to Parent or any other Person for use of such trademarks during such 12-month period.

8.12. Preparation of Proxy Statement; Stockholders Meeting. (a) As promptly as reasonably practicable (and in any event no later than 30 days) following the date of this Agreement, Parent will prepare and cause to be filed with the SEC in preliminary form a proxy statement to be sent to the Parent Stockholders in connection with the Parent Stockholders Meeting (as amended or supplemented, the “Proxy Statement”). Purchaser and Parent will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, (i) Parent will provide Purchaser and AI Brazil with a reasonable opportunity to review and comment (in the case of AI Brazil, with respect to information relating to AI Brazil) on the Proxy Statement and (ii) upon Parent’s request, Purchaser and AI Brazil will promptly furnish to Parent the information relating to it required by the Exchange Act to be set forth in the Proxy Statement. Parent will cause the Proxy Statement to comply as to form with the applicable requirements of (A) the Exchange Act and (B) the rules and regulations of The NASDAQ Stock Market.

(b) Each of Parent, NIIH, AI Brazil and Purchaser agree to correct any information provided by it for use in the Proxy Statement if and to the extent such information shall have become false or misleading. Parent will promptly notify Purchaser and AI Brazil of the receipt of any comments from or other correspondence with the SEC or its staff with respect to the Proxy Statement and any request by the SEC or its staff for any amendment to the Proxy Statement or for additional information (and promptly deliver a copy of such comments, correspondence or request to Purchaser and AI Brazil). Parent will respond as promptly as reasonably practicable to any such comments from the SEC or its staff and shall use its reasonable best efforts to cause the Proxy Statement to be cleared by the SEC as promptly as reasonably practicable.

(c) Parent shall, as promptly as reasonably practicable (and in any event within 10 Business Days following the date on which the Proxy Statement is cleared by the SEC), (i) establish a record date for and give notice of a meeting of its stockholders for the purpose of authorizing this Agreement and the transactions contemplated hereby (the “Parent Stockholders Meeting”), and (ii) mail the Proxy Statement to the holders of Parent Common Stock as of the record date established for the Parent Stockholders Meeting. As promptly as reasonably practicable following the record date established for the Parent Stockholders Meeting, Parent, acting through the Parent Board, and in accordance with applicable Law, shall (A) duly call, convene and hold the Parent Stockholders Meeting and (B) (1) subject to Section 8.13, include in the Proxy Statement the Parent Board Recommendation and (2) use its reasonable best efforts to obtain the necessary approval of the transactions contemplated by this Agreement by the Parent Stockholders. Without limiting the generality of the foregoing, subject to termination of this Agreement by Parent pursuant to Section 3.4(i), Parent agrees that its obligations pursuant to clause (A) of the foregoing sentence of this Section 8.12(c) will not be affected by the commencement, public proposal, public disclosure or communication to Seller, AI Brazil or any other Person of any Acquisition Proposal or the occurrence of any Adverse Recommendation Change.

(d) Without the prior written consent of Purchaser, Parent may only adjourn or postpone the Parent Stockholders Meeting if and to the extent the Parent Board or a duly authorized committee thereof determines, in good faith and after consultation with outside legal counsel, that (i) Parent is required to postpone the meeting to ensure that any required supplement or amendment to the Proxy Statement is provided to the Parent Stockholders within a reasonable amount of time in advance of the Parent Stockholders Meeting, (ii) there are insufficient shares of Parent common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders Meeting, (iii) it is necessary to solicit additional proxies to obtain the Parent Stockholder Approval or (iv) such adjournment or postponement if required to comply with applicable statutory Law; provided that Parent may only postpone the meeting only once, and for a period of not more than an aggregate of 15 Business Days.

(e) Except as set forth on Section 8.12(e) of the Company Disclosure Schedule, the adoption of this Agreement will be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Parent Stockholders in connection with the adoption of this Agreement) that Parent will propose to be acted on by the Parent Stockholders at the Parent Stockholders meeting.

8.13. No Solicitation. (a) Except as expressly permitted by this Section 8.13, from the date of this Agreement until the Closing Date or earlier termination of this Agreement, Parent and AI Brazil shall not, nor shall they authorize or permit any of their Subsidiaries to, and shall use their reasonable best efforts to cause their and their respective Representatives not to, directly or indirectly (i) initiate, solicit or knowingly encourage or facilitate the making of any Acquisition Proposal or any inquiry, proposal or request for information that may reasonably be expected to lead to an Acquisition Proposal, (ii) engage in negotiations or discussions with, or furnish any information concerning any of the Entities, NIIH or Parent to, any third party relating to an Acquisition Proposal or any inquiry, proposal or request for information that may reasonably be expected to lead to an Acquisition Proposal (other than informing third parties of the existence of the provisions contained in this Section 8.13), (iii) enter into any agreement or understanding with respect to an Acquisition Proposal, (iv) accept, approve, endorse or recommend, or submit to the Parent Stockholders, any Acquisition Proposal, (v) take any action to exempt any Person (other than Purchaser and its Affiliates) from the provisions of Section 203 of the DGCL or any other state takeover statute or (vi) resolve or agree to do any of the foregoing. Parent and AI Brazil shall, and shall cause their Affiliates and their and their Affiliates’ respective Representatives to (A) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, or any inquiry or proposal that may reasonably be expected to lead to an Acquisition Proposal and (B) promptly cause to be returned or destroyed all confidential information provided by or on behalf of Parent or AI Brazil or any of their Affiliates to any such Person.

(b) Notwithstanding Section 8.13(a), at any time prior to the date that the Parent Stockholder Approval is obtained at the Parent Stockholders Meeting, in the event that Parent receives an unsolicited written Acquisition Proposal from a third party (which Acquisition Proposal was made after the date of this Agreement and did not result from a breach of this Section 8.13), and if the board of directors of Parent determines in good faith, after consultation with Parent’s legal and financial advisors, that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal, then Parent, AI Brazil and their respective Representatives may, subject to compliance with this Section 8.13, (i) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to Parent and its Subsidiaries to the Person or group of Persons who has made such Acquisition Proposal (provided that any non-public information concerning Parent or any of its Subsidiaries that is provided to any Person given such access was previously provided, or is substantially concurrently provided, to Purchaser or its Representatives) and (ii) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal and with AI Brazil and Parent (as applicable); provided that Parent shall give written notice to Purchaser and AI Brazil after any such determination by the Parent board of directors and prior to taking any of the actions described in this Section 8.13(b) and shall comply with the provisions of Sections 8.13(c) and 8.13(f). Other than in connection with the termination of this Agreement pursuant to Section 3.4(i) or as required by applicable statutory Law, Parent shall not publicly announce the receipt of any Acquisition Proposal or any negotiations or discussions in connection with any Acquisition Proposal or otherwise publicly comment on any Acquisition Proposal (other than to publicly reaffirm the Parent Board Recommendation or to recommend against any such Acquisition Proposal, in each case in accordance with Section 8.13(c)).

(c) Except as otherwise provided by Section 8.13(d) or Section 8.13(e), neither the Parent Board nor any committee thereof will (i) (A) withdraw (or qualify or modify in any manner adverse to Purchaser), or publicly propose to withdraw (or so qualify or modify), the Parent Board Recommendation, (B) fail to include the Parent Board Recommendation in the Proxy Statement, (C) take any action to exempt any Person (other than Purchaser and its Affiliates) from the provisions of Section 203 of the DGCL or any other state takeover statute, (D) with respect to any publicly announced Acquisition Proposal, fail to publicly reaffirm the Parent Board Recommendation within three Business Days after Purchaser so requests in writing, (E) if a tender or exchange offer for shares of Parent Common Stock is commenced, fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any such tender or exchange offer subject to Regulation 14D under the Exchange Act within three Business Days after commencement of such tender or exchange offer, (F) approve, adopt or recommend any Acquisition Proposal or Alternative Acquisition Agreement, or propose publicly to approve, adopt or recommend, any Acquisition Proposal or Alternative Acquisition Agreement or (G) publicly announce that an Acquisition Proposal constitutes a Superior Proposal (any action described in the foregoing clauses (A) through (G) being referred to as an “Adverse Recommendation Change”) or (ii) allow Parent or any of its Subsidiaries to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other Contract (other than an Acceptable Confidentiality Agreement pursuant to Section 8.13(b)) with any third party constituting or relating to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal, or requiring, or reasonably expected to cause, Parent, Seller or AI Brazil to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the transactions contemplated by this Agreement, or requiring, or reasonably expected to cause, Parent to fail to comply with this Agreement (an “Alternative Acquisition Agreement”).

(d) Notwithstanding the foregoing, at any time after the date hereof and prior to receipt of the Parent Stockholder Approval, in response to an unsolicited written Acquisition Proposal that was made after the date of this Agreement and that did not result from any breach of this Section 8.13, the Parent Board may terminate this Agreement pursuant to Section 3.4(i) (including payment of the Company Break-Up Fee pursuant to Section 3.6(b)) and cause Parent or any of its Subsidiaries to enter into a definitive agreement with respect to any Superior Proposal if the Parent Board has determined in good faith, after consultation with its financial and legal advisors, that (i) the failure to do so would be a breach of the Parent Board’s fiduciary duties under applicable Law and (ii) such Acquisition Proposal constitutes a Superior Proposal; provided, however, that (A) Parent has given Purchaser and AI Brazil at least five Business Days’ prior written notice that the Parent Board is prepared to accept a Superior Proposal, which notice must specify the material terms and conditions of such Superior Proposal (including the identity of the Person making the proposal) and contemporaneously furnish a copy of the relevant acquisition agreement or other relevant transaction documents, (B) Parent has negotiated, and has caused its Representatives to negotiate, in good faith with Purchaser during such notice period, to the extent Purchaser wishes to negotiate, to enable Purchaser to propose revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (C) Parent Board has met to consider any revised proposal by Purchaser and (D) prior to the expiration of such five-Business Day period, Purchaser does not make a proposal to adjust the terms and conditions of this Agreement that the Parent Board determines in good faith (after consultation with its financial advisors and legal counsel) to be at least as favorable as the Superior Proposal after giving effect to, among other things, the payment of the Company Break-Up Fee pursuant to Section 3.6(b). Any material change to the terms, facts and circumstances relating to the Superior Proposal will be deemed to be a new Superior Proposal for purposes of this Section 8.13(d); provided that the time periods referred to in the foregoing clauses (A) through (C) shall be three Business Days instead of five Business Days.

(e) Notwithstanding anything in this Agreement to the contrary, other than in connection with a Superior Proposal (which shall be subject to Section 8.13(d) and shall not be subject to this Section 8.13(e)), prior to obtaining the Parent Stockholder Approval, the Parent Board may, in response to or as a result of an Intervening Event, take any action described in clause (A) or (B) of the definition of Adverse Recommendation Change, if (i) the Parent Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be a breach of its fiduciary duties under applicable Law, (ii) Parent has notified Purchaser and AI Brazil in writing that it intends to effect such an Adverse Recommendation Change pursuant to this Section 8.13(e) (which notice shall specify the facts and circumstances providing the basis of the Company Intervening Event in reasonable detail), (iii) for a period of five Business Days following the notice delivered pursuant to the foregoing clause (ii), Parent and Parent’s relevant Representatives shall have discussed and negotiated in good faith (to the extent Purchaser desires to negotiate) with Purchaser and Purchaser’s relevant Representatives any proposed modifications to the terms and conditions of this Agreement, and (iv) no earlier than the end of such five Business Day period, the Parent Board shall have determined in good faith, after consultation with outside legal counsel, and after taking into account any proposal by Purchaser to amend or modify the terms of this Agreement offered by Parent in writing, that the failure to take such action would still be a breach of its fiduciary duties under applicable Law.

(f) Parent shall promptly (and in any event, within 48 hours) advise Purchaser orally and in writing of the receipt of any Acquisition Proposal, any request to engage in discussions or negotiations with respect to an Acquisition Proposal or any request for information that would reasonably be expected to relate to an Acquisition Proposal, and in connection with such notice, provide to Purchaser the material terms and conditions of any such Acquisition Proposal (including the identity of the third party making any such Acquisition Proposal) and of any changes thereto. Parent shall promptly advise Purchaser orally and in writing of the commencement of any discussions with any third party or its Representatives regarding any Acquisition Proposal by such third party. Parent shall keep Purchaser informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within 48 hours after the occurrence of any amendment, modification, material development or negotiation) of any such Acquisition Proposal or request, including promptly furnishing to Purchaser copies of any written Acquisition Proposal, any other written materials that describe any such Acquisition Proposal, any material correspondence relating thereto, and draft documentation with respect to such Acquisition Proposal.

(g) Nothing contained in this Section 8.13 or in Section 8.9 or Section 8.12 will prohibit Parent or the Parent Board from taking and disclosing to Parent Stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any other disclosure to Parent Stockholders if, in the good faith judgment of the Parent Board after consultation with legal counsel, the failure so to disclose would be a breach of its obligations under applicable Law; provided, however, that in no event will this Section 8.13(g) modify, or be construed to modify, the definition of Adverse Recommendation Change or otherwise affect the obligations of Seller or Parent specified in Sections 8.13(d) and 8.13(f); provided, further, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) will be deemed to be an Adverse Recommendation Change unless the Parent Board expressly reaffirms, upon written request of Purchaser, the Parent Board Recommendation to the Parent Stockholders not less than three Business Days after such request, and in any event at least two Business Days prior to the Parent Stockholders Meeting.

(h) Parent and Seller agree that any violations of the restrictions set forth in this Section 8.13 by their respective Affiliates or by any of their or their Affiliates’ Representatives, shall be deemed to be a breach of this Agreement (including this Section 8.13) by Parent and Seller.

8.14. [INTENTIONALLY OMITTED].

8.15. Intercompany Notes. Prior to the Closing, Parent shall not, and shall cause its applicable Subsidiaries not to, repay, capitalize or discharge any of the Intercompany Obligations described on Section 8.15 of the Company Disclosure Schedule (the “Intercompany Notes”) and shall take any actions required to maintain the Intercompany Notes outstanding pursuant to the existing terms of such Intercompany Notes in effect as of the date of this Agreement. Notwithstanding the foregoing sentence, (a) prior to Closing, Parent shall consider in good faith any request by Purchaser, delivered in writing to Parent, to modify the terms of the Intercompany Notes (including by way of a capitalization of the principal and/or discharge of interest of any such Intercompany Notes) (a “Requested Notes Modification”) and (b) in the event that Parent so agrees to modify any such Intercompany Notes as requested by Purchaser, (i) Parent shall, and shall cause its applicable Subsidiary to, use its reasonable best efforts to effect such requested changes and, in case of a discharge of interest, (A) the amount of taxable revenues for corporate income tax purposes (IRPJ and CSLL) shall be offset against its tax losses of the current tax period, including but not limited to the amount of deductible tax losses of foreign exchange variation resulting from any previous or simultaneous capitalization of principal of the Intercompany Notes, and (B) the amount of PIS/COFINS credits obtained as a result of a Discharge Tax Decision shall be used by the applicable Brazilian Entity to offset PIS/COFINS due as a result of the discharge of interest, and the excess of PIS/COFINS credits shall not be used by such Brazilian Entity for any other purposes until Closing; and (ii) Purchaser shall assume, and shall indemnify the Entities from, any and all Taxes arising from such Requested Notes Modification including with respect to any and all PIS/COFINS due in respect of any requested discharge of any such Intercompany Notes); provided that, for the avoidance of doubt, the use of credits by the relevant Subsidiary for the offset of taxable revenues as described in items (A) and (B) of the preceding clause (i) above shall not be considered Taxes for purposes hereof; provided, further, that in the event that Parent implements a Requested Notes Modification that directly results in (x) a reduction in Cash or (y) an increase in current liabilities for Taxes payable that have not been satisfied prior to the Adjustment Time, then (x) the calculation of the Closing Indebtedness Adjustment will be reduced by an amount corresponding to such reduction in Cash or (y) the calculation of Closing Net Working Capital shall be increased by an amount corresponding to such increase in Tax liability. From the date of this Agreement until the Closing Date, Parent and Seller will use their respective reasonable best efforts to (and Seller will cause the Entities to) obtain as promptly as reasonably practicable a final and non-appealable Order from a Governmental Authority of competent jurisdiction recognizing that the applicable borrowers under the Intercompany Notes are entitled to the PIS/COFINS credits arising from the PIS/COFINS Credits Claim (the “Discharge Tax Decision”). Parent shall cooperate with any reasonable requests of Purchaser with respect to information or actions related to the PIS/COFINS Credits Claim, Discharge Tax Decision and any other act described in this Section 8.15. Except for the specific obligations set forth in this Section 8.15 and in ARTICLE 10, Parent, Seller and each of their Subsidiaries shall have no other obligations with respect to the Intercompany Notes.

8.16. Termination of Related Party Contracts. Prior to or simultaneously with the Closing, Parent, Seller and AI Brazil shall, and shall cause their applicable Subsidiaries to, terminate all Related Party Contracts and extinguish all Intercompany Obligations owed by any Entity to Seller or AI Brazil or any of their respective Affiliates (other than the Entities) (for the avoidance of doubt, other than (i) the Intercompany Notes, the settlement of which shall be governed by Section 8.15 and (ii) the Trademark Sublicense Agreement, which shall be governed by Section 8.11), without any further force or effect or survival of any provision thereunder, and without any cost, expense or Liability to any Entity or any of their post-Closing Affiliates other than the payment of cash amounts taken into account in the calculation of Estimated Unpaid Transaction Expenses or otherwise paid at or prior to Closing.

8.17. Union Actions. Prior to the Closing Date, Seller shall, and shall cause the applicable Entities to, fulfill all consultation, bargaining and notification requirements to any union, works councils or other similar labor organization if required in connection with the negotiation and consummation of the transactions contemplated by this Agreement.

8.18. Employee Communications. Except as is expressly required by the terms of this Agreement, from and after the date of this Agreement and until the Closing Date, none of Parent, any of its Affiliates or any of their respective Representatives shall, without prior consultation with the Purchaser, send, distribute or otherwise make available written communications or other material communications regarding the transactions contemplated by this Agreement, to any current or former employee of any Entity (other than the Chief Executive Officer of Nextel Brazil and his direct reports or directors and officers of any other Entity) or other independent consultant employed by any Entity, including any post-Closing employment, compensation or benefits, except for communications that contain substantially the same information as contained in prior public communications made by one or more parties to this Agreement in compliance with this Agreement.

8.19. Pay-Off Cooperation. Seller shall, and shall cause each of the Entities to, (a) provide copies of the Pay-Off Letters at least 20 Business Days prior to Closing and (b) if requested by Purchaser in writing, use commercially reasonable efforts to take any actions and provide any cooperation reasonably requested by Purchaser in connection with the payment of the Pay-Off Amount or obtaining each of the Pay-Off Letters.

8.20. Parent Convertible Notes.

(a) The Parties expressly acknowledge and agree that none of Parent’s obligations under the Parent Convertible Notes will be assumed or guaranteed by Purchaser, the Entities or any Affiliate thereof. Parent may, in its reasonable discretion, take actions to amend the Indenture prior to the Closing to eliminate the obligations contemplated under Article 11 of the Indenture (and, in Parent’s reasonable discretion, to delete or modify other provisions of the Indenture in a manner not adverse to Purchaser or the Entities or that would not impede or delay the Closing). Parent shall keep Purchaser informed with respect to the status of the actions taken pursuant to the foregoing.

(b) In the event that the Indenture has not been amended in accordance with Section 8.20(a), Parent shall elect to satisfy its obligations under Section 11.01(a) of the Indenture by causing an amount in cash equal to the Convertible Notes Escrow Amount to be deposited into an escrow account pursuant to Section 11.04 of the Indenture (an “Escrow Election”), and shall deliver written notice of such Escrow Election to the trustee no later than fifteen business days prior to the anticipated Closing Date. In the event of an Escrow Election, (i) Parent shall negotiate in good faith, and enter into, an escrow agreement with the trustee and an escrow agent as promptly as reasonably practicable and in any event prior to the Closing Date, which escrow agreement shall (A) establish an escrow account to receive an amount in cash equal to the Convertible Notes Escrow Amount and (B) grant the trustee, for the benefit of the holders of the Parent Convertible Notes, the trustee and the escrow agent, a first priority security interest in the funds in the escrow account to secure Parent’s obligations under the Indenture, (ii) unless Parent has previously caused an amount in cash equal to the Convertible Notes Escrow Amount to be deposited into the escrow account pursuant to Section 11.04 of the Indenture, Purchaser will deduct an amount in cash equal to the Convertible Notes Escrow Amount from the amount payable to NIIH pursuant to Section 2.3(a) and deposit such amount with the escrow agent pursuant to the escrow agreement contemplated in this Section 8.20(b), and (iii) Parent shall otherwise comply with Section 11.04 and the other terms of Article 11 of the Indenture with respect to such Escrow Election and the transactions contemplated by this Agreement.

8.21. Right of First Refusal. By its execution and delivery of this Agreement, and without prejudice to any rights it may have following any termination of this Agreement, and subject to the proviso below, AI Brazil, on behalf of itself and its Affiliates, hereby waives any and all rights of first refusal under Section 2.5 or Section 2.6 of the Nextel Holdings SHA in connection with this Agreement and the consummation of the transactions contemplated hereby; provided, however, that if (i) Purchaser, Seller and Parent amend or modify this Agreement pursuant to Section 13.5(b) in any material respect after the date hereof and AI Brazil is not a party to such amendment or modification or (ii) Parent or Seller provides notice that it intends to accept a Superior Proposal, AI Brazil may revoke the foregoing waiver.

8.22. AI Brazil Cooperation. AI Brazil expressly acknowledges and agrees that it shall not exercise any rights or privileges in connection with its ownership of the AI Brazil Shares, including its rights under the Nextel Holdings SHA, in a manner that would be inconsistent with AI Brazil’s obligations under this Agreement to consummate the transactions contemplated by this Agreement. For the avoidance of doubt, nothing in this Section 8.22 shall be deemed to restrict AI Brazil from exercising its rights with respect to any transaction, occurrence or event, including with respect to an NII Internal Reorganization, Intercompany Notes Modification, Tax Claim or change in Tax reporting position, to the extent such exercise is not inconsistent with AI Brazil’s obligations under Sections 2.1, 3.2 (as to the deliveries of the items thereunder), 8.1(a), 8.2(d), 8.3, 8.4, 8.5, 8.6, 8.7(a) (as to actions that, to the knowledge of AI Brazil, AI Brazil is required to undertake pursuant thereto), 8.12, 8.13, 8.16 and 8.23 of this Agreement to consummate the transactions contemplated by this Agreement.

8.23. Confidentiality. From and after the Closing, Seller, AI Brazil and Parent shall not, and shall cause their Affiliates not to, directly or indirectly, disclose, reveal, divulge, or communicate to any Person (other than authorized officers, directors, employees, and other Representatives of Purchaser or its Subsidiaries), or use or otherwise exploit for their own benefit or for the benefit of anyone other than Purchaser or its Subsidiaries, any confidential or proprietary information of the Entities; provided, however, that Parent, Seller and AI Brazil may disclose any such information to their Representatives who have a need to know such information and who have agreed to be bound by confidentiality obligations with respect to such information that are no less restrictive than those contained in this Agreement. Parent, Seller, AI Brazil and their Affiliates will not have any obligation to keep confidential any confidential information if and to the extent disclosure thereof is required by applicable Law or any Governmental Authority; provided that in the event disclosure is required by applicable Law or Governmental Authority, Seller and AI Brazil will provide Purchaser with prompt notice of such requirement prior to making any disclosure and cooperate with Purchaser so that Purchaser may, at its own cost and expense, seek to limit such disclosure or obtain an appropriate protective order.

ARTICLE 9. CONDITIONS TO CLOSING

9.1. Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or before to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a) (i) the Seller Fundamental Representations and the representation and warranty set forth in Section 6.20(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (except for any such representation and warranty expressly made as of a specified date, in which case such representation and warranty shall be true and correct in all respects as of such date), and (ii) the representations and warranties of Parent and Seller contained in ARTICLE 4 and ARTICLE 6 (other than the representations and warranties described in the foregoing clause (i)) shall be true and correct (without giving effect to any qualification as to materiality or “Seller Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (except for any such representation and warranty expressly made as of a specified date, in which case such representation and warranty shall be true and correct as of such date), except, in the case of this clause (ii) where the failure to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, and Purchaser shall have received a certificate signed by an executive officer of Parent, dated as of the Closing Date, to the foregoing effect;

(b) (i) the AI Brazil Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (except for any such representation and warranty expressly made as of a specified date, in which case such representation and warranty shall be true and correct in all respects as of such date), and (ii) the representations and warranties of AI Brazil contained in ARTICLE 5 (other than the representations and warranties described in the foregoing clause (i)) shall be true and correct (without giving effect to any qualification as to materiality or “Seller Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (except for any such representation and warranty expressly made as of a specified date, in which case such representation and warranty shall be true and correct as of such date), except, in the case of this clause (ii) where the failure to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, and Purchaser shall have received a certificate signed by an authorized officer of AI Brazil, dated as of the Closing Date, to the foregoing effect;

(c) Parent and Seller shall have (i) performed and complied in all respects with their obligations under Section 8.2(b)(xxvi) on or before the Closing Date and (ii) performed and complied in all material respects with all other obligations and agreements required by this Agreement to be performed or complied with by Parent or Seller, on or before the Closing Date, and Purchaser shall have received a certificate signed by an executive officer of Parent, dated as of the Closing Date, to the foregoing effect;

(d) AI Brazil shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by AI Brazil, on or before the Closing Date, and Purchaser shall have received a certificate signed by an authorized officer of AI Brazil, dated as of the Closing, to the foregoing effect;

(e) since the date of this Agreement, there shall not have occurred any Effect that, individually on in the aggregate, has had or is reasonably expected to have a Seller Material Adverse Effect, and Purchaser shall have received a certificate signed by an executive officer of Parent, dated as of the Closing Date, to the foregoing effect;

(f) the closing deliveries set forth in Section 3.2 shall have been delivered to Purchaser and the Nextel Holdings Transaction shall have been consummated prior to or concurrently with the Closing;

(g) Purchaser shall have received (i) evidence satisfactory to Purchaser that the Indenture has been amended in accordance with Section 8.20(a) to eliminate the obligations contemplated under Article 11 of the Indenture and any similar successor obligor provisions, or (ii) from Parent and the Indenture trustee an executed escrow agreement in accordance with Article 11 of the Indenture providing for a deposit of the Convertible Notes Escrow Amount at Closing pursuant to Section 11.04 of the Indenture; and

(h) (i) no Governmental Authority of competent jurisdiction shall have enacted, issued, entered or enforced any Law or Order, or commenced any Legal Proceeding, which is then pending or in effect that constitutes, imposes or seeks to impose any Burdensome Condition and (ii) the Regulatory Approval and the Antitrust Approval shall each have been obtained without the imposition of any Burdensome Condition.

9.2. Conditions Precedent to Obligations of Seller and AI Brazil. The obligations of Seller and AI Brazil to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or before the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of Purchaser contained in ARTICLE 7 shall be true and correct (without giving effect to any qualification as to materiality or “Purchaser Material Adverse Effect” set forth therein) as of the date hereof and as the Closing Date, with the same force and effect as if made on and as of the Closing Date (except for any representation and warranty expressly made as of a specified date, in which case such representation and warranty shall be true and correct as of such date), except where the failure to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, and Seller and AI Brazil shall have received a certificate signed by an authorized officer of Purchaser, dated as of the Closing Date, to the foregoing effect;

(b) Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or before the Closing Date, and Seller and AI Brazil shall have received a certificate signed by an authorized officer of Purchaser dated as of the Closing Date, to the foregoing effect; and

(c) the closing deliveries set forth in Section 3.3 shall have been delivered to Seller and AI Brazil.

9.3. Conditions Precedent to Obligations of Purchaser, Seller and AI Brazil. The respective obligations of Purchaser, Seller and AI Brazil to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or before the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser, Seller or AI Brazil in whole or in part to the extent permitted by applicable Law):

(a) no Governmental Authority of competent jurisdiction shall have enacted, issued, entered or enforced any Law or Order, or commenced any Legal Proceeding, which is then pending or in effect that seeks to restrain, enjoin or otherwise prohibit, or has the effect of restraining, enjoining or otherwise prohibiting, the consummation of the transactions contemplated hereby;

(b) the Regulatory Approval shall have been obtained;

(c) the Antitrust Approval shall have been obtained; and

(d) the Parent Stockholder Approval shall have been obtained.

9.4. Frustration of Closing Conditions. None of Purchaser, Seller or AI Brazil may rely on the failure of any condition set forth in Section 9.1, Section 9.2 or Section 9.3 to be satisfied if such Party’s material breach of this Agreement was the direct and primary cause of the failure of any such condition to be satisfied.

ARTICLE 10. PARENT INDEMNIFICATION

10.1. Survival.

(a) The representations and warranties contained in ARTICLE 4 and ARTICLE 6 (together with any right to assert any claim with respect thereto) will survive the Closing and will remain in full force and effect until 5:00 p.m., New York City time, on the date that is the 18-month anniversary of the Closing Date, at which time they will terminate, except that the Seller Fundamental Representations will survive the Closing (together with any right to assert any claim with respect thereto) and remain in full force and effect indefinitely. The covenants and agreements contained in this Agreement that are to be performed in full on or prior to the Closing will survive the Closing (together with any right to assert any claim with respect thereto) and will thereafter terminate at 5:00 p.m., New York City time, on the date that is the 18-month anniversary of the Closing Date. The covenants and agreements that are to be performed in whole or in part after the Closing will survive the Closing (together with any right to assert any claim with respect thereto) until performed in accordance with their terms.

(b) Notwithstanding Section 10.1(a), if Parent voluntarily adopts, enters into or becomes subject to any plan of complete liquidation or dissolution, or involuntarily becomes subject to an order of liquidation, dissolution or winding up (any such event, a “Parent Liquidation Event”), then the representations, warranties, covenants and agreements set forth in ARTICLE 4 and ARTICLE 6 of this Agreement will terminate on the earlier of (a) the survival date for such representation, warranty, covenant or agreement provided in Section 10.1(a) and (b) the expiration of the period during which Persons having a claim against Parent may notify Parent of such claims in connection with such Parent Liquidation Event (which Parent acknowledges and agrees shall in no event be earlier than the 18-month anniversary of the Closing Date). Parent shall provide express written notice to Purchaser of the date of such expiration described in clause (b) of the foregoing sentence not later than 180 days prior to its occurrence. The last day on which a representation and warranty, covenant or agreement survives pursuant to this Section 10.1 is referred to herein as the “Limitation Date” with respect to such representation and warranty, covenant or agreement. No claim for indemnification pursuant to this ARTICLE 10 may be brought following the applicable Limitation Date; provided, however, that if a Third Party Claim Notice or a Direct Claim Notice has been given to the Indemnifying Party on or prior to the applicable Limitation Date, the applicable claim or claims set forth in such notice will survive until satisfaction or other resolution thereof, and may be amended after the date of such notice (including, for the avoidance of doubt, after the applicable Limitation Date) to allow for adjusted Damages based on the facts and circumstances giving rise to such claim. In the event that (A) a Parent Liquidation Event has occurred and (B) an executive officer of Parent certifies to Purchaser in writing that the effective date for such Parent Liquidation Event will occur within six months of the delivery of such certificate, the Parties agree to submit any unresolved claims for indemnification under this ARTICLE 10 to arbitration in accordance with Section 13.2.

10.2. Indemnification by Parent. Subject to the limitations set forth in this ARTICLE 10 and elsewhere in this Agreement, from and after the Closing, Parent will indemnify, defend and hold harmless Purchaser and its Affiliates (including the Entities) and their respective officers and directors (collectively, the “Purchaser Indemnitees”) from and against any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages (including consequential damages, to the extent reasonably foreseeable), liabilities, Taxes, costs and expenses, including interest, penalties and attorneys’ fees and expenses (“Damages”) that a Purchaser Indemnitee actually suffers resulting from, arising out of or incurred in connection with: (a) any failure of any representation or warranty in ARTICLE 4 or ARTICLE 6 to be true and correct as of the date of this Agreement or as of the Closing Date as if given as of such date (except to the extent that such representation and warranty speaks only as of a particular date, in which case, as of such date), (b) any nonfulfillment, violation or breach of any covenant or agreement made by Seller or Parent in this Agreement, (c) the NII Internal Reorganization, (d) any Intercompany Notes Modification, provided that this clause (d) shall not apply with respect to Taxes that arise out of or are incurred in connection with actions taken by Parent or its applicable Subsidiary at the express written request of Purchaser in accordance with Section 8.15 or (e) any nonfulfillment, violation or breach of Parent or any of its Affiliates of the Indenture. For the purposes of this ARTICLE 10, with respect to any representation or warranty that is limited or qualified by any materiality or Seller Material Adverse Effect qualification or any similar qualification, the occurrence of any failure of such representation or warranty to be true and correct, and the amount of Damages subject to indemnification hereunder, will be determined as if any such qualifications were not contained therein; provided, however, that this sentence will not apply to (i) any such qualifications contained in the definition of any defined term used herein, or (ii) the representation and warranty set forth in Section 6.20(b).

10.3. Tax Indemnification. From and after the Closing, Seller and Parent shall indemnify, defend and hold harmless Purchaser Indemnitees from and against any and all Damages (including Taxes) resulting from, arising out of or incurred in connection with:

(a) any Pre-Closing Taxes;

(b) any Tax liability imposed on an Entity as a result of such Entity having been a member of a consolidated, joint, unitary or combined group for any U.S. or non-U.S. Tax purpose (other than such group the common parent of which was the Company); and

(c) Seller’s share of any Transfer Taxes pursuant to Section 12.7.

10.4. Indemnification Procedures.

(a) If a Purchaser Indemnitee desires to assert any claim for indemnification provided for under this ARTICLE 10 in respect of, arising out of or involving a claim or demand made by any Person (other than a Party or Affiliate thereof) against the Purchaser Indemnitee (a “Third Party Claim”), such Purchaser Indemnitee will notify Parent (the “Indemnifying Party”), in writing of such Third Party Claim specifying in reasonable detail (to the extent known) the nature and basis for each such claim or demand, and the amount or the estimated amount of Damages sought thereunder to the extent then ascertainable (which estimate will not be conclusive of the final amount of such Third Party Claim) (a “Third Party Claim Notice”) promptly after receipt by such Purchaser Indemnitee of written notice of the Third Party Claim; provided, however, that the failure to timely give such notice will not reduce the Damages for which the Indemnifying Party is obligated to indemnify the Purchaser Indemnitee under this ARTICLE 10 except to the extent actually prejudiced by such failure. The Purchaser Indemnitee will deliver to the Indemnifying Party, promptly after the Purchaser Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Purchaser Indemnitee relating to the Third Party Claim; provided, however, that failure to provide any such copies will not affect the indemnification obligations provided hereunder except to the extent of any Damages resulting from the prejudice of any claim or defense available to the Indemnifying Party as a result of such failure.

(b) If a Third Party Claim is made against a Purchaser Indemnitee, the Indemnifying Party will be entitled to participate in the defense thereof and, within 30 days of receiving a Third Party Claim Notice with respect to such Third Party Claim, may assume the defense thereof and select counsel to act in such defense (which counsel will be reasonably satisfactory to the Purchaser Indemnitee). Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Purchaser Indemnitee for legal expenses subsequently incurred by the Purchaser Indemnitee in connection with the defense thereof, unless, in the reasonable opinion of counsel to the Purchaser Indemnitee, counsel for the Indemnifying Party could not adequately represent the interests of the Purchaser Indemnitee because the interests of the Indemnifying Party are in conflict with those of the Purchaser Indemnitee. If the Indemnifying Party assumes such defense, the Purchaser Indemnitee will have the right to participate in the defense thereof and to employ counsel, at its own expense (except as provided in the immediately preceding sentence), separate from the counsel employed by the Indemnifying Party. The Indemnifying Party will be liable for reasonable fees and expenses of outside counsel employed by the Purchaser Indemnitee for any period during which the Indemnifying Party has not assumed the defense thereof and as otherwise contemplated by the two immediately preceding sentences. If the Indemnifying Party chooses to defend any Third Party Claim, the Purchaser Indemnitee will cooperate in the defense or prosecution thereof.

(c) If the Indemnifying Party, within 30 days after written notice of any such Third Party Claim (or sooner if the nature of the Third Party Claim so requires) (i) does not assume control of the defense or (ii) after assuming control of the defense, fails or ceases to diligently defend such Third Party Claim, which failure or cessation is not cured within 15 days after written notice thereof from the Purchaser Indemnitee, then the Purchaser Indemnitee will have the right to undertake the defense of such Third Party Claim, and (iii) the reasonable and documented fees and expenses of outside counsel to the Purchaser Indemnitee in connection therewith will be considered “Damages” for purposes of this Agreement; provided, however, that in no event will the fees and expenses of more than one outside counsel (in addition to one local counsel in each jurisdiction that is reasonably necessary) for the Purchaser Indemnitee with respect to a single Third Party Claim or a series of related Third Party Claims be considered “Damages” for purposes of this Agreement.

(d) The Indemnifying Party may pay, settle or compromise a Third Party Claim without the Purchaser Indemnitee’s prior written consent, so long as the Indemnifying Party assumes full responsibility for the payment of any amounts due with respect to such Third Party Claim, and any such payment, settlement or compromise (i) includes an immediate and unconditional release of the Purchaser Indemnitee and its Affiliates, officers and directors from all Liability in respect of such Third Party Claim, (ii) does not subject the Purchaser Indemnitee or any of its Affiliates, officers or directors to any injunctive relief or provide for any other non-monetary remedy, (iii) does not include a statement or admission of fault, culpability or failure to act by or on behalf of any Purchaser Indemnitee, and (iv) simultaneously with the effectiveness of such settlement, payment or compromise, the Indemnifying Party pays in full any obligation imposed on the Purchaser Indemnitee by such settlement, compromise or consent or such obligation is paid in full from the Escrow Account.

(e) The Parties will act in good faith in responding to, defending against, settling or otherwise dealing with any Third Party Claims, and cooperate in any such defense and give each other reasonable access during normal business hours and upon reasonable advance notice to all information relevant thereto. Without limiting the generality of this Section 10.4(e), the Party controlling the defense of any Third Party Claim will deliver, or cause to be delivered, to the other party copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of the Third Party Claim, and timely notices of, and the right to participate in any hearing or other court proceeding, meeting or negotiation relating to the Third Party Claim.

(f) If a Purchaser Indemnitee desires to assert any claim for indemnification provided for under this ARTICLE 10 other than a claim in respect of, arising out of or involving a Third Party Claim (a “Direct Claim”), such Purchaser Indemnitee will notify the Indemnifying Party in writing of such Direct Claim, specifying in reasonable detail (to the extent known) the nature and basis for each such claim and the amount or the estimated amount of Damages sought thereunder to the extent then ascertainable (which estimate will not be conclusive of the final amount of such Direct Claim), and, to the extent practicable, any other material details pertaining thereto (a “Direct Claim Notice”); provided, however, that the failure to timely give such notice will not reduce the Damages for which the Indemnifying Party is obligated to indemnify the Purchaser Indemnitee under this ARTICLE 10 except to the extent of such Damages resulting from the Indemnifying Party being prejudiced by such failure.

10.5. Limitations on Indemnification.

(a) Parent will have no liability for any claim for indemnification pursuant to Section 10.2(a) (i) in respect of any individual item, or group of related items, where the amount of Damages relating thereto is less than $50,000 in the aggregate (the “De Minimis”) (provided that Parent shall be liable for all claims of $50,000 or greater from the first Dollar of damages incurred (subject to the Basket Amount)) and (ii) unless and until the aggregate amount of Damages for which it would be responsible for claims hereunder exceeds an amount equal to $7,000,000 (the “Basket Amount”), in which case Parent will, subject to the other limitations hereunder, be liable for all Damages from the first Dollar of Damages incurred. Notwithstanding the foregoing, the limitations set forth in this Section 10.5(a) will not apply to any claim for indemnification in respect of a breach or inaccuracy of the Seller Fundamental Representations.

(b) The maximum aggregate amount of indemnifiable Damages payable by Parent in respect of claims pursuant to Section 10.2(a) (other than in respect of a breach or inaccuracy of the Seller Fundamental Representations) or Section 10.3(a) (any such claim described in the foregoing, a “General Claim”) will not exceed the Escrow Amount.

(c) Subject to the requirements of Section 10.6(b) (to the extent applicable), no party hereto will be obligated to indemnify any other Person with respect to any Damages to the extent the amount of such Damages was included in the calculation of the adjustments reflected in the Final Purchase Price pursuant to Section 2.4 (to the extent so included).

(d) The Parties agree and acknowledge that, for any amounts finally determined to be payable by Parent in respect of General Claims, such amounts will be paid solely from funds then available in the Escrow Account and Parent will not be obligated to pay any such amounts remaining unpaid after the funds in the Escrow Account have been exhausted; provided, however, that, if funds remaining in the Escrow Account are not sufficient to pay any General Claim as a result of funds having been released previously for claims pursuant to Section 10.2 or Section 10.3 (in each case, other than General Claims), then Parent will be obligated to pay in full any such deficiency, up to the amount of funds from the Escrow Account that were released to a Purchaser Indemnitee in respect of claims pursuant to Section 10.2 or Section 10.3 (in each case, other than General Claims). The Parties agree and acknowledge that, for any amounts finally determined to be payable by Parent in respect of claims pursuant to Section 10.2 or Section 10.3 (in each case, other than General Claims), in each case, such amounts will be paid first from funds then available in the Escrow Account only to the extent Purchaser elects, by written notice to Parent, to have such amounts paid from the Escrow Account and Parent will be obligated to pay any such amounts not paid from the Escrow Account.

(e) Notwithstanding anything to the contrary in this Agreement, in no event will the Indemnifying Party have any liability to any Purchaser Indemnitee for any exemplary or punitive damages, except to the extent payable to a third party in connection with a Third Party Claim.

10.6. Indemnity Payments.

(a) Subject to Section 10.5(e) and Section 10.6(b), (i) the Indemnifying Party will pay all amounts payable pursuant to this ARTICLE 10, by wire transfer of immediately available cash funds in Dollars, promptly following receipt from a Purchaser Indemnitee of a bill for Damages that are the subject of indemnification hereunder, unless the Indemnifying Party in good faith reasonably disputes the Damages, in which event it will promptly notify the Purchaser Indemnitee, and (ii) in any event, the Indemnifying Party will pay to the Purchaser Indemnitee, by wire transfer in immediately available cash funds in Dollars, the amount of any Damages for which it is liable hereunder no later than three days following any determination of such Damages and the Indemnifying Party’s liability therefor. A “determination” will exist when (A) the parties to the dispute have agreed on a resolution to the dispute, (B) a court of competent jurisdiction will have entered a final order or judgment, or (C) an arbitration or like panel will have rendered a final determination with respect to disputes the parties have agreed to submit thereto.

(b) The amount of Damages recoverable by a Purchaser Indemnitee pursuant to this ARTICLE 10 with respect to an indemnity claim shall be reduced by (i) the amount of insurance proceeds or other amounts actually recovered by such Purchaser Indemnitee with respect to the Damages to which such indemnity claim relates, net of any retention, deductible or collection costs and expenses in connection therewith or increases in premiums payable as a result thereof; (ii) the amount of any available judicial deposits directly relating to such indemnity claim to the extent actually recovered by such Purchaser Indemnitee and (iii) the amount of any accrual or reserve to the extent specifically identified as relating to the subject of such indemnity claim and expressly included as a current liability in the calculation of Closing Net Working Capital and taken into account in the calculation of the Final Purchase Price. A Purchaser Indemnitee will use its commercially reasonable best efforts to obtain the release of available judicial deposits directly related to any Damages claims prior to seeking indemnification under this Agreement. If an insurance recovery is made by the Purchaser Indemnitee or any of its Affiliates (including recovery of any judicial deposits) with respect to any Damages for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (net of any retention, deductible or collection costs and expenses in connection therewith or increases in premiums payable as a result thereof) shall be made promptly to Parent.

10.7. Exclusivity of Indemnity. Except in the case of actual fraud (as to which none of the limitations set forth in this ARTICLE 10 will apply), and subject to Section 13.2, from and after the Closing, the rights of any Purchaser Indemnitee under this ARTICLE 10 or ARTICLE 11 will be the sole and exclusive remedy of such Purchaser Indemnitee for monetary damages with respect to claims for breach or inaccuracy of any of the representations, or warranties, or breach of any of the covenants and agreements, in each case, that are indemnifiable under this ARTICLE 10 or ARTICLE 11; provided, however, that the provisions of this Section 10.7 shall not prevent or limit the rights of the Parties with respect to Section 2.4.

10.8. Successors. The obligations of Parent under this ARTICLE 10 are intended to be, and will be, binding upon (a) any successors or assigns of Parent or Seller, (b) any trustee, examiner, receiver, or other representative of Parent’s or Seller’s estate and (c) any other Person vested or revested with any right, title or interest in or to a material portion of, or claiming any rights in or control over a material portion of, Parent’s or Seller’s assets as if such Person were Parent hereunder. Parent shall not take, nor shall it permit any of its Affiliates or its or their respective Representatives, to directly or indirectly take any action that is intended or designed to circumvent or avoid Parent’s obligations under this ARTICLE 10 and ARTICLE 2.

10.9. Effect of Indemnification Payments. Unless otherwise required by applicable law, all amounts paid pursuant to this ARTICLE 10, ARTICLE 11 and ARTICLE 12 shall be treated by such parties as an adjustment to the Purchase Price. In the event that such amounts are not considered as an adjustment to the Purchase Price, the amount of Damages shall be increased to offset the estimated amount of any Taxes payable by the relevant Purchaser Indemnitee as a result of the receipt of the relevant indemnification payments.

ARTICLE 11. AI BRAZIL INDEMNIFICATION

11.1. Survival. The representations and warranties contained in ARTICLE 5 of this Agreement (together with any right to assert any claim with respect thereto) will survive the Closing and will remain in full force and effect until 5:00 p.m., New York City time, on the date that is the 18-month anniversary of the Closing Date, at which time they will terminate, except that the AI Brazil Fundamental Representations will survive the Closing (together with any right to assert any claim with respect thereto) and remain in full force and effect indefinitely. The covenants and agreements contained in this Agreement that are to be performed by AI Brazil in full on or prior to the Closing will not survive the Closing, except that such covenants and agreements that are related to the actions and deliveries of AI Brazil at Closing pursuant to Section 3.2(b)(i) shall survive the Closing (together with any right to assert any claim with respect thereto) and will thereafter terminate at 5:00 p.m., New York City time, on the date that is the 18-month anniversary of the Closing Date. The covenants and agreements that are to be performed by AI Brazil in whole or in part after the Closing will survive the Closing (together with any right to assert any claim with respect thereto) until performed in accordance with their terms.

11.2. Indemnification by AI Brazil. Subject to the limitations set forth in this ARTICLE 11 and elsewhere in this Agreement, from and after the Closing, AI Brazil will indemnify, defend and hold harmless the Purchaser Indemnitees from and against any and all Damages that a Purchaser Indemnitee actually suffers exclusively resulting from, arising out of or incurred in connection with (a) any failure of any representation or warranty made by AI Brazil in ARTICLE 5 to be true and correct as of the date of this Agreement or as of the Closing Date as if given as of such date (except to the extent that such representation and warranty speaks only as of a particular date, in which case, as of such date); and (b) any nonfulfillment, violation or breach of any covenant or agreement made by AI Brazil in this Agreement. For the avoidance of doubt, AI Brazil shall not have any other obligation to indemnify the Purchaser Indemnitees for any Damages under this Agreement, except as set forth in this ARTICLE 11.

11.3. Indemnification Provisions. Sections 10.4, 10.5(a) (provided that, solely for purposes of this Section 11.3, $2,100,000 shall replace $7,000,000 in the definition of Basket Amount), 10.5(e), 10.6, 10.7 and 10.8 shall apply to this ARTICLE 11, mutatis mutandis.

11.4. Additional Limitations. The maximum aggregate amount of indemnifiable Damages payable by AI Brazil in respect of claims pursuant to (i) Section 11.2(a) (other than in respect of a breach or inaccuracy of the AI Brazil Fundamental Representations) will not exceed $9,000,000 and (ii) this ARTICLE 11 shall not exceed the Final AI Brazil Payment.

ARTICLE 12. TAX MATTERS

12.1. Tax Returns.

(a) Pre-Closing Tax Returns. Seller shall prepare and file, or shall cause to be prepared and filed, all Tax Returns required by applicable law to be filed by any Entity for any Pre-Closing Tax Period (other than a Straddle Period) on a timely basis (taking into account any extensions received from the relevant Tax Authorities). Such Tax Returns shall be true, correct and complete in all material respects. Seller shall prepare such Tax Returns on a basis consistent with those prepared for prior taxable periods unless a different treatment of any item is required by applicable Law, including an intervening change in Law. Purchaser may elect to receive a copy of such Tax Return by submitting written notice of such election, in which case Seller shall deliver a copy of such Tax Return to Purchaser within five Business Days of receiving notice of Purchaser’s election. Seller shall pay or cause to be paid all Taxes indicated as due and payable on such Tax Returns, except to the extent the amount of such Taxes has already been specifically reflected as a liability in the calculation of Closing Net Working Capital and taken into account in determining the Final Purchase Price.

(b) Post-Closing Tax Returns That Include Pre-Closing Taxes. Purchaser shall be responsible for preparing and filing all other Tax Returns with respect to the Company or any Entity that are required to be filed (including for a Straddle Period) by the Company or such Entity. Such Tax Returns shall be true, correct and complete in all material respects. Purchaser shall prepare such Tax Returns on a basis consistent with those prepared for prior taxable periods unless a different treatment of any item is required by applicable Law, including an intervening change in Law. To the extent any such Tax Return includes Pre-Closing Taxes for which Seller or Parent may be liable under this Agreement (after taking into account any reasonably available exemption, deduction, credit or other item arising from Pre-Closing Taxes to reduce the amount of Pre-Closing Taxes), Seller may elect to receive a copy of such Tax Return by submitting written notice of such election, in which case Purchaser shall deliver a copy of such Tax Return to Seller within five Business Days of receiving notice of Seller’s election.

12.2. Apportionment. For purposes of this Agreement, in order to apportion appropriately any Taxes relating to a Straddle Period, the Parties hereto shall, to the extent permitted or required under applicable Law, treat the Closing Date (as of the close of business) as the last day of the taxable year or period of the Entities for all Tax purposes. In any case where applicable Law does not permit any Entity to treat the Closing Date as the last day of the taxable year or period, the portion of any Taxes that are allocable to the Pre-Closing Straddle Period shall be (x) in the case of Taxes that are imposed on a periodic basis, the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis (such as real property taxes), the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the Straddle Period ending on (and including) the Closing Date (as of the close of business) and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and (y) in the case of Taxes not described in (x), the amount that would be payable if the taxable year or period ended on the Closing Date (as of the close of business) based on an interim closing of the books (and for such purpose, the taxable period of any entity in which an Entity holds a beneficial interest will be deemed to terminate at such time). For purposes of clause (y) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis, determined by multiplying the entire amount of such item allocated to the Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 12.2 shall be computed by reference to the level of such items on the Closing Date.

12.3. Reimbursement. If either Purchaser or Seller (the “Paying Party”) pays a Tax for which the other (the “Non-Paying Party”) is liable in accordance with Section 10.3, including any Pre-Closing Taxes paid in connection with a Tax Return described in Section 12.1(b) (but only to the extent the amount of such Taxes has not already been specifically reflected as a liability in the calculation of Closing Net Working Capital and taken into account in determining the Final Purchase Price), the Paying Party shall be entitled to reimbursement from the Non-Paying Party in accordance with this Section 12.3. Upon payment of any such Tax, the Paying Party shall present a statement to the Non-Paying Party setting forth the amount of reimbursement to which the Paying Party is entitled, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The Non-Paying Party shall make such reimbursement promptly, in immediately available funds, but in no event later than five Business Days after the presentation of such statement.

12.4. Tax Contests.

(a) If a written notice of deficiency, proposed adjustment, adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim relating to Taxes (a “Tax Claim”) is delivered or sent to or commenced or initiated against any of the Entities by any Tax Authority with respect to Taxes or Tax Returns of any of an Entity for which Purchaser or its Affiliates may reasonably be entitled to indemnification pursuant to Section 10.3, Purchaser or its Affiliates will promptly notify Seller in writing of the Tax Claim; provided, however, that the failure to timely give such notice will not limit and reduce Purchaser’s right to indemnification hereunder except to the extent that the Indemnifying Party is prejudiced thereby.

(b) With respect to Tax Claims of or relating solely to Taxes of an Entity for any Pre-Closing Period for which Parent and Seller may be liable under Section 10.3, Parent may, upon written notice to Purchaser, assume and control the defense of such Tax Claim at its own cost and expense and with its own counsel, provided that Parent and Seller first acknowledge their obligation to indemnify Purchaser for the asserted liability. Purchaser may retain separate co-counsel at its sole cost and expense and participate in the defense of the Tax Claim (including participation in any relevant meetings and conference calls). Parent or Seller (as applicable) will not enter into any settlement with respect to any such Tax Claim without Purchaser’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed, and will keep Purchaser informed of all developments and events relating to all Tax Claims the defense of which is controlled by Parent or Seller, as applicable (including promptly forwarding copies to Purchaser of any related correspondence).

(c) With respect to Tax Claims of or relating to Taxes of any Entity for a Straddle Period, Purchaser will control the contest of any such Tax Claim at its own cost and expense. To the extent any such contest relates to Taxes for which Parent and Seller might be liable under Section 10.3 or this ARTICLE 12, Parent may retain separate co-counsel at their sole cost and expense and participate in the defense of the Tax Claim (including participation in any relevant meetings and conference calls). Purchaser will not enter into any settlement with respect to any such Tax Claim without Parent’s prior written consent, which will not be unreasonably withheld, conditioned or delayed, and Purchaser will keep Parent informed of all developments and events relating to such Tax Claim (including promptly forwarding copies to Parent of any related correspondence).

(d) With respect to Tax Claims of or relating solely to Taxes of an Entity for any Post-Closing Period, Purchaser will control the defense of such Tax Claim at its own cost and expense and with its own counsel.

12.5. Cooperation. After the Closing, each of Purchaser and Parent will (and will cause their respective Affiliates, which in the case of Parent includes Seller, to): (a) assist the other party in preparing and filing any Tax Returns which such other party is responsible for preparing and filing in accordance with this ARTICLE 12; (b) reasonably cooperate with the other party in preparing for any audits of, or disputes with Governmental Authorities regarding, any Tax Returns which such other party is responsible for preparing and filing in accordance with this ARTICLE 12; (c) make available to the other party and to any Governmental Authority as reasonably requested all information, records and documents relating to Taxes of the Entities; (d) provide timely notice to the other Party (except for AI Brazil) in writing of any pending or threatened Tax audits or assessments of the Entities for taxable periods for which the other Party may have a Liability under Section 10.3 or this ARTICLE 12; (e) furnish the other Party with copies of all correspondence received from any Governmental Authority in connection with any Tax audit or information request with respect to any taxable period for which the other Party may have any liability under Section 10.3 or this ARTICLE 12; and timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes resulting from the transactions contemplated by this Agreement, and timely provide the other party with powers of attorney or similar authorizations necessary to carry out the purposes of this ARTICLE 12.

12.6. Tax Sharing Agreements. All tax sharing agreements, arrangements, policies and guidelines, formal or informal, express or implied, to which any Entity may be a party or subject, and all rights and obligations thereunder shall terminate as of the Closing Date, and no Entity shall have any liability thereunder for any and all amounts due in respect of periods prior to the Closing Date.

12.7. Transfer Taxes. Any Transfer Taxes imposed as a result of the transactions contemplated by this Agreement will be borne 50% by Purchaser and 50% by Seller. The Party so required by applicable Law will file all necessary Tax Returns and other documentation with respect to all Transfer Taxes, except that any such filings required to be made by AI Brazil shall be made by Parent or Seller, and, if required by the applicable Law, the other Party will, and will cause its Affiliates to join in the execution of any such Tax Returns and other documentation. If a Party is required under Section 10.3 to indemnify the other Party in respect of any Transfer Taxes, the amount of the indemnification will be an amount equal to the amount by which the other Party has paid or is obligated to pay exceeds 50% of the total amount of such Transfer Taxes.

12.8. Tax Matters Dispute. If, after negotiating in good faith, the Parties (except for AI Brazil) are unable to reach an agreement relating to any Tax matter under this ARTICLE 12 within 30 days of receipt by a Party of written notice of such disagreement, the firm of the Independent Accountant shall select an independent and impartial partner from such firm with significant experience related to tax disputes (the individual so selected, the “Independent Tax Professional”) to resolve the dispute. The determination of the Independent Tax Professional shall be final and binding on Parent, Seller and Purchaser.

12.9. Purchaser Tax Acts. Purchaser shall not (a) amend any Tax Return for a Pre-Closing Tax Period or (b) make any Tax election with retroactive effect to any Pre-Closing Tax Period, in each case to the extent such amendment or election could reasonably be expected to increase the Liability of Seller or any of its Affiliates for Taxes (including any obligation to indemnify in respect of Taxes pursuant to this Agreement), without Seller’s or Parent’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed.

ARTICLE 13. MISCELLANEOUS

13.1. Expenses. Except as otherwise provided in this Agreement, whether or not the transactions contemplated hereby are consummated, all costs and expenses (including any finder’s or investment banker’s fees and attorneys’ and accountants’ fees) incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated hereby and the consummation of the transactions contemplated hereby and thereby will be paid by the Party incurring the expense.

13.2. Remedies.

(a) Injunctive Relief. Damages at law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement, and, accordingly, each Party will be entitled to injunctive relief with respect to any such breach, including specific performance of such covenants or an order enjoining a Party from any threatened, or from the continuation of any actual, breach of the covenants contained in this Agreement. The rights set forth in this Section 13.2 will be in addition to any other rights that a Party may have at law or in equity.

(b) Arbitration. When Parent determines, in good faith, that it will make its final liquidity distribution within six months, it shall deliver to Purchaser an officer’s certificate so stating (the date of such certificate, which shall not be prior to the second anniversary of the Closing Date, the “Liquidation Certificate Date”). If the Liquidation Certificate Date occurs on or before any time at which any claims for indemnification under ARTICLE 10 have been made but not yet resolved, then Parent and Purchaser shall, as promptly as reasonably practicable, submit all pending and unresolved indemnification claims to be finally settled by binding arbitration administered by the International Chamber of Commerce (the “ICC”) in accordance with the Rules of Arbitration of the ICC then in effect (the “ICC Rules”), except as modified herein. The arbitrators shall be instructed to determine the amount of damages that would reasonably be expected to arise from such unresolved claims, which amount, when determined by the arbitrators, shall be immediately payable by Seller and Parent to Purchaser in satisfaction of such unresolved claims. The Parties agree that there shall be a tribunal of three arbitrators, one of whom shall be appointed by Parent and one of whom shall be appointed by Purchaser, in each case, within 15 days of the date of notice of arbitration from either Party, and the third arbitrator, who shall chair the arbitral tribunal, shall be appointed by the party-appointed arbitrators within 15 days of the appointment of the second arbitrator. Any arbitrator not timely appointed as provided herein shall, upon request of any party, be promptly appointed by the ICC in accordance with the ICC Rules. The decision of the arbitral tribunal shall be determined by a majority of the tribunal. The tribunal’s award shall be made as promptly as practicable, and in any event within 90 days after the appointment of the arbitral tribunal, provided that failure to adhere to this time limit shall not be a basis for challenging the award or a defense or objection to its confirmation or enforcement. The arbitral tribunal shall have the authority to grant monetary damages only, which may include the release of any amounts remaining in the Escrow Account, and shall have no jurisdiction to vary the express terms of this Agreement. The award shall be in writing and shall state the reasons for the award. The arbitration shall be conducted in the English language and the seat and place of arbitration shall be in New York County, New York.

13.3. Governing Law; Submission to Jurisdiction. This Agreement will be governed by and construed in accordance with the Laws of the State of New York applicable to Contracts made and performed in such State. In connection with the resolution of any claim or dispute arising out of or in connection with this Agreement or the transactions contemplated hereby, subject to Section 13.2(b), the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of (i) the United States District Court for the Southern District of New York sitting in New York County or the Commercial Division, Civil Branch of the Supreme Court of the State of New York

sitting in New York County and any appellate court thereof or (ii) the Chancery Court of the State of Delaware and any state appellate court thereof within the State of Delaware, or in the event that such court declines to accept jurisdiction over a particular matter, in any state or federal court located within the State of Delaware. The Parties irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in any such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

13.4. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 13.4 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

13.5. Entire Agreement; Amendments and Waivers. (a) This Agreement (including the Schedules and Exhibits to this Agreement) represents the entire understanding and agreement between the Parties with respect to the subject matter of this Agreement.

(b) This Agreement may be amended, supplemented or changed, and any provision of this Agreement may be waived, only by written instrument making specific reference to this Agreement signed by (i) all Parties, in the case of any amendment, supplement or modification or (ii) the Party against whom enforcement of any such waiver is sought, in the case of any waiver.

(c) No action taken pursuant to this Agreement, including any investigation by or on behalf of a Party will be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement will not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

13.6. Notices. All notices and other communications under this Agreement will be in writing and will be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission) or email, or (c) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision):

If to Parent or NIIH, to:

NII Holdings, Inc.

12110 Sunset Hills Road, Suite 600

Reston, VA 20190

Attention: Shana C. Smith, General Counsel

Facsimile No.: 703-390-5191

Email: Shana.Smith@nii.com

With a copy (which will not constitute notice) to:

Jones Day

250 Vesey Street

New York, New York 10281

Attention: S. Wade Angus

Facsimile No.: 212-755-7306

Email: swangus@jonesday.com

If to AI Brazil, to:

AI Brazil Holdings B.V.

c/o: Access Industries

6th Floor, Marble Arch House

66 Seymour Street

London, W1H 5BT

Attention: Edward McCarthy and Lowri Westry

Facsimile No.: +44 207569 0079

Email: emccarthy@accind.com; legalnotices@accind.com

With a copy (which will not constitute notice) to:

Sidley Austin LLP

1999 Avenue of the Stars, 17th Floor

Los Angeles, California

Attention: Matthew Thompson; Geoffrey Levin

Facsimile No.: 310-595-9501

Email: mthompson@sidley.com; glevin@sidley.com

If to Purchaser, to:

América Móvil, S.A.B. de C.V.

Lago Zurich 245, Edificio Telcel, Piso 16

Colonia Granada Ampliación

México, D.F. 11529

Attention: Alejandro Cantú Jiménez, General Counsel

Email: acantu@americamovil.com

With a copy (which will not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: Neil Whoriskey

Facsimile No.: 212-225-3999

Email: nwhoriskey@cgsh.com

13.7. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

13.8. Binding Effect; Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement will create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by any Party, directly or indirectly (by operation of Law or otherwise), without the prior written consent of the other Parties and any attempted assignment without the required consents will be void. No assignment will relieve the assigning Party of any obligation. Upon any permitted assignment, the references in this Agreement to the assigning Party will also apply to any such assignee unless the context otherwise requires.

13.9. Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of a Party, nor any present or future director of Nextel Holdings, will have any liability for any obligations or liabilities of such Party or of Nextel Holdings (as applicable) under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. On the Closing Date, Purchaser shall (or shall cause its applicable Affiliate to) adopt the shareholder resolutions contemplated by Section 3.2(a)(iv), acknowledging the resignation of the current managers of Nextel Holdings or the Company (as applicable) with effect upon the Closing and granting such managers provisional discharge in respect of the performance of their duties as managers of Nextel Holdings or the Company (as applicable). After the Closing, to the extent applicable after the Closing, Purchaser shall (or shall cause its applicable Affiliate to) confirm such discharge at the next two annual general meetings of the shareholders of Nextel Holdings and the Company, in connection with approval of the financial statements for the years 2018 and 2019 at the time of approval of Nextel Holdings’ and the Company’s financial statements for the years 2018 and 2019, such discharge to then be a full and unconditional manager discharge for performance of their duties as managers.

13.10. Legal Representation. Purchaser acknowledges and agrees that Jones Day has acted as counsel for NIIH and Parent, and that, in the event of any post-Closing disputes between the Parties, NIIH and Parent reasonably anticipate that Jones Day will represent them in such matters. Accordingly, Purchaser expressly consents to Jones Day’s representation of one or more of NIIH and Purchaser in any post-Closing matter in which the interests of Purchaser on the one hand and any of NIIH and Parent, on the other hand, are adverse, whether or not such matter is one in which Jones Day may have previously advised any of NIIH, Parent or their respective Affiliates, and consents to the disclosure by Jones Day to any of NIIH, Parent or their respective Affiliates of any information learned by Jones Day in the course of its representation of NIIH and Parent, whether or not such information is subject to attorney-client privilege or Jones Day’s duty of confidentiality.

13.11. Parent Guarantee. In connection with the transactions contemplated by this Agreement, Parent hereby irrevocably, absolutely and unconditionally guarantees the due, punctual and complete performance and payment (and not merely collection) in full of all obligations and liabilities of the Entities, NIIH and its Affiliates under this Agreement and the Company Share Transfer Agreement, and all obligations and liabilities of the Company under the Nextel Holdings Share Transfer Agreement, as and when due and payable or required to be performed pursuant to any provisions of this Agreement, the Nextel Holdings Share Transfer Agreement and the Company Share Transfer Agreement, subject to the terms and conditions hereof and thereof (the “Guaranteed Obligations”) and agrees that Purchaser and AI Brazil shall be entitled to enforce directly against Parent any of the Guaranteed Obligations. To the fullest extent permitted by applicable Law, Parent waives presentment to, demand of payment from and protest to any other Person of any of the Guaranteed Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. The obligations of Parent hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations, or otherwise. In the event that Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) other than as contemplated by this Agreement, transfers or conveys all or substantially all of its properties and other assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section 13.11.

13.12. Release. Effective as of the Closing, Seller and AI Brazil, for itself and on behalf of each of its Affiliates and each of its and their respective past and present predecessors, successors and assigns (collectively, the “Seller Releasing Persons”), hereby absolutely, unconditionally and irrevocably releases, discharges and covenants not to sue, to the fullest extent permitted under applicable Law, Purchaser and each of its Subsidiaries (including, for the avoidance of doubt, the Entities) and each of its and their respective past and present directors, officers, employees, members, managers, partners, shareholders, Affiliates, agents and representatives (collectively, the “Purchaser Released Persons”) from any and all rights, claims, demands, actions, causes of action, judgments, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) that any Seller Releasing Person or any Person claiming through or under a Seller Releasing Person now has, has ever had or may hereafter have against the Purchaser Released Persons or any of them from any transaction, event, occurrence, action or inaction with respect to periods at or prior to the Closing arising out of or relating in any way to (a) any Seller Releasing Person’s relationship as a direct or indirect shareholder, member or manager of any of the Entities at or prior to the Closing, (b) the organization, management or operation of the Entities at or prior to the Closing, (c) any claim that the amounts payable to Seller or AI Brazil as set forth on the Payout Schedule are incomplete or inaccurate or that Seller or AI Brazil was entitled to receive payment of any different amount (subject to actual payment of the amounts set forth in the Payout Schedule to Seller or AI Brazil, as the case may be) and (d) that certain letter agreement entered into by and among Parent, NIIH and AI Brazil, and acknowledged by the Company, dated as of the date of this Agreement; provided, however, that this Section 13.12 shall not be deemed to include the release of any Claims against a Purchaser Released Person arising under this Agreement or any Ancillary Agreement (for the avoidance of doubt, other than the letter agreement referenced in clause (d) above) in accordance with the terms hereof or thereof.

13.13. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its officers thereunto duly authorized, as of the date first written above.

AMÉRICA MÓVIL, S.A.B. DE C.V.

By:	/s/ Alejandro Cantú Jiménez
Name: Alejandro Cantú Jiménez
Title: General Counsel

NII INTERNATIONAL HOLDINGS S.À R.L.

By:	/s/ Shana C. Smith
Name: Shana C. Smith
Title: Class B Manager

AI BRAZIL HOLDINGS B.V.

By:	/s/ Edward McCarthy
Name: Edward McCarthy
Title: Director
Signed pursuant to a power of attorney

NII HOLDINGS, INC.

By:	/s/ Daniel E. Freiman
Name: Daniel E. Freiman
Title: CFO